As filed with the Securities and Exchange Commission on December 28, 2006

Registration No. 333-137080

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2/A
Amendment No. 4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wireless Age Communications, Inc.
(Name of Small Business Issuer in its charter)

Nevada	4899	98-0336674
(State or other	Primary Standard	(I.R.S. Employer
Jurisdiction	Industrial Classification	Identification
of incorporation	Code Number	Number)
or organization)

6200 Tomken Road, Unit A
Mississauga, ON L5T 1X7
Canada
905-696-2850
(Address and telephone number of
principal executive offices and principal place of business)

Mr. Gary Hokkanen
Chief Financial Officer
6200 Tomken Road, Unit A
Mississauga, ON L5T 1X7
Canada
905-696-2855
(Name, address, and telephone number of agent for service)

Copies to:
Travis Gering, Esq.
Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
(212) 509-5050

Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.001 per share(2)	5,000,000	$0.29	$1,450,000	$155.15
Common Stock, par value $.001 per share (3)	5,000,000	$0.29	$1,450,000	$155.15
				$310.30	*

* Previously paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) promulgated under the Securities Act of 1933, as amended.

(2) Represents 5,000,000 shares of common stock issuable upon conversion of the series A convertible preferred stock.

(3) Represents 5,000,000 shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated December 28, 2006

WIRELESS AGE COMMUNICATIONS, INC.

Prospectus

10,000,000 Shares of Common Stock

The selling stockholder may offer and sell from time to time up to an aggregate of 10,000,000 shares of our common stock that it may acquire from us upon conversion of series A preferred stock and exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholder of its shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $33,000.

Our common stock is quoted on the OTC Bulletin Board under the symbol WLSA.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholder has not engaged any underwriter in connection with the sale of its shares of common stock. The selling stockholders may sell its shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

    See "Risk Factors" beginning on page 7 to read about certain risks you should consider carefully before buying our shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated ____________________.__

TABLE OF CONTENTS

SUMMARY	5
RISK FACTORS	7
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	18
ABOUT THIS PROSPECTUS	19
USE OF PROCEEDS	19
DETERMINATION OF OFFERING PRICE	19
DILUTION	19
SELLING STOCKHOLDERS	20
PLAN OF DISTRIBUTION	22
LEGAL PROCEEDINGS	25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
DESCRIPTION OF BUSINESS	29
MANAGEMENT'S DISCUSSION AND ANALYSIS	35
EMPLOYEES	53
DESCRIPTION OF PROPERTY	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	54
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	58
EXECUTIVE COMPENSATION	59
CHANGE OF ACCOUNTANTS	64
EXPERTS	64
DESCRIPTION OF SECURITIES	64
INTEREST OF NAMED EXPERTS AND COUNSEL	68
COMMISSION POSITION ON INDEMNIFICATION	68
WHERE YOU CAN FIND MORE INFORMATION	68
FINANCIAL STATEMENTS (UNAUDITED) SECOND QUARTER 2006	69
FINANCIAL STATEMENTS (AUDITED) 2005 & 2004	87
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS	116
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	116
RECENT SALES OF UNREGISTERED SECURITIES	117
EXHIBITS	121
UNDERTAKINGS	126
SIGNATURES	128

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

Our Business

       Our business operations are grouped into two operating segments (Retail and Commercial) and primarily focus on provision of wireless telecommunications systems products and service solutions to carriers, wholesalers, distributors, retailers and end-users in Western Canada. Our current products and services include phone and data devices and accessories, land mobile, microwave and PCS/Cellular radio equipment, components and test equipment used by operators and manufacturers of wireless equipment, and power and battery supplies. We operate 9 retail stores, have sales offices in 13 locations across Canada, and three warehouses, along with a service department. We have significant business relationships with every major wireless telecommunication carrier in Canada. Our presence in the cellular, land mobile radio, satellite and fixed wireless markets allow us to bundle a full spectrum of products at the carrier, distributor, wholesaler and retail level across Canada. We conduct our business through the following subsidiaries:

• Prime Wireless Corporation

• Marlon Distributors Ltd.

• Prime Battery Products Limited

• Wireless Source Distribution Ltd.

• Wireless Age Communications Ltd. (99.7% ownership)

• DB Sim Holdings Ltd.

• 1588102 Ontario Inc.

• mmwave Technologies Inc.

• Knowlton Pass Electronics Inc.

The Retail operating segment consists of the operations of Wireless Age Communications Ltd. and the Commercial operating segment consists primarily of the operations of Wireless Source Distributions Ltd., Prime Wireless Corporation, mmwave Technologies Inc. and Knowlton Pass Electronics Inc.

The following chart illustrates our corporate structure:

Our Subsidiaries conduct the following business operations:

•	Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

•	Wireless Source Distribution Ltd. distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada.

•
Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors.

•
mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets, primarily in the manufacturing and service provider segments of the communications industry.

•
Knowlton Pass Electronics Inc. ("Knowlton Pass") Knowlton Pass operates under the trade name Wireless Works, and is active in the broadband wireless and Land Mobile Radio business in the Niagara region. The company provides voice and data services to a variety of government and industrial clients, including the Niagara Health System of hospitals, the Canadian Border Services Agency, and the Niagara Falls Fire Department.

•	Our subsidiaries Marlon Distributors Ltd., Prime Battery Products Limited, DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.

       We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004, mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass Electronics Inc. on July 29, 2005.

      Our Headquarters and Website

      Our headquarters are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada. Our telephone number is (905) 696-2850. More comprehensive information about our services and our products is available through our web site, which is located at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not incorporated by reference into this prospectus. More information can also be found online in our filings with the U.S Securities and Exchange Commission at http://www.sec.gov.

RISK FACTORS

      An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. We have identified below all material risks known to us and anticipated by us at present. Unforeseen risks and uncertainties may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to our Business

WE HAVE A LIMITED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS. IF WE ARE NOT SUCCESSFUL IN MANAGING AND GROWING OUR BUSINESS, THEN THE VALUE OF YOUR INVESTMENT MAY BE HARMED.

      The size and structure of our Company changed significantly since 2002. During the period from 2002 through 2005, we made several acquisitions. Our reports of operations since the dates of the acquisitions may not be sufficient to assess our future prospects.

      In light of the changing nature of our operations, our operating results are difficult to forecast, because they generally depend on market influences and the acceptability of our products. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts in new businesses due to a variety of factors, including:

•	Availability of all of the products we sell;

•	Availability in particular of certain cellular phones from other key products and suppliers to our retail business;

•	Cancellations or delays of major land mobile radio, PCS/Cellular or Broadband Wireless orders;

•	Reductions in consumer demand in Western Canada for our retail cellular products generally;

•	A reduction in the Average Revenue Per User (ARPU), in our cell phone business as a result of competitive factors could reduce our monthly residual payments to our retail business;

•	General business conditions in the Canadian Wireless market;

•	Increased costs charged by our cellular phone suppliers;

•	Cancellation of a key agreement such as with SaskTel Mobility or Manitoba Telecom Services;

•	Increased competition in the Canadian Wireless Market or reductions in the prices that we are able to charge;

•	Cancellations or delays of customer product orders, or the loss of a significant customer;

•	Reductions in general consumer demand for the types of products we sell;

•	Reductions in the average selling price for our products as a result of competitive factors;

•	Consequences of consumer acceptance and adoption of new product or service introductions, or delays in these types of introductions, by us or our competitors;

•	Increased costs charged by our suppliers or changes in the delivery of products to us;

•	Increased competition; and

•	Changes in technology and standards.

Accordingly, our financial results in any prior fiscal period are not necessarily indicative of results for future periods.

OUR LINES OF CREDIT MAY NOT BE SUFFICIENT TO FINANCE OPERATIONS AND WE MIGHT HAVE TO RELY ON OTHER SOURCES FOR ADDITIONAL FINANCING. IF WE ARE UNABLE TO SECURE OTHER FINANCING OR OTHER CREDIT SOURCES, OUR BUSINESS COULD BE HARMED.

We have a line of credit of approximately $680,000 (CAD$750,000) with a Canadian bank and factor facility of approximately $1,335,000 (CAD$1,500,000) with a Canadian lender. We have had difficulty funding the current level of operations through these lending facilities, particularly during the second quarter of fiscal 2006. In order to grow our business, and in particular, to provide the necessary funds to grow our mmwave business, we will require additional capital. In order to provide the necessary financing for the current operations of mmwave, we will require additional working capital during the 2006 and 2007 fiscal year. If we are unable to obtain the necessary financing we will not be able to fulfill our obligations under certain contracts, and this could harm the value of your investment in our Company.

OUR FINANCING AGREEMENTS MAY RESTRICT OUR ABILITY TO INCUR ADDITIONAL OR OTHER KINDS OF FINANCING

The Barron Partners Preferred Stock Purchase Agreement contains several limitations on our ability to obtain additional funding or use other types of financing instruments. For a period ending on the earlier of four years from August 3, 2006 or when the investors under the Preferred Stock Purchase Agreement no longer hold more than 5% of the common stock issuable under the Agreement, we are not able to issue preferred stock or convertible debt. In addition, during the same period, we are limited to borrowings of 2.5 times our earnings before interest, taxes, depreciation and amortization from continuing operations over the prior four quarters and the Barron Partners investors have a first right of refusal to participate in any funding, on a pro-rata basis, at 90% of the offering price. Lastly, as long as the Barron Partners investors hold common shares issuable under the Agreement, we are restricted from entering into variable rate or most favored nation transactions. These terms and conditions may restrict our ability to fund our operations and could harm your investment in our Company.
Under the terms of the Preferred Stock Purchase Agreement we entered into a Registration Rights Agreement, pursuant which we are obligated to register all shares issuable upon the conversion of the preferred stock and the exercise of the warrants. In the event that we cannot cause to have an effective registration statement with the SEC within 150 days of closing we have agreed to issue 6,570 addition preferred shares per day up to a total of 3,333,333 preferred shares as liquidated damages. If we are obliged to pay the liquidated damages, our shareholders would be subject to immediate and substantial dilution.

WE ARE IN BREACH OF CERTAIN FINANCIAL RATIO COVENANTS WITH OUR CANADIAN SENIOR WORKING CAPITAL LENDER AND THEREFORE WE MAY NOT BE ABLE TO RENEW THE LENDING FACILITY, WHICH COULD CAUSE HARM TO OUR BUSINESS.

At December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006 our actual liabilities to net tangible worth ratio was in excess of 2.5. We have been asked by our Canadian senior working capital lender to rectify this breach of financial ratio covenants we had made to such lender and we have been unable to do so as of the date of this prospectus. We are seeking replacement financing and may not be successful in doing so, which would cause harm to our business.

We have only been able to obtain incremental working capital financing utilizing accounts receivable factor facilities at extremely high interest rates. The continued or increased use of these types of lending facilities have and will continue to make it difficult for us to achieve overall profitability.

THERE ARE MINIMUM OPERATING PERFORMANCE REQUIREMENTS IN OUR FUNDING AGREEMENTS THAT IF NOT MET WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS.

We recently entered into a financing arrangement whereby we issued convertible preferred stock (the “Series A Preferred Shares”) and warrants (the “Warrants"). The initial conversion price of the Series A Preferred Shares is $0.14 per share and the initial exercise price of the “A” Warrants is $0.25 per share and $0.50 per share for the “B” Warrants. The initial conversion price of the Series A Preferred Shares will be subject to reduction adjustment if for the year-ended December 31, 2006 we earn, on a fully diluted pre-tax basis, between $0.006 and $0.012 per share from continuing operations but before non-recurring items. If our 2006 earnings per share are $0.08 (33.3% lower than the $0.012 target) for instance the initial conversion price will be reduced from $0.14 to $0.093 per share. If our 2006 earnings per share are equal to or less than $0.006 per share for the year-ended December 31, 2006, the conversion price will be reduced by 50% from $0.14 to $0.07 per share. In the event our 2007 earnings per share are between $0.034 and $0.069, the conversion price will be subject to proportionate reduction adjustment. For instance if our 2007 earnings per share are $0.055 (20% lower than the 2007 $0.069 target) the initial conversion price will be reduced from $0.14 to $0.112 per share. In the event our 2007 earnings per share are equal to or less than $0.034 per share, the conversion price will be reduced by 50%. The 2007 conversion price adjustment is cumulative to the 2006 conversion price adjustment, if any. The Series A Preferred Shares are also subject to adjustment for changes in share capitalization due to stock dividends, stock splits and stock reverse-splits. This adjustment shall be calculated with respect to the conversion value that shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before any such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

The initial exercise price for the “A” and “B” Warrants shall be subject to the same proportional and percentage adjustments as the conversion price of the Series A Preferred Shares in respect of our earnings per share for the fiscal years ended 2006 and 2007. In the event the Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of the respective Warrants, then the current exercise price per share for the Warrants shall be reduced to such lower price per share. Such reduction shall be made at the time such transaction is executed.

Non-recurring items are to include a recent loss from our investment in Midland International Corporation and the accounting effect of a special stock bonus issued to certain of our officers. In addition, if we were to dispose of certain operations, they could be accounted for as discontinued operations and would not affect whether we are subject to a conversion price adjustment. We are very carefully considering which operations are not strategic to our future direction. However, the sale or closing of any portion of our business may materially and adversely affect our business, results of operations and financial condition.

The conversion of the Series A Preferred Shares and the exercise of the Warrants may cause dilution to the existing shareholders. In the event we incur conversion price adjustments based on our 2006 and 2007 operating results, as described above, the dilution will increase. In addition the conversion of the Preferred Shares and the exercise of the Warrants may cause our stock price to decline. All of the these factors might harm your investment in our Company.

THE MAJORITY OF THE CONTRACTS WE HAVE RECENTLY ENTERED INTO ARE PERFORMANCE-BASED CONTRACTS THAT HAVE SPECIFIC QUALITY AND ON-TIME DELIVERY STANDARDS.

Failure by us to adhere to our contractual on-time performance standards will result in the reduction or elimination of our profits associated with such contracts. Many of these contracts are multi-year agreements, but in the event of our poor performance, such contracts could result in early termination. This could cause us not to achieve our planned levels of growth and could hurt your investment in our business.

OUR COMMERCIAL OPERATING SEGMENT IS BECOMING MORE ENGINEERING-FOCUSED AND THEREFORE THE RISKS ASSOCIATED WITH PRODUCT ENGINEERING ARE RISING.

In the past our commercial operating segment has been primarily involved in the distribution of products manufactured by others. However, recently, a rising proportion of our business, primarily in mmwave, involves the provision of engineering services, which is a more complex transaction involving engineering labor and design. Unsuccessful engineering designs, or complaints about design quality, may lead to customer dissatisfaction and may cause harm to your investment in our business.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY. IF WE OR OUR SUPPLIERS FAIL TO KEEP PACE WITH THESE ADVANCEMENTS, OUR BUSINESS COULD BE HARMED.

Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. Our products and services compete on the basis of the following characteristics:

• performance

• functionality

• reliability

• pricing

• quality

• designs that can be efficiently manufactured in large volumes

• our suppliers ability to bring new products and services to us on a timely basis, and

• compliance with industry standards.

To succeed in the future, our suppliers will need to improve existing products and continue to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. To a great extent our potential for success depends on the amount of research and development our suppliers carry out, much of which is self-funded. We cannot assure you that our suppliers will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive. If our suppliers fail to address one or more of these factors, there could be a material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

Our business plan includes the rapid expansion of each of our business units. A decline in the price of or demand for wireless products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. If we fail to execute our business plans in a timely and cost-effective manner, there could be a material adverse effect on our business, results of operations and financial condition with the consequence of harming the value of your investment in our Company.

OUR ACQUISITION STRATEGY INVOLVES RISKS, AND WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR STRATEGY. THE FAILURE OF OUR ACQUISITION STRATEGY COULD SIGNIFICANTLY IMPAIR THE VALUE OF YOUR INVESTMENT.

We seek to acquire companies that complement our business. We do not intend to seek stockholder approval for any such transactions unless required by applicable law or regulation. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms, or at all. If we make additional acquisitions, we also cannot be sure that any benefits anticipated from the acquisitions will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions. Such additional financing could be restricted by the terms of our debt agreements. This growth and continued development, if it materializes, could place a significant strain on our management and employees. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. The process of integrating acquired operations, including our recent acquisitions, into our existing operations may result in unforeseen operating difficulties. Addressing any of these issues may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. The integration of our acquisitions to-date have been small in relation to our size and we have not experienced difficulties with these integrations.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY. OUR FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS.

We face intense competition from other wireless retailers, distributors, and integrators, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering similar products to the same customers:

•
Our competitors in the Retail business are: (1) all wireless retailers that sell products of other carriers in Canada such as Rogers Wireless, Bell Mobility and Telus Mbility, (2) Jump.ca and Prairie Mobility who sell on behalf of the same carriers that we do, and (3) the carriers themselves (SaskTel and Manitoba Telephone System) who sell directly to large customers.

•
Our competitors in the Wholesale business consist primarily of other similar companies that sell a variety of radio and wireless products to Canadian dealers, such as Tessco, Alliance Corporation, White Radio and Allcan.

•
the primary competitors that our mmwave division faces are other specialty distributors such as Alliance Corporation and Cartel Communications as well as other systems integrators capable of designing and installing wireless networks, such as Cygnal Corporation.

•	Wireless Works competes primarily with incumbent and competitive local exchange carriers such as Telus, Bell Canada, and the cable companies such as Rogers and Cogeco.

Because our competitors are private entities and do not publicly report their business information, we are not certain of our market share in retail wireless markets. On the basis of general demographics we believe our market share is less than 10% in our chosen market, and less than 1% of the Canadian market overall. Some of our competitors are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in retailing and distributing wireless products. These advantages may allow our competitors:

•	to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

•	to engage in more extensive research and development;

•	to undertake more far-reaching marketing campaigns;

•	to be able to take advantage of acquisitions and other opportunities;

•	to adopt more aggressive pricing policies; and

•	make more attractive offers to potential employees, strategic partners and advertisers.

Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, which are substantially greater than ours. Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition.

WE DEPEND ON A FEW MANUFACTURERS TO OBTAIN OUR PRODUCTS. ANY SIGNIFICANT DELAY
IN OUR ABILITY TO OBTAIN ADEQUATE QUANTITIES OF OUR PRODUCTS FROM OUR SUPPLIERS
COULD CAUSE HARM TO OUR BUSINESS.

We contract with suppliers to obtain our products and our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. We currently acquire from Bell Distribution Inc., as a single source, substantially all of our cellular products. We do not have a formal supply agreement with Bell Distribution Inc. Our supply arrangement with Bell Distribution Inc. is governed through our agreements and relationships with SaskTel Mobility and Manitoba Telecom Services, which require us to purchase our hardware from Bell Distribution Inc. If Bell Distribution Inc. cannot meet our requirements, we may have to rely on other supply sources or identify and qualify new suppliers. The lead-time required to qualify a new supplier could range from approximately one to three months. Despite efforts to do so, we may not be able to identify or qualify new suppliers in a timely manner and these new suppliers may not allocate sufficient product to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR BUSINESS. THE LOSS OF ANY EXECUTIVE OFFICERS AND KEY PERSONNEL COULD ADVERSELY AFFECT OUR MANAGEMENT AND OPERATIONS.

Our success is largely dependent on the personal efforts of our Chairman and Chief Executive Officer, our Chief Financial Officer, and the leaders of our business units. We have employment agreements directly with all of the individuals we consider to be key executives; however, we have not obtained key-person life insurance on any of our executive officers or key employees.

OUR COMPANY’S SUCCESS WILL DEPEND ON OUR ABILITY TO HIRE AND RETAIN QUALIFIED EMPLOYEES. SHOULD WE FAIL TO DO SO, OUR OPERATIONS WILL BE ADVERSELY AFFECTED.

Our success is dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in Canada, where we are currently headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

OUR RETAIL BUSINESS DEPENDS SIGNIFICANTLY ON OUR BUSINESS RELATIONSHIPS WITH SASKTEL MOBILITY AND MANITOBA TELECOM SERVICES. ANY INTERRUPTION IN THESE BUSINESS RELATIONSHIPS COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

We have significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services, a full service communications company in Manitoba, Canada. We receive revenue by signing our retail customers to cellular service contracts with these carriers. Approximately 20% and 10% of our overall revenue is based on the SaskTel Mobility and Manitoba Telecom Services business relationship, respectively. Our operations could be adversely affected if our business relationships with these companies are not maintained. Any interruption in these business relationships could cause our business, financial condition and results of operations to suffer.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY. FAILURE TO PREDICT FUTURE DEMANDS COULD HARM OUR OPERATING RESULTS.

We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE. THEREFORE, YOU MAY NOT BE ABLE TO SELL YOUR STOCK AT A REASONABLY FORESEEABLE PRICE.

         Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

•	future announcements concerning us or our competitors;

•	the announcement or introduction of technological innovations or new products by us or our competitors;

•	changes in product pricing policies by us or our competitors;

•	additions or departures of key personnel;

•	general investor perception of our company;

•	negative market sentiment of the wireless industry;

•	a downturn in the economy in general; and

•	sales of our common stock.

These and other factors may negatively impact the market price of shares of our common stock and cause greater volatility in our stock price.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN IMPAIRMENT OF OUR FINANCIAL
CONDITION.

We are involved in a wrongful dismissal lawsuit with a former employee of mmwave. We believe the lawsuit is without merit. However, in the event that we are forced to pay damages for this, and similar lawsuits, our financial condition could be adversely impacted.

THE COMPANY COULD BE SUBJECT TO INFRINGEMENT CLAIMS WHICH COULD IMPAIR OUR FINANCIAL CONDITION.

Although we believe our products do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, we may become subject to infringement claims. Any such claims, with or without merit, could result in costly litigation. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. Since we plan to grow through an acquisition strategy, we may become liable for infringements incurred through the companies or assets we acquire in the future. Any infringement claim could have material adverse effect on our business, results of operations and financial condition with a further consequence of harming the value of your investment in our Company.

OUR GROWTH STRATEGY MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND MAY REDUCE THE VALUE OF YOUR INVESTMENT.

Since September 2002, we have issued approximately 18.8 million common  shares for five acquisitions representing an increase in outstanding shares of 153%. We plan to make several additional acquisitions over the next 12-36 months that may cause significant equity dilution to existing shareholders. All of our acquisitions during 2002 through 2005 were completed utilizing our common stock and we may continue this strategy in the future. In addition, we expect that most of our acquisitions will require working capital financing shortly after the acquisition date in order to move the acquired company to a higher level of operations. We currently expect that these financing requirements can be met through private financing arrangements, which may include the issuance of additional equity securities. Our plans to structure these acquisition and financing strategies through issuance of our equity securities could cause a decline in the value of our common stock and result in a loss of your investment.

BECAUSE OUR STOCK TRADES ON THE OVER-THE-COUNTER-BULLETIN-BOARD, YOU MAY HAVE DIFFICULTY IN SELLING YOUR COMMON STOCK WHEN YOU WANT AND FOR THE PRICE YOU WANT.

Investors may have greater difficulty in getting orders filled because it trades on the over-the-counter bulletin board rather than on a national securities market. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq, Amex, TSX or other senior exchange listed securities.

Our common stock trades on the Over-the-Counter-Bulletin-Board quotation system. The eligibility requirements for quotation on the Over-the-Counter Bulletin Board are currently minimal and such requirements may change in the future. If we do not meet the continued listing criteria, our stock could be delisted. The effects of delisting from the Over-the-Counter Bulletin-Board quotation system would include, among other things, the limited release of the market price of the common stock and limited liquidity for holders of our common stock. These circumstances could have an adverse effect on the trading market and prices for our common stock, as well as our ability to issue additional securities or to secure additional financing in the future. The limitations of the Over-the-Counter-Bulletin-Board quotation system in contrast to regulated stock exchanges may also impair your ability to sell your stock when you desire to at the price you would like to sell it at. We cannot assure you that there will continue to be a liquid market for our shares of common stock or that our stock will trade at prices which are at or above the price you pay for our common stock.

Because stocks traded on the Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want. Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there can be as few as one market maker. Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for national exchange listed securities.

NO DIVIDEND IS PAID BY OUR COMPANY TO HOLDERS OF COMMON STOCK AND NO DIVIDEND IS ANTICIPATED TO BE PAID IN THE FORESEEABLE FUTURE, WHICH MAY DETER POTENTIAL INVESTORS FROM INVESTING IN ITS COMMON STOCK AND PREVENT HOLDERS OF ITS COMMON STOCK FROM SELLING THEIR SHARES IN THE FUTURE.

We have not paid any cash or other dividends our Common Stock and do not expect to declare or pay any such cash dividends in the foreseeable future; this may prevent investors from investing in us in the future and prevent shareholders of the common stock from ever selling their shares because of the lack of buyers.

OUR EXPOSURE TO EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Most of our business operations are in Canada and thus the majority of revenues are in Canadian dollars. However, we acquire a portion of products from United States and overseas and pay for them in US dollars. In addition our financial statements are presented in US dollars while all of our subsidiary financial statements are maintained in Canadian dollars. Accordingly, changes in currency exchange rates, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, which could be material. We do not currently hedge our foreign currency exposure. Recently due to the declining value of the US dollar vis-a-vis the Canadian dollar our gross margins have improved and our Canadian dollar denominated assets and liabilities have translated into higher equivalent US dollar amounts resulting in a foreign exchange translation net gain of $9,889 year-to-date at June 30, 2006. The translation of our subsidiary Canadian dollar denominated financial statements has caused a $149,911 unrealized foreign exchange gain year-to-date as at June 30, 2006. We may establish a foreign exchange hedging policy to hedge our transaction based US dollar purchases however we have no plans to do so as of the date of this Prospectus. If we do determine at a future date to establish a hedging program, there can be no assurance we will be able to implement it on commercially acceptable terms, if at all.

OUR REVENUES COULD BE ADVERSELY AFFECTED BY TAX LAW CHANGES IN CANADA WHICH COULD HARM OUR FINANCIAL CONDITION.

Our operations in Canada are accounted in a manner that provides the company with advantageous tax relief under present federal and provincial laws. Any significant change in government corporate tax laws would be likely to have a material adverse effect on our profits or cash flow from our Canadian operations. We are not aware of any pending legislation or legislation initiative that would have a material impact on our cash flow. However, significant differences exist between the Canadian and US federal, provincial or state income tax laws, such as the deductibility of prior tax losses in change of control situations, that if were to be changed to the US tax model would adversely affect on our cash flows. In addition, an increase in Canada's goods and services sales tax rate would have an adverse impact on the cash flow of our Company which does not participate in deducting tax paid from tax collected as our Canadian subsidiaries are allowed to do.

INVESTORS WILL PAY MORE FOR OUR COMMON STOCK THAN THE PRO RATA PORTION OF THE COMPANY'S ASSETS ARE WORTH; AS A RESULT INVESTING IN THE COMMON STOCK MAY RESULT IN AN IMMEDIATE LOSS TO SHAREHOLDERS

The offering price of per common share as determined on the date of sale, may be substantially higher than the net tangible book value per share of our common stock. Our assets may not substantiate the share price. Any premium in share price does not attempt to reflect any forward looking share price. In the event if a liquidation of our assets, it is possible that the stockholders would receive less value per share than their purchase price.

Other Risks that Could Affect our Share Price

VALUE OF THE STOCK MARKET AS A WHOLE COULD FLUCTUATE SIGNIFICANTLY AS IN 1987 AND 2001, AND YOU MAY NOT BE ABLE TO SELL YOUR COMMON STOCK AT A FAVORABLE PRICE OR AT ALL.

In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating specifically to our Company and also factors relating generally to the wireless communications industry or the economy in general.

FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES OF COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR SHARES, WHICH IN TURN COULD NEGATIVELY IMPACT YOUR INVESTMENT.

Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time-to-time and could impair our ability to raise capital through future sales of our equity securities. There are currently 31,527,918 shares of our common stock issued and outstanding as of the date of this Prospectus. All of the shares the selling stockholders are selling in this offering will be freely tradable following the completion of that sale without restriction under the Securities Act of 1933. A substantial number of our other shares also are freely tradable. As of the date of this Prospectus, there are approximately 0.4 million of our shares which are restricted and approximately 5.8 million shares are control securities within the meaning of Rule 144 under the Securities Act. Sales of most of these restricted and control securities can be made in compliance with the requirements of Rule 144. Under Rule 144, sellers of restricted and control securities may under certain circumstances sell an amount of their shares equal to 1% of the outstanding shares of the issuer's common stock during each rolling three month period. Assuming the holders of restricted and control securities meet all of the sale requirements of Rule 144, they could each sell up to 315,280 shares into the public market during each three month period. The sale of such shares into the public markets could adversely affect the public price of our shares.

Certain stockholders may hold shares of our common stock in which they have unrealized gain, and these stockholders may wish, to the extent they may permissibly do so, to realize some or all of that gain by selling some or all of their shares.

We also may issue our shares of common stock from time-to-time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

OUR COMMON STOCK IS SUBJECT TO THE SEC'S "PENNY STOCK" REGULATION. YOU MAY ENCOUNTER DIFFICULTY SELLING YOUR COMMON STOCK AND SELLING IT FOR THE PRICE YOU WANT.

For transactions covered by the SEC'S "Penny Stock" regulation, broker-dealers must make a special suitability determination for the purchase of the securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules generally require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell shares of our common stock and may affect the ability of holders to sell our common stock in the secondary market, and the price at which a holder can sell our common stock.

BECAUSE CERTAIN STATES REQUIRE US TO SEEK A QUALIFICATION FOR OUR SHAREHOLDERS TO BE ABLE TO RESELL THEIR SHARES IN ANY PUBLIC MARKET THAT DEVELOPS, SHAREHOLDERS MAY BE PREVENTED FROM SELLING THEIR SHARES IN THE OPEN MARKET TO RESIDENTS OF THESE STATES IF THIS QUALIFICATION IS NOT OBTAINED.

We have obtained qualification for secondary trading by obtaining a listing in Standard and Poor's. This will qualify our securities for trading in the following states: Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders. This may inhibit our shareholders ability to resell their shares if a public market does develop for our stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for third generation products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to Wireless Age's management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that Wireless Age or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of Wireless Age may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB.

ABOUT THIS PROSPECTUS

We have filed with the Commission a registration statement on Form SB-2, of which this prospectus is a part, under the Securities Act with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by selling stockholders pursuant to this prospectus.

At closing of the Barron Partners financing we received cash proceeds of $1,000,000 in exchange for the issuance of the 7,142,900 Series A Preferred Shares (face value of $1,000,000 and initially convertible into 7,142,900 common shares at $0.14 per common share) and “A” Warrants (providing the ability to acquire 7,500,000 common shares at an initial exercise price of $0.25 per share) and “B” Warrants (providing the ability to acquire 7,500,000 common shares at an initial exercise price of $0.50 per share) and immediately paid a $75,000 cash commitment fee to the investor and $18,000 in broker fees to third parties. The net proceeds at closing, before legal fees, were $907,000. The net proceeds were primarily used to reduce day to day liabilities within our commercial operating segment.

Any proceeds we may receive from the selling stockholder’s exercise of the “A” or “B” Warrants will be used for the retirement of debt, working capital and acquisitions. We entered into a financing arrangement in January 2006 pursuant to which we pay high rates of interest and we intend to utilize proceeds from the exercise of Warrants to retire the loan. We are also growing rapidly, primarily within our commercial operating segment, and we intend to fund rising working capital requirements partially through proceeds received from exercise of Warrants. We are also aware of certain acquisition opportunities in both our commercial and retail operating segment that we wish to pursue. We intend to use proceeds received from the exercise of Warrants to make these acquisitions.

There can be no assurance that any of the outstanding Series A Preferred Shares will be converted or Warrants will be exercised.

DETERMINATION OF OFFERING PRICE

The shares of Common Stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DILUTION

As of the date of this Prospectus, we have 31,527,918 shares of our common stock issued and outstanding and 7,142,900 Series A convertible preferred shares (the “Series A Preferred Shares”) issued and outstanding. The Series A Preferred Shares are convertible into 7,142,900 common shares, subject to adjustment as described in further detail below. In addition, as of the date of this Prospectus, we have outstanding warrants exercisable to purchase 15,164,286 shares of our common stock, also subject to adjustment as described in further detail below. To the extent such warrants are exercised, there will be dilution to the currently outstanding shares of common stock. Except in the case of a change in control of the Company, Barron Partners LP, the current owner of 7,142,900 Series A Preferred Shares and warrants to purchase a total of 15,000,000 shares of our common stock, consisting of 7,500,000 shares at an initial exercise price of $0.25 and 7,500,000 shares at an initial exercise price of $0.50, (the “Warrants”), is subject to a limitation in respect of conversion of the Series A Preferred Shares into common stock and exercise of the Warrants for common stock if such conversion and/or exercise would cause Barron Partners LP to beneficially own in excess of 4.9% of all common stock outstanding immediately after giving effect to such conversion.

The conversion price of the Series A Preferred Shares will be subject to a reduction adjustment if for the year-ended December 31, 2006 we earn, on a fully diluted pre-tax basis, between $0.006 and $0.012 per share from continuing operations but before non-recurring items. If our 2006 earnings per share are equal to or less than $0.006 per share for the year-ended December 31, 2006, the conversion price will be reduced by 50%. In the event our 2007 earnings per share are between $0.034 and $0.069, the conversion price will be subject to proportionate reduction adjustment. In the event our 2007 earnings per share are equal to or less than $0.034 per share, the conversion price will be reduced by 50%. The Series A Preferred Shares are also subject to adjustment for changes in share capitalization due to stock dividends, stock splits and stock reverse-splits. This adjustment shall be calculated with respect to the conversion value that shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before any such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

The exercise prices for the Warrants shall be subject to the same proportional and percentage adjustments as the conversion price of the Series A Preferred Shares in respect of our earnings per share for the fiscal years ended 2006 and 2007. In the event the Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of the respective Warrants, then the current exercise price per share for the Warrants shall be reduced to such lower price per share. Such reduction shall be made at the time such transaction is executed.

In addition, our acquisition strategy contemplates that we will issue restricted shares of our common stock that will cause further dilution. In the event that any financing be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

SELLING STOCKHOLDER

Up to 10,000,000 shares are initially being offered by the selling stockholder pursuant to this prospectus. These represent some or all of the shares owned by the selling stockholder named below. If all of the shares that may be offered pursuant to this Prospectus are sold, such selling stockholder will no longer own any of our shares.

On August 3, 2006, we entered into a preferred stock purchase agreement with Barron Partners LP, pursuant to which we sold to Barron Partners, for $1,000,000, (i) 7,142,900 shares of series A preferred stock, and (b) five-year warrants to purchase an aggregate of 7,500,000 shares of common stock at $.25 per share and 7,500,000 shares of commons stock at $.50 per share. The series A preferred stock is initially convertible into 7,142,900 shares of common stock, subject to adjustment.

The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to adjustment if our pre-tax earnings per share from continuing operations, on a fully-diluted basis, is less than $.012 per share for the year ended December 31, 2006 and $.069 per share for the year ended December 31, 2007. The adjustment is limited to a maximum of 50% for the year ended December 31, 2006 and December 31, 2007, based on the percentage shortfall from $.012 and $.069 per share, respectively. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 7,142,900 shares to 28,571,600 shares of common stock and a reduction in the exercise price per share of the warrants from $.25 to $.0625 and from $.50 to $.125 per share.

The shares of common stock being offered by Barron Partners represent the shares of common stock issuable upon conversion of the series A preferred stock and warrants that were issued in the August 2006 private placement.

The purchase agreement, the certificate of designation relating to the series A preferred stock and the warrants all provide that the preferred stock cannot be converted and the warrant cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock and warrants to convert their shares of series A preferred stock and exercise their warrants. Based on our outstanding common stock on November 30, 2006, Barron Partners would not be able to convert series A preferred stock or exercise warrants for more than 1,544,868 shares of common stock. As the number of shares of common stock increases, whether upon conversion of series A preferred stock, exercise of warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of the series A preferred stock or the warrants issued in the August 2006 private placement transfers shares of series A preferred stock or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

Pursuant to the preferred stock purchase agreement relating to the issuance of the series A preferred stock and warrants in the August 2006 private placement:

•
We and Barron Partners entered into a registration rights agreement pursuant to which we agreed to file, within 30 days after the closing, the registration statement of which this prospectus is a part, and have the registration statement declared effective within 150 days, which is December 31, 2006. The registration rights agreement provides for us to issue 6,570 shares of series A preferred stock for each day of the delay in filing or and each date after the required effective date up to a maximum of 3,333,333 shares of series A preferred stock.

•	Barron Partners has the right to participate in any future financing.

•	We are required to maintain a majority of independent directors and independent audit and compensation committees.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower price.

      The following table names each stockholder who may sell shares pursuant to this prospectus and presents information with respect to each selling stockholder's beneficial ownership of our shares. We do not know if the stockholder named below will actually sell shares pursuant to this Prospectus.

The stockholder listed below has not held any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three (3) years except in connection with the Barron Agreement.

For the purpose of the presentation below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

Except as indicated in the footnotes to this table and pursuant to state community property laws, the stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by such stockholder. The percentage of shares beneficially owned has been calculated on the basis of the 31,527,918 shares of common stock that were outstanding as of the date of this Prospectus plus 1,624,467 shares of common stock deemed beneficially owned pursuant to rights of conversion of the Series A Preferred Shares and rights of exercise of Warrants.

Name and Address of Selling Stockholder	Number of shares beneficially owned (1)	Percentage of all outstanding Shares(1)	Shares being offered	Shares beneficially owned after offering (1)	Percentage of all Shares owned after offering (1)

Barron Partners LP (2) (3)
730 Fifth Avenue, 5th Floor
New York, NY 10019	1,624,467	4.9%	10,000,000	1,624,467	4.9%

 (1) The conversion price of the Series A Preferred Shares and Warrants will be subject to a reduction adjustment in the event of certain events. The Series A Preferred Shares are also subject to adjustment for changes in share capitalization due to stock dividends, stock splits and stock reverse-splits. In the event the Company sells, grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of the respective Warrants, then the current exercise price per share for the Warrants shall be reduced to such lower price per share. The number of shares disclosed as beneficially owned by Barron Partners LP is subject to contractual limitation that Barron Partners LP may not beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to conversion of Series A Preferred Shares or exercise of Warrants, except in the case of a change in control of the Company. The aggregate number of all shares of the common stock issued and outstanding for purposes of such beneficial ownership determination is 33,152,385 shares of common stock, which includes 1,624,467 of the shares of Company common stock issuable pursuant to (i) Series A Preferred Shares initially convertible into 7,142,900 common; and (ii) Warrants exercisable to purchase 15,014,286 shares of common stock.

(2) Pursuant to the Barron Agreement we agreed to issue; (i) the 7,142,900 Series A Preferred Shares, which are convertible into 7,142,900 common shares, and (ii) warrants to purchase a total of 15,000,000 shares of our common stock 7,500,000 at an initial exercise price of $0.25 per share and 7,500,000 at an initial exercise price of $0.50 per share. As part of our Barron Registion Rights Agreement we agreed to register all of shares arising from the conversion of the preferred stock and the exercise of the warrants in this registration statement. We are initially registering 12,000,000 common shares, which consists of 6,000,000 common shares issuable upon the conversion of the Series A Preferred Shares and 6,000,000 common shares issuable upon the exercise of a portion of the "A" Warrants. Mr. Andrew Barron Worden is the natural person having voting and investment control over the securities held by Barron Partners LP.

(3) The conversion rate of the series A preferred stock and the exercise prices of the warrants are subject to adjustment if our pre-tax earnings per share from continuing operations, on a fully-diluted basis, is less than $.012 per share for the year ended December 31, 2006 and $.069 per share for the year ended December 31, 2007. The adjustment is limited to a maximum of 50% for the year ended December 31, 2006 and December 31, 2007, based on the percentage shortfall from $.012 and $.069 per share, respectively. The adjustment could result in an increase in the maximum number of shares of common stock being issued upon conversion of the series A preferred stock from 7,142,900 shares to 28,571,600 shares of common stock and a reduction in the exercise price per share of the warrants from $.25 to $.0625 and from $.50 to $.125 per share.

PLAN OF DISTRIBUTION

The selling stockholder, their pledgees, donees, transferees or other successors in interest, may from time-to-time sell shares of our common stock directly to purchasers or indirectly to or through underwriters, broker-dealers or agents. The selling stockholder may sell all or part of their shares in one or more transactions at fixed prices, varying prices, prices at or related to the then-current market price or at negotiated prices. The selling stockholder will determine the specific offering price of the shares from time-to-time that, at that time, may be higher or lower than the market price of our common stock on the Over-the-Counter Bulletin Board. Usual and customary brokerage fees will be paid by each selling stockholder.

The selling stockholder acquired the securities registered hereunder pursuant to the Barron Agreement. Other than registration rights granted by the Company in connection with the issuance of such securities pursuant to the Barron Agreement, no selling shareholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The selling stockholder and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the selling stockholder and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The selling stockholder may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

The method by which the selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell their shares may include, but are not limited to, the following:

•
sales on the Over-the-Counter Bulletin Board or other securities quotation system or exchange on which the common stock is listed at the time of sale, at prices and terms then prevailing or at prices related to the then-current market price;

•	sales in privately negotiated transactions;

•	sales for their own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales;

•	cross or block trades in which broker-dealers will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal in order to facilitate the transaction;

•	purchases by broker-dealers who then resell the shares for their own account;

•	brokerage transactions in which a broker solicits purchasers;

•	any combination of these methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling shareholders. The selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

To the extent required by a particular offering, we will set forth in a prospectus supplement or, if appropriate, a post-effective amendment, the terms of such offering, including among other things, the number of shares of common stock to be sold, the public offering price, the names of any underwriters, dealers or agents and any applicable commissions or discounts. In addition, upon the company being notified by a selling stockholder that a donee or pledge intends to sell more than 500 shares, a supplement to this prospectus will be filed.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the selling stockholder.

The selling stockholder will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders. We will pay all expenses of preparing and reproducing this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the selling stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by selling stockholders. The foregoing may affect the marketability of the common stock offered hereby.

There can be no assurance that the selling stockholder will sell any or all of the common stock pursuant to this prospectus.

LEGAL PROCEEDINGS

A former employee of mmwave Technologies Inc. filed a Writ of Summons in the Supreme Court of British Columbia on March 1, 2005 making a claim of wrongful dismissal in an indeterminate amount. On May 6, 2005 the Company filed a Statement of Defence and Counterclaim. On October 12, 2005 the Supreme Court of British Columbia issued a Notice of Trial for April 16, 2007. Management believes the suit is without merit and has not provided a reserve for this claim due to the uncertainty of the outcome and the inability to estimate the loss. The Company will recognize the loss when incurred, if any.

To the knowledge of the Company, there are no other material pending legal proceedings to which the Company is a party or of which any of its property is subject and Company management is not aware of any threatened proceedings by any other person, organization or governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS, AND CONTROL PERSONS

The following table presents information with respect to our directors as of the date of this Prospectus:

Name	Age	Position
Bradley J. Poulos	46	Chairman, President and CEO
Stephen Dulmage	63	Director (1) (3)
Brian Usher-Jones	60	Director (1) (2) (3)
Glenn J. Poulos	44	Director
David Valliere	45	Director (1) (3)

(1)	Independent Director

(2)	Audit Committee Financial Expert

(3)	Member of Audit Committee and Compensation Committee

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS

Bradley J. Poulos, Chairman, President and Chief Executive Officer. Mr. Poulos served as the President of the Wireless Age subsidiary mmwave Technologies Inc. from 1998 to 2005 and moved into his current position upon the acquisition of mmwave in March of 2005. Located in Mississauga (Toronto), Canada, Brad oversees the operation of the company on a day-to-day basis. Mr. Poulos has 20 years experience in the telecommunications industry including 15 years at Telesat Canada where he held progressively senior positions - in both technical and marketing roles. At the time of his departure to join mmwave he was responsible for sales and marketing for Telesat's voice and data business. He has extensive experience in the operation, design and building of wireless networks of all kinds. Mr. Poulos earned an Electronics Engineering Technologist Diploma (DeVry) in 1983 and a Master of Business Administration from the Ivey School of Business (University of Western Ontario) in 1996.

Stephen Dulmage, Director. Mr. Dulmage has served as a director of the Company since his election at the Company's 2004 annual meeting on June 22, 2004. He currently serves as the Chief Financial Officer of African Gold Group, Inc., a Toronto Stock Exchange Venture Exchange listed company. Prior to such service, Mr. Dulmage served as a self employed business consultant from January 2003 through April 2003, as a sales agent of the Equigenesis Corporation from December 1999 through December 2002, and as a sales agent for Mantum Corporation from November 1996 - December 1999. Mr. Dulmage earned a Bachelor of Arts degree at McMaster University in 1964. Mr. Dulmage is a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants, (Price Waterhouse from 1964 through 1967). Mr. Dulmage was a director of Travellers Mall.com Inc. - a TSX-Venture Exchange listed company, from 2000-2004.

Brian Usher-Jones, Director. Mr. Usher-Jones has served as a director of the Company since May 8, 2003. He has been a merchant banker since 1995 and was the former President of MB Capital Corporation and Thomson Kernaghan Co. Ltd., an investment banking firm in Toronto, Ontario. Mr. Usher-Jones attained a Bachelor of Commerce degree from Concordia University in 1969. Mr. Usher-Jones is also a C.A. (Chartered Accountant) and is a member of the Canadian Institute of Chartered Accountants (1970). Mr. Usher-Jones currently serves as a director of various public companies including Xplore Technologies Corp., Calvalley Petroleum Inc. and Oromonte Resources Inc. Brian Usher-Jones, an independent director serving on the Audit Committee, is an "audit committee financial expert," as such term is defined under the regulations promulgated by the Securities and Exchange Commission. Under such regulations, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and the Board of Directors in the absence of such designation or identification nor does the designation or identification of a person as an audit committee financial expert affect the duties, obligations or liability of any other member of the audit committee or Board of Directors. Mr. Usher-Jones also serves as a member of the Board of Directors Compensation Committee.

Glenn J. Poulos, Director. Mr. Poulos has been a director of the Company since August 24, 2006. Mr. Poulos is an executive with a background in strategic business leadership with a focus on executive level sales and marketing. Mr. Poulos holds a beneficial interest in 2,350,000 shares of the Company’s common stock, currently representing an ownership position of approximately 7.4% of the Company’s issued and outstanding common stock. Mr. Poulos was the founder of mmwave Technologies Inc., which specializes in distribution and network engineering and integration, for carriers and manufacturers of communications equipment in Canada. Since 2001, Mr. Poulos has been President of mmwave Technologies Inc. For the period 1993 to 2001 Mr. Poulos was President of Anritsu Electronics Ltd., a global supplier of test and precision measurement systems. Mr. Poulos is a graduate of Devry Institute of Technology, Electronic Engineering Technician Program in 1982. For the last five years Mr. Poulos has been a director of mmwave Technologies Inc. and was a director of Anritsu Electronics Ltd. from January 1993 to November 2001.

David Valliere, Director. Mr. Valliere has been a director of the Company since August 24, 2006. Since August, 2004, Mr. Valliere has been an Associate Professor of Management Entrepreneurship & Strategy at the School of Business Management, Ryerson University in Toronto, Ontario, Canada specializing in entrepreneurship, venture capital and the commercialization of technological innovation. Mr. Valliere was Director, Enterprise Technology Planning at CIBC in Toronto for the period September 2001 to August 2004 where he assisted with the strategic management of technology and corporate governance of technology investments. From August 2000 to September 2001 he was employed by e-celerate Inc. a publicly traded venture capital investment firm initially as Chief Technology Officer and later as President and Chief Executive Officer. Mr. Valliere attained a Bachelor of Science degree from the University of Toronto in 1984 in Mechanical Engineering, became a Professional Engineer (Ontario) in 1986, a Masters degree in Mechanical and Industrial Engineering from the University of Toronto in 1990, and a Masters of Business Administration degree from the Ivey School of Business, University of Western Ontario in 1996. Mr. Valliere was also a part-time instructor for the Schulich School of Business, York University from January 1998 to September 2006. While teaching at Ryerson University Mr. Valliere won the 2005 Best New Researcher Award and the Seymour Schulich Prize in 2002 while at the Schulich School of Business. From October 2000 to January 2002, Mr. Valliere served as a director of International Bioanalogics Inc. (CDNX:IBO), which reorganized into e-celerate Inc.

BIOGRAPHICAL INFORMATION REGARDING EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers, as of the date of this Prospectus.

Name	Age	Position
Bradley J. Poulos	46	President and CEO
Gary Hokkanen	50	Chief Financial Officer
Carrie Weiler	47	Corporate Secretary

Bradley J. Poulos, President and CEO, and Director. See "Biographical Information  Regarding Directors" above for information regarding Mr. Poulos.

Gary N. Hokkanen, Chief Financial Officer. Mr. Hokkanen has served as the Company's CFO since May 29, 2003. Mr. Hokkanen is an executive level financial manager with over 8 years experience in public company financial management. Mr. Hokkanen holds a Bachelor of Arts degree from the University of Toronto and is a CMA (Certified Management Accountant) and a member of the Society of Management Accountants, Ontario. From January 2001 to April 2003 Mr. Hokkanen was CFO of IRMG Inc., a Toronto based financial management consulting firm. Mr. Hokkanen served as CFO of Simmonds Capital Limited from July 1998 to January 2001 and served as CFO of Trackpower Inc. from February 1998 to June 2001. For the period April 1996 to July 1998, Mr. Hokkanen served as Treasurer of Simmonds Capital Limited. On October 15, 2004 Mr. Hokkanen served as CFO of Midland International Corporation (formerly known as Azonic Corporation) from October 2004 to June 2006.

Carrie J. Weiler, Corporate Secretary. Ms. Weiler was appointed Secretary of the Company on May 29, 2003. Ms. Weiler also provides services to the Simmonds Capital Limited group of companies which she joined in 1979. She has served as Vice President of Corporate Development for Simmonds Capital Limited and its divisions since 1994 and she has served as Corporate Secretary of TrackPower, Inc. since 1998. On October 15, 2004 Ms. Weiler was appointed Corporate Secretary of Midland International Corporation (formerly Azonic Corporation) and continues to serve in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the date of this Prospectus by (i) each director of the Company, (ii) each of the Company's officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, and (iv) all directors and executive officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares	Percent (1)
Stephen Dulmage	0	*
Gary Hokkanen	116,826	*
David Mackinnon (2)	114,750	*
Bradley J. Poulos (3)	2,283,500	7.2%
Glenn J. Poulos (3)(4)	2,350,000	7.5%
Brian Usher-Jones	887,500	2.8%
David Valliere	0	*
Carrie Weiler	0	0

Segal, Talarico, Habib, Molot LLP (4)	3,150,000	10.0%

All executive officers and directors as a group ( 7 persons)(5)	5,752,576	18.2%

(1) Holdings of less than 1% are indicated by "*". Based upon 31,527,918 shares issued and outstanding as of August 28, 2006, (excluding any shares issuable under options or warrants, except with respect to the beneficial holder thereof as indicated in the table above). All such warrants became exercisable October 15, 2003 and are exercisable for the purchase of Common Stock until expiration on October 15, 2006, at an exercise price of $2.00 per share.

(2) Mr Mackinnon's employement was terminated effective September 30, 2006.

(3) On March 4, 2005, the Company executed a Share Exchange Agreement with the shareholders (collectively, the "Vendors") of mmwave Technologies Inc., a Canadian corporation ("mmwave"). In connection with the mmwave acquisition by the Issuer and pursuant to the terms of a Support Agreement executed March 4, 2005 among the Vendors, the Issuer and 1588102 Ontario Inc., an Ontario corporation ("Exchangeco"), a special purpose subsidiary of the Issuer, the Vendors were issued 4,500,000 Class B Non Voting Exchangeable Shares (the "Exchangeable Shares") of Exchangeco. The Exchangeable Shares are also subject to the terms and conditions of a Voting and Exchange Agency Agreement (the "Agency Agreement") executed on March 4, 2005 among the Issuer, Exchangeco and Segal, Talarico, Habib, Molot LLP, a limited liability partnership formed under the laws of the Province of Ontario (the "Agent") as escrow and voting agent for the holders of the Exchangeable Shares. Pursuant to the terms of the Support Agreement and the Agency Agreement, the Agent was issued 4,500,000 shares of Wireless Age Communications, Inc. Common Stock, par value $.001 per share (the "Escrow Shares"), to hold in escrow as agent pending the exercise of exchange rights of the Exchangeable Shares or other disposition of the Exchangeable Shares. Mr. Brad Poulos and Mr. Glenn Poulos are two of the Vendors and each are owners of 270,000 Exchangeable Shares and correspondingly are the indirect beneficial owners of 270,000 Escrow Shares held by the Agent for the benefit of Mr. Brad Poulos and Mr. Glenn Poulos. Mr. Brad Poulos is the beneficial owner of Brad Poulos Holdings Inc. ("Holdings")which owns 1,080,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 1,080,000 Escrow Shares held by the Agent for the benefit of Holdings, as to which Mr. Brad Poulos could be deemed to have beneficial ownership of such Escrow Shares indirectly owned by Holdings. Mr. Glenn Poulos is also the beneficial owner of Glenn Poulos Holdings Inc. ("Glenn Poulos Holdings") which owns 1,080,000 Exchangeable Shares and correspondingly is the indirect beneficial owner of 1,080,000 Escrow Shares held by the Agent for the benefit of Holdings, as to which Mr. Glenn Poulos could be deemed to have beneficial ownership of such Escrow Shares indirectly owned by Glenn Poulos Holdings.

(4) Glenn J. Poulos is an officer (President) of mmwave.

(5) These 3,150,000 shares are held as escrow agent.

(6) Officers and Directors as a group include Stephen Dulmage, Gary Hokkanen, Bradley J. Poulos, Glenn J. Poulos (director and President of mmwave), Brian Usher- Jones, David Valliere and Carrie Weiler.

On August 3, 2006 we entered into an agreement with Barron Partners LP in which, for cash proceeds of $1,000,000, we agreed to issue: (i) 7,142,900 Series A Preferred Shares, (face value of $1,000,000 initially convertible into 7,142,900 common shares at $0.14 per share) and (ii) warrants to purchase a total of 15,000,000 shares of our common stock 7,500,000 at an initial exercise price of $0.25 per share and 7,500,000 at an initial exercise price of $0.50 per share. Except in the case of a change in control of the Company, Barron Partners LP is subject to a limitation in respect of conversion of the Series A Preferred Shares and exercise of the warrants if such conversion and/or exercise would cause Barron Partners LP to beneficially own in excess of 4.9% of all common stock outstanding immediately after giving effect to such conversion. Barron Partners LP is deemed not to beneficially own more than 5% of the Company's common stock as of the date of this Prospectus and as such has not been included in the beneficial ownership table above.

DESCRIPTION OF BUSINESS

Business Development

        We were incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, we changed our name to Wireless Age Communications, Inc.

Our Business

Our business operations are grouped into two operating segments (Retail and Commercial) and primarily focus on provision of wireless telecommunications systems products and service solutions to carriers, wholesalers, distributors, retailers and end-users throughout Canada. Our current products and services include phone and data devices and accessories, land mobile, microwave and PCS/Cellular radio equipment, components and test equipment used by operators and manufacturers of wireless equipment, and power and battery supplies. We operate 9 retail stores, have sales offices in 13 locations across Canada, and three warehouses, along with a service department. We have significant business relationships with every major wireless telecommunication carrier in Canada. Our presence in the cellular, land mobile radio, satellite, and fixed wireless markets allow us to bundle a full spectrum of products at the carrier, distributor, wholesaler and retail level across Canada. We conduct our business through the following subsidiaries:

•	Prime Wireless Corporation

•	Marlon Distributors Ltd.

•	Prime Battery Products Limited

•	Wireless Source Distribution Ltd.

•	Wireless Age Communications Ltd. (99.7% ownership)

•	DB Sim Holdings Ltd.

•	1588102 Ontario Inc.

•	mmwave Technologies Inc.

•	Knowlton Pass Electronics Inc.

The Retail operating segment consists of the operations of Wireless Age Communications Ltd. and the Commercial operating segment consists primarily of the operations of Wireless Source Distributions Ltd., Prime Wireless Corporation, mmwave Technologies Inc. and Knowlton Pass Electronics Inc. The following chart illustrates our corporate structure:

Our Subsidiaries conduct the following business operations:

•	Wireless Age Communications Ltd. is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada.

•	Wireless Source Distribution Ltd. distributes prepaid cellular phone cards in Saskatchewan and various cellular and land mobile radio accessories in Western Canada.

•
Prime Wireless Corporation is the Exclusive Representative of Vertex Standard U.S.A. Inc. in Canada. Vertex Standard manufactures land mobile radio products and accessories. Prime Wireless Corporation earns sales commissions from direct shipment from Vertex Standard in the United States of America to Canadian wholesale and retail distributors.

•
mmwave Technologies Inc. ("mmwave") is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry.

•
Knowlton Pass Electronics Inc. ("Knowlton Pass") Knowlton Pass operates under the trade name Wireless Works, and is active in the broadband wireless and Land Mobile Radio business in the Niagara region. The company provides voice and data services to a variety of government and industrial clients, including the Niagara Health System of hospitals, the Canadian Border Services Agency, and the Niagara Falls Fire Department.

•	Our subsidiaries Marlon Distributors Ltd., Prime Battery Products Limited, DB Sim Holdings Ltd. and 1588102 Ontario Inc. are inactive and have no revenues or expenses.

We acquired Wireless Age Communications Ltd. on October 8, 2002, Prime Wireless Corporation on March 13, 2003, Wireless Source Distribution Ltd. on September 19, 2003, and Marlon Distributors Ltd. on July 30, 2004. We acquired Prime Battery Products Limited on September 16, 2004, mmwave Technologies Inc. on March 4, 2005 and Knowlton Pass Electronics Inc. on July 29, 2005.

Our Headquarters and Website

Our headquarters are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada, L5T 1X7. Our telephone number is (905)696-2850. More comprehensive information about us and our products is available through our web site we maintain at http://www.thewirelessage.com. The information contained on our website and other sites linked to it is not  incorporated by reference into this prospectus.  More information can also be found online in our filings with the U.S Securities and Exchange Commission at http://www.sec.gov.

Our Industries

The Wireless Industry

The wireless industry is characterized by changing technology and the rapid widespread adoption of such technology. From being a luxury utilized by only a small percentage of the population one generation ago, mobile wireless technologies have now come to be widespread in Canada and the United States, as well as elsewhere. This expansion in the numbers of users has advanced alongside radical improvements in the quality of wireless products available, and a remarkable drop in their cost. Recently though, the exponential growth of the industry in North America has begun to slow. This trend is widely seen as continuing throughout the decade. The Company's industry expectations are that the growth rate in the mobile wireless subscriber market will fall.

With the relatively recently achieved popularity of mobile wireless technology, public awareness of the actual or perceived draw-backs of wireless technology has increased. The news media has reported incidents of automobile accidents allegedly caused by the use of mobile telephone while driving. Radio frequency emissions from wireless devices have linked to various health concerns, including cancer, and it has been reported that they may interfere with various electronic medical devices, including hearing aids and pacemakers. The actual or perceived risk of radio frequency emissions from wireless devices could adversely affect our business through a decline in sales in wireless services.

Furthermore, the wireless industry and the public use of its goods and services is subject to national and either state or provincial regulations in the United States and Canada. It is difficult to predict the direction new regulation of the industry may take in the future.

Land Mobile Radio Industry

Land Mobile Radio ("LMR") two-way radio communications consist of a broad array of users:

•	Public Safety: police, fire, and emergency medical personnel;

•	Businesses: hotels, airports, farms, car services, construction firms; and

•	Government Agencies.

LMR systems are typically configured for hand-held use and/or vehicular mobile use. LMR systems are generally designed to meet an organization's specific communication requirements. The cost of a system varies widely. Typically, there are no recurring airtime usage charges as is typically the case with wireless telephone subscription communications. Accordingly, LMR users often factor airtime cost considerations into determinations whether to purchase an LMR system or rely on commercially available wireless communications systems. The average useful life for an LMR system is 8 years for a portable radio and 11 years for a mobile.

LMR systems are among the oldest and continuously widely used form of wireless dispatch communications. Advances in technology in recent years have generally decreased the cost of LMR products and increased its usage base.

In recent years LMR has been characterized by relatively slow growth. This growth rate is a reflection of several factors:

•	LMR is generally considered a mature industry;

•	some LMR users are in mature industry segments that are themselves experiencing slow growth rates; and

•
growth has been impaired by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hampered efforts of many potential new users from obtaining licenses for new systems.

As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment in the United States utilize technology that is more spectrum-efficient. This effectively requires LMR users to migrate to digital systems. Responding to the mandate, our principal supplier, Vertex Standard, provides a family of industry standard digital LMR devices that meet the FCC requirements. Although the FCC does not require public safety agencies to purchase supplier specific equipment, compliance with the standard is increasingly becoming a key consideration for government and public safety purchasers. Accordingly, we anticipate that these demands for Vertex Standard equipment will fuel some LMR market growth in Canada as users upgrade equipment to comply with the FCC mandate in the United States.

Several LMR manufacturers have recommended a specified industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The primary objectives of the standard are to i) allow effective and reliable communication among users of compliant equipment, regardless of its manufacturer, ii) maximize radio spectrum efficiency, and iii) promote competition among LMR providers through an open system architecture.

Although the FCC does not require public safety agencies to purchase the proposed standard compliant equipment or otherwise adopt the standard, compliance with the standard is increasingly becoming the key consideration for government and public safety purchasers. The open architecture of the proposed standard may eliminate the ability of one or more major companies to lock out competitors. Previously, because of proprietary aspects of conventional analog LMR systems, customers were effectively precluded from purchasing competing LMR products. The proposed standard may provide an environment under which users will have a wider choice among LMR suppliers, including the Vertex Standard products distributed by our Company.

Please note, this Registration Statement includes market and industry data and forecasts that we obtained from industry publications and surveys, news media and management's knowledge of the industries in which we operate. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein.

Competition

The markets for distributing wireless phones and accessories and for integrated supply chain and logistics services are intensely competitive. We compete, and expect that we will continue to compete, for sales of wireless phones, accessories and data equipment with several wireless communications device distributors and manufacturers. We compete principally on the bases of price, inventory availability, delivery time, trade credit terms and service. We also compete principally on the bases of service quality and price for supply availability. Our competitors are primarily retail purchasers. Our direct competitors include:

•
In Saskatchewan: (1) all wireless retailer that are channel partners of other carriers such as AT&T Wireless and Telus Mobility, (2) Jump.ca and Prairie Mobility who sell products from the same carrier as us, and (3) SaskTel Corporate who sell directly to large customers.

•	In Manitoba: (1) IDC Communications, (2) Elite Communications, (3) Advance Electronics, (4) 4L Communications, and (5) MTS Corporate who sell directly to large customers.

In the future, we may increasingly compete with wireless communications device manufacturers that decide to provide their products directly to wireless network operators. Also, new competitors may enter our industry. The products that we distribute could have reduced consumer demand if companies that compete with our suppliers manufacture products that are, because of more favorable pricing or other reasons, more desired by consumers. Many of our current competitors have, and many of our future competitors will likely have, more name recognition and greater financial and other resources than us. Our ability to successfully compete will largely depend on our ability to continually anticipate and respond to competitive factors affecting our industry, including changing outsourcing requirements, new products, changes in consumer preferences, demographic trends,  international, regional and local economic and financial conditions and our competitors' discount pricing and promotional programs. As the wireless communications markets continue to mature, and as we seek to enter into additional markets and offer new products, we expect that the competition that we face will intensify. We believe that our various competitive strengths, principally including our local presence throughout Western Canada, our developed market expertise and our effective management of capital, will enable us to compete successfully in the markets in which we operate, as well as to expand our business into new geographic and product areas.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is management's discussion and analysis of the annual and interim financial results, liquidity and capital resources as well as accounting policies and other key items related to our business and performance. Our objective is to provide investors and readers with an understanding of the key variables and other qualitative and quantitative factors that are unique to our business and that management focuses on in evaluating and measuring our financial performance and financial condition. We will discuss and analyze significant known trends, demands, commitments, events and uncertainties that we believe are important to an understanding of our business. In addition, we will provide a comparative discussion and analysis of our consolidated operating results and a similar discussion of our business segment results and sales to geographic markets. This section should be read in conjunction with our audited Consolidated Financial Statements and related notes in the "Financial Statements" section of our 2004 Annual Report on Form 10-KSB and 2005 Annual Report on Form 10-KSB as well as our unaudited interim Consolidated Financial Statements and related notes in the "Financial Statements" of our Quarterly Report on Form 10-QSB for the three and nine month period ended September 30, 2006. All references to per share amounts reflect fully diluted per share amounts. Certain prior year amounts included in this section have been reclassified to conform to the current year presentation.

Overview

We operate our business through several subsidiaries and are classified into two operating segments;

1) Retail, and
2) Commercial.

Our Retail segment is operated through its subsidiary Wireless Age Communications Ltd., which is in the business of operating retail cellular and telecommunications outlets in cities in Western Canada. In addition, we operate our Commercial operating segment through our wholly owned subsidiaries Wireless Source Distribution Ltd., Prime Wireless Corporation, Marlon Distribution Ltd., mmwave Technologies Inc. and Knowlton Pass Electronics Inc., which are in the business of distributing wireless products and operating and building wireless networks.

Our business operations primarily focus on provision of wireless telecommunications systems products and service solutions to wholesalers, distributors, retailers and end-users in Canada. We operate 9 retail stores, a corporate sales force, a rental center and service department focused on selling wireless solutions. We maintain significant business relationships with SaskTel, the leading full service communications company in Saskatchewan, and Manitoba Telecom Services in Manitoba. Our presence in the cellular, land mobile radio, satellite, fixed wireless and battery solutions markets allows it to bundle a full spectrum of products at the distributor, wholesaler and retail level across Canada.

Although we operate exclusively in the wireless communications sector, we have taken steps over the last year to diversify operations so that not all of the revenues are from retail operations. Our efforts have resulted in approximately one-half of consolidated revenues arising from Commercial operations during the twelve month period ended December 31, 2005. We have also entered into several agreements to further diversify operations that it expects to affect future results, as discussed in the Recent Developments section elsewhere in this report.

Results of Operations

Twelve months ended December 31, 2005 and 2004

We recorded a net loss of $4,639,894 during the twelve month period ended December 31, 2005 compared to a loss of $2,043,372 in the comparative period a year ago. The losses for fiscal year 2004 and 2005 arise substantially from write downs of goodwill and intangible assets. During fiscal 2005 we recorded a write down of $5,130,334 and during fiscal 2004 we recorded a write down of $1,216,146. These impairment losses are associated with intangible assets and goodwill acquired in our Commercial segment over the last three years. All of the Commercial business segment acquisitions occurred when our common stock trading price were substantially higher. The acquisitions were all completed using our common stock as consideration. We recorded substantial amounts of goodwill in these acquisitions resulting in a relatively large proportion of our assets consisting of goodwill and intangibles. Over the last two fiscal years management has reviewed the carrying value of these assets and has made a determination that a write down of carrying value was warranted.

Consolidated Revenues

Our consolidated revenues during the twelve month period ended December 31, 2005 were $24,225,811 compared to $15,209,161 during the twelve month period ended December 31, 2004. This represents a 59% increase in revenues year over year. 34% of the growth arises from the Marlon, mmwave and Knowlton Pass acquisitions while 25% arises from organic growth.

Retail Segment Revenues

Our retail segment revenues were $11,332,696 for the twelve month period ended December 31, 2005 compared to $8,753,521 for the comparative period ended December 31, 2004. The Retail revenues are generated from 9 retail stores in Regina, Saskatoon and Winnipeg, Canada. The year-over-year growth in revenues was 29% and can be considered all organic growth.

Retail segment revenues during the year ended December 31, 2005 and 2004 can be broken down into the following subcategories:

	2005	2004
Cellular hardware, radios and accessories	$7,799,684	$5,905,295
Activation commissions and residuals	3,119,622	2,609,134
Equipment rentals	413,390	239,092
Total Revenue	$11,332,696	$8,753,521

Cellular hardware, radios and accessories sales are transaction based sales which grew approximately 32% year over year. Activation commissions are earned when a customer enters into contracts on a multi year basis with one of our two major telephone carriers. We also receive residual payments from the carriers based on the usage of the client under contracts sold through our channel. Activation commissions and residual payments grew by approximately 20% during fiscal 2005. Equipment rental revenue is generated when clients rent handsets or radios. We were successful in growing rental revenue by approximately 73% year over year.

We believe that retail sales of cellular hardware will be stable and continue to rise as the acceptance and availability of wireless technology continues to grow and as a portion of the current subscribers upgrade their hardware. We also believe that we will continue to grow by adding new contracts, however residual revenues are under pressure from carriers who are taking steps to improve the profitability of their businesses.

Commercial Segment Revenues

Our commercial segment revenues were $12,893,115 for the period ended December 31, 2005 compared to $6,693,755 for the same period ended December 31, 2004. These revenues represent the sale of wireless services, equipment, test and integration solutions. The year over year growth of Commercial segment revenues was 93%. Of the 93% in growth 82% arose from the Marlon, mmwave and Knowlton Pass acquisitions while 11% arose from organic growth.

We plan to aggressively grow the Commercial segment over the next few years by strengthening it’s relationship with vendors and by providing a strong line-up of high quality wireless products to valued customers. We are attempting to convert a substantial portion of the Commercial segment from one time transaction based sales to recurring revenue in nature.

Consolidated Gross Profit

Our consolidated gross profit during the twelve month period ended December 31, 2005 was $7,872,531 compared to $5,015,795 for the comparative period in 2004. Gross profit as a percentage of sales was 32.5% in 2005 and 33.0% in 2004. As our Commercial business segment becomes a larger proportion of the overall business, we expect that gross profit as a percentage of revenue will decline.

Retail Segment Gross Profit

Our retail segment gross profit during the twelve month period ended December 31, 2005 was $4,840,241 compared to $4,140,644 for the comparative period in 2004. Gross profit as a percentage of sales was 42.7% in 2005 and 47.3% in 2004. Our retail gross profits are higher than those in our Commercial segment because they are affected by residual payments received from carriers that do not have a direct cost of sale. The year over year reduction in gross profit as a percentage of revenues within the Retail segment is reflective of the pressures applied by carriers to reduce handset prices and hence margins to retailers. A proportionately higher portion of gross profits are earned through activation commissions and handset sales.

Commercial Segment Gross Profit

Our commercial segment gross profit during the twelve month period ended December 31, 2005 was $3,032,290 compared to $875,151 for the comparative period in 2004. Gross profit as a percentage of sales was 23.5% in 2005 and 13% in 2004. Our commercial segment gross profits are generally less than our Retail segment gross profits. The increase in Commercial segment gross profit on a percentage of sales basis is attributable to the acquisitions we made during fiscal 2005. Prior to these acquisitions our Commercial segment consisted substantially of prepaid card distribution business that is carried out at very low gross margins.

Consolidated Operating Expenses

Our consolidated selling and administrative expenses during the twelve month period ended December 31, 2005 were $7,480,771 compared to $5,072,689 during the twelve month period ended December 31, 2004. Consolidated selling and administrative expenses are expected to rise over the next few years due to acquisitions and additional infrastructure required to facilitate our anticipated growth. The bulk of the incremental costs are expected to be employment costs of additional employees.

Consolidated selling and administrative expenses, during the twelve month period ended December 31, 2005 are as follows:

	2005	2004
General & administrative	1,155,337	994,816
Occupancy	855,453	571,307
Professional fees	1,115,133	1,216,105
Wages & Benefits	4,354,848	2,290,461
Total	7,480,771	5,072,689

Our wages and benefits expenses increased from $2,290,461 during the year ended December 31, 2004 to $4,354,848 during the year ended December 31, 2005. The increase in wages and benefits is a result of the acquisition of mmwave and Knowlton Pass.

General and administrative expenses, which consist of travel, entertainment, automotive, advertising, office and other general miscellaneous costs, totaled $1,155,337 during the twelve month period ended December 31, 2005 compared to $994,816 in the prior year. Occupancy costs, which consist of rent, insurance, telephone, utilities and maintenance, totaled $855,453 during the twelve month period ended December 31, 2005 compared to $571,307 in the comparative period in the prior year. The increase in general and administrative expenses can be directly attributed to our acquisitions of mmwave and Knowlton Pass. Professional fees, which consist of legal, accounting, directors fees, management fees and other miscellaneous similar costs, totaled $1,115,133 during the twelve month period ended December 31, 2005 and $1,216,105 in the prior year.

Our amortization expense during the twelve month period ended December 31, 2005 was $380,916 compared to $239,312 during the comparative period in the prior year. Amortization expense represents the continued amortization of our capital assets acquired in acquisitions and the amortization of fair market value of the residual premiums acquired in our Retail operating segment

In accordance with SFAS No 142, “Goodwill and Other Intangible Assets” goodwill and intangible assets are reviewed for impairment on an annual basis. During fiscal 2005 we wrote down intangible assets and goodwill by $5,130,334 and during fiscal 2004 we recorded an impairment loss on intangible assets and goodwill of $1,216,146. As a result of several factors including our decrease in market capitalization over the prior twenty four months, changing market conditions in our Commercial business segment, and a change in direction or business philosophy from transaction based sales to a recurring revenue business model, a portion of goodwill at December 31, 2005 was determined to be impaired and was written down by $4,070,754 from $5,537,954 to $1,467,200. We also determined that the intangible assets associated with the certain distribution rights were impaired as at the fourth quarter of fiscal 2005 and we wrote them down by $1,059,580 to zero. During fiscal 2004 a portion of goodwill was determined to be impaired and was written down by $844,651 and intangible assets associated with certain customer lists was determined to be impaired and was also written down by $371,495, to zero.

Other expenses totaled $174,247 during the twelve month period ended December 31, 2005 and compared to other expenses of $531,020 in the comparative period in the prior year.

	2005	2004
Interest expense	62,538	102,076
Foreign exchange losses	(3,394)	(57,153)
Non-operating interest expense, net	-	131,580
Loss on investments	(35,853)	138,572
Loss on termination of acquisition	-	179,635
Share of loss of equity accounted investment	150,956	34,775
Non-controlling interest	-	1,535
Total	174,247	531,020

Interest expense totaled $62,538, during the twelve month period ended December 31, 2005 and $102,076 during the twelve month period ended December 31, 2004. We record interest expense on bank indebtedness, term loans and notes payable.

During the year ended December 31, 2005, we had foreign exchange gains of $3,394 arising from the translation of Canadian dollar denominated assets and liabilities into US dollars during a period of appreciating Canadian dollar vis-à-vis the US dollar. During the year ended December 31, 2004 we recorded foreign exchange gains totaling $57,153 on the same basis as fiscal 2005.

In fiscal 2005 we recorded a gain of $35,853 on the disposal of common shares of RELM Wireless Corporation acquired through the exercise of certain warrants we acquired early in the year. We also sold 103,853 shares of RELM for net proceeds of $201,198 which had a cost base of $165,345.

During the twelve month period ended December 31, 2005 we acquired an additional 400,000 common shares of Midland International Corporation, a publicly traded entity listed on the NASD Over-the-Counter-Bulletin-Board, in exchange for 225,000 shares of our common stock. This investment is recorded using the equity method so the account was adjusted during the period as follows:

Balance at Dec 31, 2004	$4,725
Additional investment in Midland	158,738
Share of loss of Midland	(150,956)
$12,507

During fiscal 2004 we recorded $34,775 as our share of Midland’s losses.

At December 31, 2004 we recorded a loss of $179,635 on the termination of the 479645 Alberta Ltd. acquisition. We also provided a refundable deposit to 479645 Alberta Ltd. in the amount of $83,195 and incurred additional legal and accounting costs totaling $96,440 prior to termination of the proposed acquisition. Based on our mutual consent with 479645 Alberta Ltd. the refundable deposit was utilized to pay a portion of the legal and accounting costs. We wrote off all associated amounts with the proposed acquisition at December 31, 2004.

Our non-operating interest expense during fiscal 2004 included interest income of $214,000 on $2,250,000 8% convertible subordinated promissory notes of RELM Wireless Corporation offset by; (1) $160,000 financing fee associated with the short term promissory note issued to acquire the RELM notes and (2) interest expense of$185,580 on the short term promissory note.

The $138,572 net loss on investments during fiscal 2004 can be summarized as follows:

Loss on disposal of RELM convertible subordinated promissory note receivable	$170,000
Legal associated with RELM merger proposal	50,912
Gain on disposal of Globetech Ventures Corp. common shares	(34,492)
Gain on disposal of Pivotal Self Service Technologies Inc. common shares	(240,000)
Loss on termination of licensing agreement	144,563
Miscellaneous licensing costs	47,589
$138,572

During fiscal 2004 we recorded other expenses associated with the non- controlling interest in Wireless Age Communications Ltd. (our Retail operating segment) totaling $1,535 compared to zero in the current year.

Loss per share for the twelve month period ended December 31, 2005 was $0.17. The loss per share was $0.09 during the twelve month period ended December 31, 2004.

Results of operations

For the three month period ended September 30, 2006 and 2005

During the quarter ended September 30, 2006 we formalized our plan to dispose of the Wireless Works business unit within the commercial operating segment. The Wireless Works business unit is in the business of broadband wireless voice and data services to the Niagara, Canada region. We have been unable to source the necessary equipment financing on commercially acceptable terms in order to obtain additional hardware and equipment for potential customer sites. Therefore breakeven operations have not been met and management is unwilling to commit significant further resources to the business unit and have placed the unit up for sale. The operations of Wireless Works have been classified as discontinued operations. Continuing operating results include the retail operating segment operations and all other commercial segment operations other than Wireless Works.

Continuing Operations

We recorded an overall net loss of $1,468,410 during the three month period ended September 30, 2006 compared to net income of $271,431 in the comparative period a year ago. The loss from continuing operations was $1,123,927 in the current period compared to income of $353,634 during the three month period ended September 30, 2005. The loss is primarily attributable to a non-cash charge categorized as a dividend expense on issuance of preferred stock in the amount of $1,707,153 arising from the August preferred share and warrant financing, pre-operating costs of $190,299 associated with the new mmwave regional operations centre in Vancouver and continued high interest costs related to working capital lending facilities.

Continuing operations revenues for the consolidated entity including product sales, commissions, residual revenue and engineering services during the three month period ended September 30, 2006 were $8,906,723 compared to $6,743,505 during the third quarter of 2005, representing a 32% increase in sales over the comparative period in the prior year. Sales of the retail segment were $3,615,719, compared to $3,026,972 in 2005 and sales of the commercial segment were $5,291,004 compared to $3,716,533 in 2005.

Sales of the retail segment during the three month period ended September 30, 2006 and 2005 can be broken down into the following subcategories:

	2006	2005
Cellular hardware, radios and accessories	$2,549,661	$1,970,804
Commission and residual revenue	946,421	860,798
Equipment rental	119,637	195,370

	$3,615,719	$3,026,972

The sales of the retail segment for the three month period ended September 30, 2006 increased 19% over the same three month period of 2005. Sales of hardware increased 29% and commission and residual revenue grew 10%. Equipment rental revenue decreased by 39% due to a large rental transaction during the 2005 period associated with the Canada Summer Games in Regina, Saskatchewan which was not repeated in 2006. Handset sales are consistently driving the growth within the retail segment and are a direct result of new and improved handsets and accessories entering the market place, the segment’s ability to successfully sell existing clientele on new handset features and increasing penetration rates in the mobile telephone industry.

The revenues of the commercial segment represent the sale of wireless network hardware, two-way radios, prepaid cellular cards, accessories, engineering services and commissions earned from sale of hardware under supplier representation agreements. Sales of the commercial segment during the current quarter were $5,291,004 compared to $3,716,533 during the third quarter of fiscal 2005.

Sales of the commercial segment grew by 42%. Distribution of prepaid cards is up 93% year over year in the quarter and mmwave business unit growth has increased 33% since last year.

Sales of the commercial segment during the three month period ended September 30, 2006 and 2005 can be broken down into the following subcategories:

	2006	2005
Wireless products, air time fees and engineering services	$5,138,270	$3,523,930
Commission revenue	152,734	192,603

	$5,291,004	$3,716,533

Gross profit from continuing operations during the three month period ended September 30, 2006 was $2,584,669 up from $2,369,519 during the third quarter of fiscal 2005. Gross profit including commissions and residual revenue (which have no associated cost of sales) as a percentage of total sales was 29.0% during the three month period ended September 30, 2006, compared to 35.1% in the third quarter of fiscal 2005. Gross profit on product sales, excluding commission and residual revenue, as a percentage of product sales decreased from 23.1% during the three month period ended June 30, 2005 to 19.0% in the current quarter. Gross profit as a percentage of product sales decreased due to sales mix, i.e. incremental revenues were from lower margin business lines.

Selling and administrative expenses from continuing operations increased from $1,908,576 during the three month period ended September 30, 2005 to $2,240,329 during the three month period ended September 30, 2006 ($190,299 of selling and administrative expenses associated with the new Vancouver regional operations centre have been categorized as pre-operating costs separately, for a further explanation please refer to the narrative below). Selling and administrative expenses (excluding pre-operating costs as defined below) expressed as a percentage of total revenue decreased from 28.3% to 25.1% year over year.

Selling and administrative expenses (excluding pre-operating costs as defined below) during the three month period ended September 30, 2006 and 2005, included:

	2006	2005
General and administrative costs	549,939	442,202
Professional and consulting fees	169,063	195,797
Rent and occupancy costs	224,924	186,580
Wage and benefit costs	1,296,309	1,083,997

	$2,240,325	$1,908,576

Professional and consulting fees were $169,063 during the three month period ended September 30, 2006 compared to $195,797 during the three month period ended September 30, 2005. Professional and consulting fees include expenses for accounting and legal, directors’ fees and other consultants.

General and administrative expenses totaled $549,939 for the three month period ended September 30, 2006 compared to $442,202 for the comparable period ended September 30, 2005. The increase is the result of incremental operating costs associated with the dispersed nature of our business operations.

Rent and occupancy costs were $224,924 during the three month period ended September 30, 2006 compared to $186,580 in the comparative period in the prior year. In November 2005 we consolidated its operations by leasing a single larger head office and warehouse facility in Mississauga.

Wages and benefits have increased from $1,083,997 for the three month period ended September 30, 2005 to $1,296,309 for the third quarter of 2006. This is a result of increased levels of management and employees due to the increased business activity.

We incurred $190,299 in pre-operating costs in July and August 2006, prior to recognizing any revenue from the new commercial segment Vancouver regional operations centre. The costs consisted primarily of salaries and benefits associated with planning and designing business processes in order to begin operations under a new contract in Western Canada.

Amortization expense during the three month period ended September 30, 2006 was $124,667 compared to $85,303 during the comparative period in the prior year. Amortization expense in the current quarter represents the continued amortization of our capital and other assets and the amortization of the intangible assets of $24,184.

Interest expense increased from $1,171 during the three month period ended September 30, 2005 to $132,200 during the current quarter. The increase is a result of new borrowings under a $1,342,000 (CAD$1,500,000) facility with an asset based lender. The Company is in the process of attempting to reduce interest costs by consolidating the lending facilities and anticipates lower rates in the future.

We recorded dividend expense on issuance of preferred stock of $1,707,153 during the three month period ended September 30, 2006 representing the conversion feature of the preferred stock. This non-operating expense arises from Financial Accounting Standards Board, Emerging Issues Task Force abstracts 98-5 and 00-27 and represents a non-cash charge to income representing the intrinsic value of the beneficial conversion option inherent in the August preferred share and warrant financing.

During the quarter ended September 30, 2006 we incurred a foreign exchange loss of $13,948 arising from translation of Canadian dollar denominated assets and liabilities translated into the reporting currency. We experienced a foreign exchange gain of $14,275 in the comparative period in 2005.

Basic (loss) per share for the three month period ended September 30, 2006 was $(0.048) and basic and fully diluted earnings per share during the three month period ended September 30, 2005 was $0.009.

Discontinued Operations

Revenues of discontinued operations (Wireless Works, a business unit within our Commercial operating segment) for the three month period ended September 30, 2006 were $126,360 compared to $83,503 during the comparative period on the prior year. Selling and administrative expenses (including one-time special charges) were $477,200 in the current quarter and $106,552 during the three month period ended September 30, 2005. The loss from discontinued operations was $344,483 during the quarter ended September 30, 2006 and $82,203 in the prior year.

For the nine month period ended September 30, 2006 and 2005

Continuing Operations

We recorded an overall net loss of $2,278,334 during the nine month period ended September 30, 2006 compared to net income of $719,752 in the comparative period a year ago. The loss from continuing operations was $1,659,055 in the current period and $888,752 of income during the nine month period ended September 30, 2005. The loss is primarily attributable to a non-cash charge categorized as a dividend expense on issuance of preferred stock in the amount of $1,707,153 arising from the August preferred share and warrant financing, special charges totaling $510,000, pre-operating costs of $190,299 associated with the new mmwave regional operations centre in Vancouver and continued high interest costs related to working capital lending facilities.

Continuing operations revenues for the consolidated entity including product sales, commissions, residual revenue and engineering services during the nine month period ended September 30, 2006 were $23,576,166 compared to $17,100,918 during the first three quarters of 2005, representing a 38% increase in sales over the previous year. Sales of the retail segment were $9,756,375, compared to $7,829,918 in 2005 and sales of the commercial segment were $13,819,791compared to $9,271,000 in 2005.

Sales of the retail segment during the nine month period ended September 30, 2006 and 2005 can be broken down into the following subcategories:

	2006	2005
Cellular hardware, radios and accessories	$6,990,113	$5,229,102
Commission and residual revenue	2,513,330	2,260,913
Equipment rental	252,932	339,903

	$9,756,375	$7,829,918

The sales of the retail segment for the nine month period ended September 30, 2006 increased 25% over the same nine month period of 2005. Sales of hardware increased 34% and commission and residual revenue grew 11%. Equipment rental revenue decreased by 26% due to a large rental transaction during the 2005 period associated with the Canada Summer Games in Regina, Saskatchewan which was not repeated in 2006. Handset sales are consistently driving the growth within the retail segment and are a direct result of new and improved handsets and accessories entering the market place, the segment’s ability to successfully sell existing clientele on new handset features and increasing penetration rates in the mobile telephone industry.

The revenues of the commercial segment represent the sale of wireless network hardware, two-way radios, prepaid cellular cards, accessories, engineering services and commissions earned from sale of hardware under supplier rep agreements. Sales of the commercial segment during the current period were $13,819,791 compared to $9,271,000 during the nine month period ended September 30, 2005.

Sales of the commercial segment grew by 49%. Distribution of prepaid cards is up 75% year over year during the current period and mmwave business unit growth has increased 54% since last year.

Sales of the commercial segment during the nine month period ended September 30, 2006 and 2005 can be broken down into the following subcategories:

	2006	2005
Wireless products, air time fees and engineering services	$13,361,544	$8,786,130
Commission revenue	458,247	484,870

	$13,819,791	$9,271,000

Gross profit from continuing operations during the nine month period ended September 30, 2006 was $6,955,144 up from $6,030,371 during fiscal 2005. Gross profit including commissions and residual revenue (which have no associated cost of sales) as a percentage of total sales was 29.5% during the nine month period ended September 30, 2006, compared to 35.2% in fiscal 2005. Gross profit on product sales, excluding commission and residual revenue, as a percentage of product sales decreased from 22.9% during the nine month period ended June 30, 2005 to 19.3% in the current period. Gross profit as a percentage of product sales decreased due to sales mix, i.e. incremental revenues were from lower margin business lines.

Selling and administrative expenses from continuing operations increased from $4,847,585 during the nine month period ended September 30, 2005 to $6,340,045 during the nine month period ended September 30, 2006 ($190,299 of selling and administrative expenses associated with the new Vancouver regional operations centre and $510,000 of one time charges have been categorized as pre-operating costs and special charges, respectively and separately, for a further explanation please refer to the narrative below). Selling and administrative expenses (excluding pre-operating costs and special charges as defined below) expressed as a percentage of total revenue decreased from 28.3% to 26.9% year over year.

Selling and administrative expenses (excluding pre-operating costs and special charges) during the nine month period ended September 30, 2006 and 2005, included:

	2006	2005
General and administrative costs	1,580,522	1,116,378
Professional and consulting fees	496,455	472,217
Rent and occupancy costs	598,936	528,528
Wage and benefit costs	3,664,132	2,730,462

	$6,340,045	$4,847,585

Professional and consulting fees were $496,455 during the nine month period ended September 30, 2006 compared to $472,217 during the nine month period ended September 30, 2005. Professional and consulting fees include expenses for accounting and legal, directors’ fees and other consultants.

General and administrative expenses totaled $1,580,522 for the nine month period ended September 30, 2006 compared to $1,116,378 for the comparable period ended September 30, 2005. The increase is the result of incremental operating costs associated with the dispersed nature of our business operations.

Rent and occupancy costs were $598,936 during the nine month period ended September 30, 2006 compared to $528,528 in the comparative period in the prior year. In November 2005 we consolidated its operations by leasing a single larger head office and warehouse facility in Mississauga.

Wages and benefits have increased from $2,730,462 for the nine month period ended September 30, 2005 to $3,664,132 for 2006. This is a result of increased levels of management and employees due to the increased business activity.

We incurred $190,299 in pre-operating costs in July and August 2006, prior to recognizing any revenue from the new commercial segment Vancouver regional operations centre. The costs consisted primarily of salaries and benefits associated with planning and designing business processes in order to begin operations under a new contract in Western Canada.

We categorized $510,000 as special charges during the nine month period ended September 30, 2006, representing a loss from uncollected management fees charged to Midland International Corporation of $300,000 and the non-cash cost of issuing 2,000,000 shares of our common stock, valued at $210,000, as a special one time bonus to 3 of our officers.

Amortization expense during the nine month period ended September 30, 2006 was $298,556 compared to $209,965 during the comparative period in the prior year. Amortization expense in the current quarter represents the continued amortization of our capital and other assets and the amortization of the intangible assets of $24,184.

Interest expense increased from $8,747 during the nine month period ended September 30, 2005 to $364,465 during the current period. The increase is a result of new borrowings under a $1,342,000 (CAD$1,500,000) facility with an asset based lender. We are in the process of attempting to reduce interest costs by consolidating the lending facilities and anticipates lower rates in the future.

We recorded dividend expense on issuance of preferred stock of $1,707,153 during the nine month period ended September 30, 2006 representing the conversion feature of the preferred stock. This non-operating expense arises from Financial Accounting Standards Board, Emerging Issues Task Force abstracts 98-5 and 00-27 and represents a non-cash charge to income representing the intrinsic value of the beneficial conversion option inherent in the August preferred share and warrant financing.

During the nine month period ended September 30, 2006 the Company incurred a foreign exchange loss of $4,060 arising from translation of Canadian dollar denominated assets and liabilities translated into the reporting currency compared to $2,394 in the comparative period in 2005.

During the nine month period ended September 30, 2006 we fully provided for a loss on a Midland International Corporation 8% promissory note due to substantial doubt existing on Midland’s ability to repay. For accounting purposes we have reflected the $300,000 portion of the promissory note that reflects unpaid management fees as a special charge to operations and the $129,114 portion that reflects cash advances over and above management services provided as a loss on investment within Other Expenses. We also recorded our share of Midland losses ($12,507) during the nine month period ended September 30, 2006 and $108,781 during the nine month period ended September 30, 2005.

Basic (loss) per share for the nine month period ended September 30, 2006 was $(0.077) and basic and fully diluted earnings per share during the nine month period ended September 30, 2005 was $0.026.

Discontinued Operations

Revenues of discontinued operations (Wireless Works, a business unit within our Commercial operating segment) for the nine month period ended September 30, 2006 were $363,413 compared to $83,503 during the comparative period on the prior year. Selling and administrative expenses (including one-time special charges) were $775,279 in the current period and $193,349 during the nine month period ended September 30, 2005. The loss from discontinued operations was $619,279 during the nine month period ended September 30, 2006 and $169,000 in the prior year.

Critical Accounting Policies and Estimates

The discussion and analysis of results of operations and financial condition are based upon the consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate the estimates on an on-going basis, including those related to bad debts, inventories, investments, customer accounts, intangible assets, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Note 2 of the "Notes to Consolidated Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. The following is a brief description of the more significant accounting policies and methods we use.

Acquisitions and Business Combinations

We account for acquisitions and business combinations under the purchase method of accounting. We include the results of operations of the acquired business from the acquisition date. Net tangible and intangible assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net tangible and intangible assets acquired are included as goodwill in intangible assets in the accompanying consolidated balance sheets.

Intangibles, Goodwill and Other Assets

We regularly review all of our long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends. When we determine that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate in line with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

We follow SFAS No 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit’s goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The initial adoption of SFAS No. 142 did not impact the results of operations or financial position.

Fair Value of Financial Instruments

The carrying value of receivables, bank indebtedness, accounts payable and accrued liabilities income taxes payable and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt, obligations under capital lease and due to and from related parties also approximates fair value. Unless otherwise noted, it is our opinion that our Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

Investments

Our investments are recorded as held to maturity investments or equity accounted investments.

Held to maturity investments and are recorded at amortized cost. Any unrealized losses which are considered “other than temporary” are classified as realized losses through operations.

Investments in other entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or our ability to exercise significant influence over the operating and financial policies of the investee. Investments of this nature are recorded at original cost and adjusted periodically to recognize our proportionate share of the investees' net income or losses after the date of investment. When net losses from an equity accounted for investment exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. We resume accounting for the investment under the equity method when the entity subsequently reports net income and our share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. When an equity accounted for investee issues its own shares, the subsequent reduction in our proportionate interest in the investee is reflected in income as a deemed dilution gain proportionate interest in or loss on disposition.

Inventory

Our telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method. We analyze inventory levels annually and writes down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value and inventory in excess of expected requirements, to cost of goods sold. Expired inventory is disposed of and the related costs are written off. If actual market conditions are less favorable than that estimated by us, additional write-downs of existing inventory may be required in future periods.

Inventory currently represents approximately 24% of total current assets and is subject to risk of inexact estimates by management.

Revenue Recognition

We recognize revenue from the sale of telecommunications equipment and accessories when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are earned and reasonable assurance of collection exists. We receive co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

Revenue from long-term contracts for developing and building telecommunications systems is recognized using the percentage of completion method where revenue is recorded as costs are incurred, based on actual costs incurred to date on a contract, relative to the estimated total costs to complete the contract. Unbilled revenue represents revenue earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents the extent that billings to clients are in excess of revenue recognized to date. The results reported under the percentage of completion method are based on our estimates of total costs to complete the various contracts. Should total actual costs be materially higher or lower than these estimates, adjustment to future results would be necessary.

We believe that revenue recognition is substantially objectively measured and other than collectibility which is covered elsewhere, there are no elements of estimates in them. However, in our long term contracts, which at current levels are generally not material, there are estimates of completion on how much is earned and therefore are subject to risks of inexact estimates by management.

Warranty Sales and Costs

Through our retail operating segment we sell extended warranty plans for certain telecommunications equipment. We recognize revenue on a straight line basis over the period in which we are obligated to service the equipment. We also defer certain costs associated with the sale of the extended warranty plan and matches such costs against revenue as it is recognized.

Financial Condition

Our total assets increased from $9,473,694 at December 31, 2004 to $10,072,392 at December 31, 2005. The increase in total assets during the year ended December 31, 2005 is primarily the result of the mmwave and Knowlton Pass acquisitions.

Current assets increased from $4,132,971 at the beginning of the year to $7,070,289 at the end of fiscal 2005. Our current assets at December 31, 2005 consisted of cash balance of $795,339, accounts receivable of $3,081,967, inventories of $1,556,931, current portion of due from related of $758,004, deferred tax assets of $668,000 and prepaid expenses of $210,048. We acquired approximately $2.5 million in current assets through the acquisition of mmwave and Knowlton Pass.

Capital assets, net of accumulated depreciation increased from $405,220 at December 31, 2004 to $1,178,780 at December 31, 2005. The increase is the result of the business acquisitions, capital assets purchased and amortization taken during the year. Approximately $300,000 in capital assets were acquired through acquisitions. We also began to build out the Knowlton Pass network during the fourth quarter of fiscal 2005 accounting for substantially the remainder of the increase in capital assets.

Due from related parties grew from $104,189 (reflected as $203,066 due from related parties offset by $98,877 due to related parties) at December 31, 2004 to $841,994 as at December 31, 2005. The December 31, 2005 balance of $841,994 is classified as a current asset of $758,004 and a long term asset of $83,990. The increase is primarily attributable to related party receivable acquired in the mmwave acquisition and a note receivable issued by Midland International Corporation to Wireless Age representing amounts owed for our management services provided to Midland International and cash advances made by us to them. All of the balances are current assets except a long term portion ($83,990) of a note receivable associated with a related part of mmwave.

Investments increased from $4,725 at December 31, 2004 to $32,507 at December 31, 2005. Our investments consist of an investment in Midland International Corporation and Infinity Capital Group, Inc. We hold a 16% interest in Midland and a less than 4% interest in Infinity. The increase arises from an increase in the Midland investment of $158,738 (we acquired another 400,000 Midland common shares during the year) exceeding our share of losses recorded ($150,956) through the income statement. In addition we invested $20,000 in Infinity common shares during the year.

Intangible assets decreased from $1,388,163 at the beginning of fiscal 2005 to $239,626 at December 31, 2005. Normal amortization of intangible assets accounted for $88,957 of the reduction and the remainder of $1,059,580 was an impairment charge of $1,059,580 as described under Results of Operations.

Goodwill associated with acquisitions that have occurred over the last three years decreased from $3,145,419 at December 31, 2004 to $1,467,200 at December 31, 2005. The decrease is the result of an impairment charge of $4,070,754 exceeding the amount of goodwill acquired ($2,392,535) in the mmwave, Knowlton Pass acquisitions and the goodwill recorded through the acquisition of an incremental portion of the non-controlling interest in our majority owned subsidiary Wireless Age Communications Ltd. For a more detailed explanation of the goodwill impairment charge please refer to Results of Operations elsewhere in this report.

Our total liabilities increased from $4,018,309 at December 31, 2004 to $7,087,008 at December 31, 2005. The increase in total liabilities is the result of acquisitions made during the year.

Current liabilities increased from $3,946,663 at the beginning of the year to $6,938,771 at the end of the year. Through the acquisition of mmwave we acquired a $620,000 (CAD$750,000) line of credit which as drawn approximately $344,684 at year end. Accounts payable increased from $3,637,210 at December 31, 2004 to $6,177,116 at December 31, 2005. Shortly after year end we closed a CAD$1,500,000 (approximately US$1,300,000) financing (see Recent Developments) the proceeds of which were used to reduce accounts payable balances. We had customer deposits and deferred revenue from prepaid services and warranty contracts totaling $307,177 ($209,712 of which is reflected in current liabilities). We owe $191,743 ($159,254 of which is reflected in current liabilities) as shareholder loans to former shareholders of mmwave. Current portion of long term debt decreased from $196,645 at December 31, 2004 to $48,005 at December 31, 2005.

Non-controlling interest decreased from $25,198 at December 31, 2004 to $1,283 at December 31, 2005 as a result of the additional acquisition of an incremental portion of our majority owned subsidiary Wireless Age Communications Ltd. As at December 31, 2005, we hold approximately 99.7% of this entity.

The stockholders’ equity decreased from $5,455,385 at December 31, 2004 to $2,985,384 at December 31, 2005. The decrease is attributable to:

•
an increase in common stock and additional paid-in capital of $2,146,031 arising from issuances of an aggregate of 5,576,200 common shares for acquisition of operating subsidiaries and investments, earnout arrangements on previous acquisitions or for consulting services provided,

•	an increase in other comprehensive income of $23,862 associated with foreign currency translation differences of Canadian dollar denominated consolidating financial statements, and

•	offset by the loss of $4,639,894 for the year including the write down of intangible assets.

Liquidity and Capital Resources

As at September 30, 2006, we had current assets of $9,369,716 and current liabilities of $8,522,069, indicating working capital of $847,647 compared to a working capital surplus of approximately $132,000 at the beginning of the year. Our working capital ratio increased from 1.02 at the beginning of the year to 1.10 at September 30, 2006. The increase in working capital is the result of the preferred share and common stock warrant financing completed on August 3, 2006.

Cash used by continuing operating activities amounted to $1,988,842 during the nine month period ended September 30, 2006, primarily as a result of the net loss adjusted for non cash items and various changes in operating assets and liabilities. Cash used in continuing investing activities during the period amounted to $377,040, primarily consisting of cash used to acquire intangible and capital assets. Cash provided by financing activities during the year amounted to $2,545,222 and represented by increases in preferred stock and warrants and in bank indebtedness. The cumulative affect of all these changes resulted in a net increase in cash of $179,339 from continuing operations. Net cash used in discontinued operations (Wireless Works, a business unit within our Commercial operating segment) totaled $501,774.

We believe that additional funding will be required for working capital purposes and acquisitions. We plan to raise the necessary capital in an appropriate mixture of short term and long term debt secured primarily on the liquid assets of the Company and its newly acquired businesses. Management is also hopeful that the warrants issued in the August 3, 2006 financing will begin to be exercised during the fourth quarter of fiscal 2006 and the first quarter of fiscal 2007. There can be no assurance that we will be able to raise this funding when needed nor can we assure the exercise of the outstanding warrants.
Under the terms of the Barron Partners Preferred Stock Purchase Agreement we entered into a Registration Rights Agreement, pursuant which we are obligated to register all shares issuable upon the conversion of the preferred stock and the exercise of the warrants. In the event that we cannot cause to have an effective registration statement with the SEC within 150 days of closing we have agreed to issue 6,570 addition preferred shares per day up to a total of 3,333,333 preferred shares as liquidated damages. If we are obliged to pay the liquidated damages, our shareholders would be subject to immediate and substantial dilution.

Off-Balance Sheet Arrangements

The Company does not have any material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

On December 28, 2006, we filed a registration statement with respect to the initial sale of up to approximately 10.0 million shares of Common Stock by certain of our shareholders. This Prospectus is a registration of the securities included on that registration statement. The registration statement has not yet been declared effective. In the event that the investors exercise all Warrants at the initial exercise prices ($0.25 per share for the “A” Warrants and $0.50 per share for the “B” Warrants) we might receive up to approximately $5.6 million. If the initial registration statement is declared effective, we may receive up to $1.5 million upon the exercise of a portion of the A Warrants. The balance of approximately $4.1 million is contingent upon other follow on registration statements being declared effective. However, there can be no assurance that the investors will exercise the Warrants at all and we cannot provide assurance that the exercise prices of the Warrants will not be adjusted downward pursuant to the terms of our Barron financing agreements.

Recent Developments

Acquisition of Knowlton Pass Inc. and Knowlton Pass' Agreements with MaxTel Wireless Inc.

We acquired Knowlton Pass Electronics Inc. ( “Knowlton Pass”) on July 29, 2005. As part of the transaction, Mr. David MacKinnon joined our Company as an employee. Mr. MacKinnon became Chief Technology Officer. Mr. MacKinnon was formerly a Vice-President of Lavalin Inc. and CEO of E-Concept Inc. He is the holder of several technology patents. Mr. MacKinnon was initially dedicated to the Knowlton Pass initiative but recently was relocated to Vancouver to open a new regional operations centre.

On October 15, 2004, Knowlton Pass entered into a strategic agreement with MaxTel Wireless Inc. (“MaxTel”) to manage and further develop the combined wireless communications business in the Niagara, Ontario, Canada corridor. The development of the combined business is known as our "Wireless Works" initiative.

Knowlton Pass has agreed to become MaxTel's exclusive agent thereby managing its existing client base for an initial term of 10 years. Under the terms of the agreement Knowlton Pass will lease the existing network and take advantage of the excess capacity in their network. Knowlton Pass will receive 90% of the gross revenue received for managing the existing contracts and spectrum and 92.5% from future contracts. Knowlton Pass will pay MaxTel 20% of its gross revenues received from existing contracts and 10% from new contracts as rent for utilizing the network.

On July 26, 2004, we announced that we had agreed to fund the development of the Knowlton Pass business plan by way of a loan. Under the terms of the Knowlton Pass agreement we agreed to fund development of the project through draws of no more than $80,000 (CAD$100,000) per month. We also had an option (but not the obligation) to acquire all of the issued and outstanding Knowlton Pass common shares between September 1, 2004 and January 2, 2005 in exchange for 540,000 shares of our common stock. On January 2, 2005, we mutually agreed by verbal consent with the shareholders of Knowlton Pass to extend the expiration date of the option, on the same terms and conditions as the original option except with respect to such expiration date, until the close of business May 31, 2005. On May 31, 2005 both parties agreed to extend the expiration date to July 31, 2005. On July 29, 2005 we closed the acquisition of Knowlton Pass in escrow. During the escrow period, we have the right to perform further due diligence on Knowlton Pass. On October 14, 2005, after having completed further due diligence the transaction was released from escrow.

Acquisition of mmwave Technologies Inc.

On March 4, 2005 the Company completed the acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave"). mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. mmwave is a recognized leader in the community broadband industry in Canada and is a member of the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Concurrent with the acquisition, Mr. Brad Poulos, former President of mmwave was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds. Mr. Glenn Poulos, who founded mmwave in 1991 and served as its president until 1998, returned to resume the presidency of mmwave. Mr. Brad Poulos was also appointed to the Company's Board of Directors.

The mmwave acquisition was consummated through a series of agreements among the Company, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave (collectively the "Vendors"). The Company and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Each of the Exchangeable Shares is exchangeable for one share of the Company’s common stock which has been issued into the escrow of an escrow agent until such exercise date. After giving effect to the 4.5 million shares of the Company’s common stock issued in connection with the mmwave acquisition, the number of Company shares beneficially owned by the former shareholders of mmwave in the aggregate constituted 15.8% of the approximately 28 million issued and outstanding shares of the Company’s common stock at the time. Mr. Brad Poulos, the new President of the Company and Mr. Glenn Poulos, the President of mmwave, each indirectly beneficially received approximately 1,350,000 shares of Company common stock, with each such holding constituting approximately 4.7% of the Company issued and outstanding common stock at the time. Each of the holders of the Exchangeable Shares may direct the escrow agent to vote the Company shares and deliver dividends and distributions issued in respect of such Exchangeable Shares in accordance with the instructions of the respective holder. In addition, the holders of the Exchangeable Shares are entitled to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Exchangeable Shares may be exercised at any time by any of the Vendors for a same amount of escrow shares.

Telecommunications Manufacturer Agreement

On June 27, 2006 through our wholly owned subsidiary, mmwave Technologies Inc., entered into an agreement with a major global telecommunications manufacturer for the provision of engineering, project management and installation services in North America. The Agreement is a three year performance-based sub-contract, related to the upgrading of telecommunications infrastructure.

The total value of the agreement is uncertain, due to mmwave having to perform to certain on-time delivery and quality standards. We believe that should the project be managed to these standards, the contract could be expected to produce revenues in excess of $30 Million over the three year term. At the peak estimated work load, we expect to have between 50 and 60 staff dedicated to this project.

Concurrent with entering into this agreement we opened a third regional operations centre in Vancouver, British Columbia which will complement our existing operations in Toronto and Montreal.

Director Resignations

On April 17, 2006, John G. Simmonds and Kenneth J. Adelberg voluntarily resigned from our board of directors. Mr. Simmonds had been Chairman of the Board since March 13, 2003 and also served as CEO from March 13, 2003 to September 12, 2005. Mr. Adelberg also served as a director since 2003 and was as an audit and compensation committee member. With these resignations the remaining members of our board of directors are: Bradley J. Poulos, Brian Usher-Jones and Stephen Dulmage. On April 17, 2006, Mr. Poulos was elected Chairman of the Board.

Midland International Corporation Loss

Substantial doubt existed on Midland International Corporation’s ability to repay our $424,734 8% promissory note. Therefore we decided to fully provide for a loss on the promissory note during the three month period ended June 30, 2006. In the event that we recover any amounts we will record a gain in the period such amount is received.

Barron Partners LP Financing

On August 3, 2006, we entered into an agreement with Barron Partners LP, an investment fund based in New York (the “Barron Agreement”), pursuant to which they made an investment in convertible preferred stock (the “Series A Preferred Shares”) and warrants. The Series A Preferred Shares and the warrants (if fully exercised) would generate total proceeds of $6.625 million to us. At the closing, we received $1,000,000 cash and issued 7,142,900 Series A Preferred Shares (face value of $1,000,000 initially convertible into 7,142,900 common shares at $0.14 per share) and warrants to purchase 7,500,000 common shares at an initial exercise price of $0.25 per share and 7,500,000 common shares at an initial exercise price of $0.50 per share. The common stock issuable under the conversion terms of the Series A Preferred Shares and the exercise of the warrant results in an average purchase price per common share equivalent of $0.30.

Appointment of New Directors

On August 24, 2006, Mr. David Valliere and Mr. Glenn Poulos were appointed as directors of Wireless Age Communications, Inc. Mr. Valliere is considered to be an independent director. Mr. Glenn Poulos is President of the Company’s wholly owned subsidiary, mmwave Technologies Inc., and is therefore considered to be an executive director.

Mr. Glenn Poulos is a substantial shareholder of the Company, and is the brother of Mr. Brad Poulos. Mr. Glenn Poulos is a seasoned wireless and telecommunications executive with over 15 years experience in such capacity. Mr. David Valliere is currently an Associate Professor at the School of Business Management, Ryerson University, and has served in several senior management and executive roles over the last 19 years with the Canadian banking industry, as well as in telecommunications and venture capital.

Controls and Procedures

We maintain disclosure controls and procedures designed to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the specified time periods. As of the end of each of the periods covered by the foregoing disclosures, our Chief Executive Officer and Chief Financial Officer evaluated, with the assistance and participation of our Company's management, the effectiveness of the Corporation's disclosure controls and procedures. Based on the evaluation, which disclosed no significant deficiencies or material weaknesses, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective for gathering, analyzing and disclosing the information we are required to disclose and file with the U.S. Securities and Exchange Commission within the time periods specified in the SEC's rules and forms as well as with respect to the information included or incorporated by reference into this registration statement. There were no changes in our control over financial reporting that occurred during our most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

EMPLOYEES

As of the date of this Prospectus, the Company has 120 employees of which 99 are full time. We believe our employee relations are good. None of our employees is represented by a collective bargaining unit.

DESCRIPTION OF PROPERTY

The executive offices of Wireless Age are located at 6200 Tomken Road, Unit A, Mississauga, Ontario, Canada, L5T 1X7 (tel. 905-696-2850). mmwave's Ontario offices are located at 6200 Tomken Road, Unit A, (tel. 905-696-2800), mmwave’s Quebec offices are located at 9436 Cote-de-Liesse, Lachine, QC, H8T 1A1, (tel. 514-636-7117) and mmwave’s British Columbia offices are located at 4020 Viking Way, Unit 130, Richmond, B.C. V6V 2L4, (tel. 604-273-1235). Wireless Canada's and Wireless Source's offices are located at 1408 Broad Street, Regina, Saskatchewan, Canada, S4R 1Y9 (tel. 306-751-7720, fax 306-751-7726). Knowlton Pass’ offices are located at 4100 Victoria Avenue, Vineland, Ontario, Canada (tel. 905-562-9545, fax 904-562-9560). The Wireless Canada and Wireless Source offices, consist of approximately 4,000 square feet and are leased on a month to month basis. Wireless Canada's retail operations consist of nine retail stores located in Saskatchewan and Manitoba, Canada. The Company also rents tower sites within the Knowlton Pass entity. The business of Knowlton Pass, refered to herein as Wireless Works, has been placed for sale and is reflected as discontinued operations in the financial statements as of September 30, 2006. The following is a summary of the retail, warehouse and office locations:

Address	Square Feet	Leased/ Owned	Expiry of Lease
6200 Tomken Road, Unit A, Mississauga	37,000	Leased	October 2010
1408B Broad Street, Regina (office)	4,000	Leased	Month to month
4020 Viking Way, Suite 130, Burnaby, B.C.	8,338	Leased	August 2009
9436 Cote-de-Liesse, Lachine, QC	4,525	Leased	June 2011
4100 Victoria Avenue, Vineland, Ontario	2,000	Leased	Month to month

Retail:
2223 Victoria Ave. East, Regina	675	Leased	October 2006
1401 Broad Street, Regina	3,996	Leased	November 2010
4131 Rochdale Blvd., Regina	1,240	Leased	February 2009
2325 Preston Ave., Saskatoon	403	Leased	September 2006
300 Circle Dr., Saskatoon	3,250	Leased	July 2010
105-3393 Portage Ave. Winnipeg	1,545	Leased	November 2008
Unit 76, Cityplace, Winnipeg	576	Leased	June 2007
Unit 247-393 Portage Ave., Winnipeg	777	Leased	October 2011
Unit 209, Garden City Center, Winnipeg	2,071	Leased	December 2008

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 13, 2003 the Company agreed to purchase all of the issued and outstanding shares of Prime Wireless Corporation ("Prime") from Pivotal Self-Service Technologies Inc. ("Pivotal"), including all of the intellectual property rights of Prime to operate its business, the name of Prime, its Vertex Standard Distribution Agreement, its Midland Master License including all sub-licenses, inventory, accounts receivable, trademarks, copyrights and tooling, in exchange for 1,500,000 shares of the Company’s common stock. Mr. John Simmonds, Chairman of the Company and Mr. Gary Hokkanen, CFO of the Company, provided management services to Pivotal. In addition, Mr. Brian Usher-Jones served on the Board of Directors of Pivotal as well as on the Board of the Company. Each of Mr. Simmonds and Mr. Usher-Jones recused themselves from deliberation and voting on all matters related to the Board's approval of the Company's acquisition of Prime which the Board deemed to be fair and reasonable to the Company as of such date.

On July 2, 2003, the Company acquired all of the current lines of business operated by a sibling of John Simmonds, Chairman of the Board of the Company under the trade-name A.C. Simmonds & Sons in exchange for 1,500,000 shares of the Company’s common stock. The A.C. Simmonds & Sons lines of business consist primarily of the sale of electronics products to certain customers and clients. Since July 2, 2003, and in anticipation of the acquisition of Wireless Source Distribution Ltd. ("Wireless Source", discussed below), the Company operated the A.C. Simmonds & Sons Business through financing from Wireless Source, and, upon the Company's acquisition of Wireless Source on September 19, 2003, the A.C. Simmonds & Sons Business became a division of Wireless Source.

On September 19, 2003, the Company acquired all of the issued and outstanding common shares of Wireless Source Distribution Ltd. from related parties. Wireless Source was owned 50% by an Dallas L. Robinson, former CEO of the Company and an officer of a subsidiary of the Company, Wireless Age Communications Ltd. and 50% by an entity solely owned by Robert Sim, then a director of the Company who resigned on January 18, 2004. The acquisition was consummated through a series of agreements. On September 19, 2003 the Company and a wholly owned subsidiary, (1588102 Ontario) entered into a Share Exchange Agreement with an officer of Wireless Age Communications Ltd. under which 1588102 Ontario issued 1,000,000 preferred shares of itself to Mr. Robinson, for 50 class B common shares of Wireless Source. The exchangeable preferred shares held by Mr. Robinson were exchanged into 1,000,000 shares of the Company's Common Stock in 2004. The Company also entered into a Stock Purchase Agreement with an entity solely owned by Robert Sim under which the Company issued 1,000,000 shares of the Company’s common stock to the entity in exchange for 50 class B common shares of Wireless Source. As total consideration the Company issued 1,000,000 shares of the Company’s common stock and 1,000,000 preferred shares of 1588102 Ontario valued at $2,740,000. The Company's consolidated financial statements include the operating results of Wireless Source from September 1, 2003.

Mr. Simmonds privately purchased 50,000 shares of the Company's Common Stock in August 2003, 50,000 shares of the Company’s common stock and warrants to purchase 50,000 shares of the Company’s common stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

Mr. Brian Usher-Jones privately purchased 300,000 shares of the Company's Common Stock in July 2003, 500,000 shares of the Company’s common stock in August 2003 and an additional 50,000 shares of the Company’s common stock and warrants to purchase 50,000 shares of the Company’s common stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

Mr. Adelberg privately purchased 100,000 shares of the Company's Common Stock in May 2003, 500,000 shares of the Company’s common stock in August 2003 and an additional 50,000 shares of the Company’s common stock and warrants to purchase 50,000 shares of the Company’s common stock in November 2003 on terms and conditions approved by the Board of Directors of the Company and deemed fair and reasonable as of such dates.

The Company's Chief Executive Officer and Chairman of the Board, Mr. John Simmonds, the Chief Financial Officer, Mr. Gary Hokkanen, and the Corporate Secretary, Ms. Carrie Weiler, were compensated during the period May 1, 2003 to September 30, 2005 pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited (which was assigned to Simmonds Mercantile and Management Inc. on January 1, 2004) and the Company. The Company was obligated to pay a monthly fee of $35,000 for the services of these individuals. The initial term of the agreement was one year. The agreement would automatically renew for a two year period after the first year, unless either party provided written notice of cancellation prior to 60 days of expiration of the initial term. Neither party provided written notice of cancellation prior to the expiration of the initial term.

The Company entered into a Placement Agreement as of June 30, 2004 with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd. (collectively, the "Sellers"), providing for the Company's private secondary restricted stock placement of an aggregate of 2,499,450 shares of the Company’s common stock, par value $.001 per share (the "Shares"). The basic terms of the Placement Agreement provided for a firm commitment first tranche placement of 500,000 Sellers' Shares in a restricted stock placement, which closed July 9, 2004. The Placement Agreement provided for the exercise of Company best efforts to cause a second tranche restricted stock placement of 1,999,450 Sellers' Shares, on or before the close of business on September 30, 2004 (the "Second Tranche"). In addition, the Company negotiated the option for the secondary private restricted stock placement of up to 1 million additional Shares owned by 101016305 Saskatchewan Ltd. The Company did not close the Second Tranche or exercise the option. In connection with the Placement Agreement, the Company's obligations with respect to the (i) the Note Purchase and Security Agreement between the Company and Stacey Minichiello, dated as of December 31, 2003; (ii) a Note issued thereunder in the principal amount of $1,930,000.00 (the "First Note"), and (iii) a second Note in the principal amount of $400,000.00, dated as of January 21, 2004 (together with the First Note, each as amended June 30, 2004, collectively the "Notes") were extended to September 30, 2004. Robert Sim is a former director of the Company. Mr. Sim resigned as a director of the Company on January 18, 2004.

On September 30, 2004 the Company entered into an agreement to further amend the Notes, and to amend the Placement Agreement entered into with Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., dated as of June 30, 2004 (together with the Notes, as amended, referred to as the "September Amendments"). Pursuant to the terms of the September Amendments, the maturity date for repayment of the Notes was extended to December 31, 2004. The terms of the placement under the Placement Agreement No. 2 provided for a firm commitment placement of 500,000 Sellers' Shares in a restricted stock placement, which closed during November 2004. Under the terms of the September Amendments the Company agreed to issue certain promissory notes. The Company issued a $50,000 non-interest bearing note to Robert Sim repayable in six monthly installments of $8,334 on the first of the month beginning November 1, 2004 and ending on April 1, 2005. This note was issued in exchange for 18,750 common shares of Wireless Age Communications Ltd., the Company's majority owned subsidiary ("Wireless Canada"), which represents an ownership position of approximately 1.3%. In addition, the Company issued another $50,000 note on the exact same terms and conditions to Diane Sim, the former spouse of Robert Sim. The Company also issued a CAD$119,165 non-interest bearing note to Robert Sim repayable in six monthly installments of CAD$19,860.83 beginning on November 1, 2004 and ending on April 1, 2005. This note was in repayment of amounts owed to Robert Sim in respect of shareholder loans he provided the Company while he was a director that had no specific repayment terms. In connection with the transaction, the Company also acquired 30,000 shares of Wireless Canada held by Rosemary Sim, Robert Sim's spouse, in exchange for the issuance on January 10, 2005 of 61,200 restricted shares of the Company’s common stock to Rosemary Sim.

On October 1, 2004, the Company entered into an agreement with Midland International Corporation (formerly known as Azonic Corporation) whereby the Company agreed to provide management services to Midland. The Company holds a 15.8% interest in Midland and certain officers and directors of the Company are also officers and directors of Midland. Certain shareholders of Midland are also officers and directors of the Company. These services initially involved providing assistance in organizing Midland’s business plan and negotiating various strategic partnerships (including but not limited to carriers for airtime, manufacturers of handsets, marketing partners, logistics providers for distribution and several potential customers). Subsequently, the Company provided services primarily in the area of accounting and regulatory compliance. Pursuant to the terms of the agreement Midland was obligated to pay the Company a monthly fee of $20,000.

On March 4, 2005 the Company completed the acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave"). Concurrent with the acquisition, Mr. Brad Poulos, former President of mmwave was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds. Mr. Glenn Poulos, who founded mmwave in 1991 and served as its president until 1998, returned to resume the presidency of mmwave. Mr. Brad Poulos was also appointed to the Company's Board of Directors.

The mmwave acquisition was consummated through a series of agreements among the Company, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave (collectively the "Vendors"). The Company and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Each of the Exchangeable Shares is exchangeable for one share of the Company’s common stock which has been issued into the escrow of an escrow agent until such exercise date. After giving effect to the 4.5 million shares of the Company’s common stock issued in connection with the mmwave acquisition, the number of Company shares beneficially owned by the former shareholders of mmwave in the aggregate constituted 15.8% of the approximately 28 million issued and outstanding shares of the Company’s common stock at the time. Mr. Brad Poulos, the new President of the Company and Mr. Glenn Poulos, the President of mmwave, each indirectly beneficially received approximately 1,350,000 shares of Company common stock, with each such holding constituting approximately 4.7% of the Company issued and outstanding common stock at the time. Each of the holders of the Exchangeable Shares may direct the escrow agent to vote the Company shares and deliver dividends and distributions issued in respect of such Exchangeable Shares in accordance with the instructions of the respective holder. In addition, the holders of the Exchangeable Shares are entitled to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Exchangeable Shares may be exercised at any time by any of the Vendors for a same amount of escrow shares.

During fiscal 2005 and since the date of acquisition of mmwave, the Company has sold products totaling $295,621 and provided services valued at $63,473 to W3 Connex Inc. an entity in which the Company’s CEO and the president of mmwave (both former shareholders of mmwave) are minority shareholders. As of December 31, 2005, the Company was owed $192,524 by W3 Connex Inc.

Through the acquisition of mmwave, the Company acquired a debt issued by Xpress Test Solutions Inc. (an entity in which the Company’s CEO and the president of mmwave are minority shareholders) to mmwave of $181,676. During fiscal 2005 and since acquisition date of mmwave, the Company has sold products totaling $6,430 and provided services valued at $18,612 to Xpress Test Solutions. On December 31, 2005, Xpress Test Solutions Inc. provided the Company a $181,676, 8% promissory note pursuant to which Xpress Test Solutions Inc. agreed to repay the note over a two year period with an initial payment of $21,496 in January 2006, followed by twenty three monthly payments of $6,999 beginning on February 28, 2006 and ending on December 31, 2007. The shareholders of Xpress Test Solutions Inc. also entered into a Pledge and Security Agreement under which the shares of Xpress Test Solutions Inc. were pledged to the Company as security for the promissory note.

On September 30, 2005, the Company negotiated the termination of the Management Services Agreement with Simmonds Mercantile and Management Inc. effective October 1, 2005. Pursuant to the terms of the Termination Agreement the Company agreed to pay a Break Fee represented by a payment of $100,000 (CAD$118,000) paid in two equal amounts of $50,000 (CAD$59,000) on October 3, 2005 and October 14, 2005. The Break Fee represented less than three months fees of the remaining seven months of the Agreement. The Company also agreed to offer employment to Mr. Hokkanen, the Company’s Chief Financial Officer who had been remunerated prior to termination through the Management Services Agreement on customary terms for such position directly by Wireless Age. The Company also agreed to offer Ms. Weiler, the Company’s Corporate Secretary who had also been remunerated prior to termination through the Management Services Agreement, a Consulting Agreement on customary terms for such position directly by Wireless Age.

On December 31, 2005, the Company terminated the Midland management services agreement and negotiated a settlement agreement whereby all amounts owed to the Company were converted into an 8% promissory note in the amount of $424,734, pursuant to which Midland agreed to repay the note over a one year period with an initial payment of $100,000 on March 15, 2006, followed by three payments of $108,244.66 on June 30, 2006, September 30, 2006 and December 31, 2006. Midland also agreed to enter into a General Security Agreement providing a first charge security position on all of the assets of Midland to the Company. According to the terms of the promissory note, the Company has the option, but not the obligation, to convert the outstanding principal and interest payment due on each of June 30, 2006, September 30, 2006 and December 31, 2006 into shares of Midland common stock at $0.035 per share.

On April 17, 2006, John G. Simmonds and Kenneth J. Adelberg voluntarily resigned as directors. Mr. Simmonds has been Chairman of the Board since March 13, 2003 and served as CEO from March 13, 2003 to September 12, 2005. Mr. Adelberg has also served as a director since 2003 and was as an audit and compensation committee member. With these resignations the remaining members of the board of directors were: Bradley J. Poulos, Brian Usher-Jones and Stephen Dulmage. On April 17, 2006, Mr. Poulos was elected Chairman of the Board.

On July 28, 2006, the Board of Directors approved a special bonus of 1,000,000 shares of the Company’s common stock for each of Glenn Poulos and Brad Poulos for securing an agreement with a major global telecommunications manufacturer. Brad Poulos directed that 100,000 shares of his bonus be issued to Gary Hokkanen, CFO, for his involvement in securing the agreement.

The Board believes that all of the foregoing related party transactions were made on terms that were fair and reasonable to the Company. Directors having an economic interest in the outcome of such transactions did not participate in the deliberation or voting with respect to such actions on the part of the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The price per share of the Company’s common stock is quoted on the NASD's OTC Bulletin Board under the symbol "WLSA". Prior to October 29, 2002 the Company's stock did not trade.

The following table sets forth for the periods indicated the high and low close prices for the Common Shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

Quarter Ended	High	Low
September 30, 2006	$0.36	$0.24

June 30, 2006	$0.38	$0.22

March 31, 2006	$0.43	$0.32

December 31, 2005	$0.49	$0.27

September 30, 2005	$0.55	$0.39

June 30, 2005	$0.63	$0.49

March 31, 2005	$0.86	$0.41

December 31, 2004	$0.96	$0.56

As of the date of this Prospectus the Company has approximately 4,200 shareholders.

The Company does not expect to pay a cash dividend on its common stock in the foreseeable future. Payment of dividends in the future will depend on the Company's earnings and its cash requirements at that time.

The Company does not have any securities authorized for issuance under equity compensation plans.

EXECUTIVE COMPENSATION

The following table sets forth compensation for each of the past three fiscal years with respect to each person who served as Chief Executive Officer of the Company and each of the four most highly-compensated executive officers of the Company who earned a total annual salary and bonuses that exceeded $100,000 in any of the three preceding three fiscal years.

Summary Compensation Table

Long Term Compensation
							Awards		Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Bradley J. Poulos Chief Executive Officer (1)	2005 2004 2003		$152,098 — —	— — —		$11,551 — —				$3,311 — —

John G. Simmonds Chief Executive Officer (2)	2005 2004 2003	$ $ $	272,750 267,425 92,362	— — —	$ $	7,442 5,000 —

Gary N. Hokkanen Chief Financial Officer (3)	2005 2004 2003	$ $	141,604 112,708 —	— — —		$4,362 — —

Carrie J. Weiler Corporate Secretary (4)	2005 2004 2003	$ $	101,568 100,284 —	— — —		$7,442 — —

David MacKinnon Chief Technology Officer (5)	2005 2004 2003		$119,690 — —	— — —		$3,973 — —

Dallas Robinson Chief Executive Officer (6)	2005 2004 2003	$	— — 21,757	— — —	$	— — 1,532

(1)
Mr. Poulos became our President on March 4, 2005, in connection with the acquisition of mmwave Technologies Inc. Mr. Poulos was appointed President and CEO on September 12, 2005. Mr. Poulos’ salary includes remuneration paid to him from January 1, 2005 to March 4, 2005 in his capacity as President of mmwave, from March 4, 2005 to September 12, 2005 in his capacity as our President and from September 12, 2005 to December 31, 2005 as our CEO. Mr. Poulos received $3,311 in directors’ fees from mmwave prior to the acquisition of mmwave on March 4, 2005 and $11,551 in other annual compensation, consisting primarily of an automobile allowance.

(2)
Mr. Simmonds joined us in March, 2003 and served as CEO until September 12, 2005 and as Chairman of the Board and a director until April 17, 2006. Mr. Simmonds resigned as a director on April 17, 2006. Mr. Simmonds was compensated through a management services agreement between Simmonds Mercantile & Management Inc. (“SMMI”) and the Company, pursuant to which we were obligated to pay SMMI $35,000 per month for the executive management services of Mr. Simmonds, as CEO, Mr. Hokkanen as CFO and Ms. Weiler as Corporate Secretary. The salary for 2005 represented amounts paid by SMMI to Mr. Simmonds directly. Other annual compensation primarily includes an automobile allowance paid to Mr. Simmonds by SMMI. On September 30, 2005 we terminated the SMMI management services agreement and we no longer compensate Mr. Simmonds for any services.

(3)
Mr. Hokkanen joined us as CFO on May 29, 2003. Mr. Hokkanen was compensated through the SMMI management services agreement up to and including September 30, 2005. Salary amounts disclosed include a salary paid by SMMI to Mr. Hokkanen prior to September 30, 2005. Effective October 1, 2005, Mr. Hokkanen became a direct employee of the Company and the salary amounts we paid to Mr. Hokkanen are also included above. Other annual compensation paid to Mr. Hokkanen primarily includes an automobile allowance. During 2003 Mr. Hokkanen’s salary was less than $100,000.

(4)
Ms. Weiler joined us as Corporate Secretary on May 29, 2003. Ms Weiler was compensated through the SMMI management services agreement up to and including September 30, 2005. Salary amounts disclosed include a salary paid by SMMI to Ms. Weiler prior to September 30, 2005. Effective October 1, 2005 Ms. Weiler contracted directly with the Company for part time services. Other annual compensation paid to Ms. Weiler primarily includes an automobile allowance. During 2003 Ms. Weiler’s salary was less than $100,000.

(5)	Mr. Mackinnon's employment was terminated effective September 30, 2006.

(6)	Mr. Robinson resigned as CEO in March 2003.

Option Grants in 2005 Fiscal Year

The Company made no option grants in 2005.

Compensation of Directors

Fees

       The following fees were paid to Directors who were not employees of the Company during fiscal 2005. During 2005, all non-employee directors received fees for services rendered on the Board of Directors. Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Board members are also reimbursed for all expenses associated with attending Board or Committee meetings. Non-employee directors are paid a $20,000 retainer per annum, paid quarterly and meeting fees as follows:

Fee for each Board meeting	$500

Fee for each telephone meeting	$500

Fee for each Committee meeting	$500

The Company paid a total of $81,000 in directors' fees during 2005.

Employment Arrangements

On May 1, 2003 the Company entered into a Management Services Agreement with Simmonds Capital Limited for the executive management services of John Simmonds, as CEO, Carrie Weiler, as Corporate Secretary, Gary Hokkanen, as CFO, as well as other non-executive level individuals on a time to time basis, for a monthly fee of $35,000. Prior to the termination of this agreement on September 12, 2005, Mr. Simmonds resigned as CEO of the Company and was replaced by Mr. Brad Poulos, who was at the time employed by the Company as President. As Mr. Simmonds was no longer providing executive management services to the Company as CEO, on September 30, 2005, the Company negotiated the termination of the Management Services Agreement effective October 1, 2005.

Pursuant to the terms of the Termination Agreement the Company agreed to pay a Break Fee represented by a payment of $100,000 (CAD$118,000) paid in two equal amounts of $50,000 (CAD$59,000) on October 3, 2005 and October 14, 2005. The Break Fee represented less than three months fees of the remaining seven months of the Agreement. The Company also agreed to offer employment to Mr. Hokkanen, Wireless Age’s Chief Financial Officer who had been remunerated prior to termination through the Management Services Agreement on customary terms for such position directly by Wireless Age. The Company also agreed to offer Ms. Weiler, Wireless Age’s Corporate Secretary who had also been remunerated prior to termination through the Management Services Agreement, a Consulting Agreement on customary terms for such position directly by Wireless Age.

In connection with the appointment of Mr. Brad Poulos initially as President of Wireless Age, the Company entered into an employment agreement with Mr. Brad Poulos on March 4, 2005 (the "Brad Poulos Employment Agreement"). On February 20, 2006, the Company renegotiated certain provisions of the employment agreement when Mr. Poulos was appointed CEO. Under the terms of the amended Poulos Employment Agreement, Mr. Poulos is to serve as CEO of Wireless Age at a base annual salary of CDN $200,000 (approximately US$174,000). Mr. Poulos is also eligible for a short term bonus equal to 50% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos was eligible for long term bonus of 333,333 shares of the Company to be issued on July 4, 2006, March 4, 2007 and March 4, 2008 (for a total of 1,000,000 shares in total) if he achieved certain additional milestones. On July 28, 2006, the Board of Directors of the Company agreed to accelerate the payment of long term bonus and the Company issued 900,000 shares of the Company’s common stock to Mr. Poulos (Mr. Poulos had instructed that 100,000 shares of his bonus be issued to Mr. Hokkanen). Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other Company personnel. The Company will provide Mr. Poulos with a vehicle. Mr. Poulos has agreed to the Company's customary provisions for loyalty, confidentiality and ownership of intellectual property. The Brad Poulos Employment Agreement will continue in effect until such time notice is given by the Company, at its sole discretion at any time, to terminate Mr. Poulos. If the Company terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario, the Company shall pay Mr. Poulos 200% of his annual base salary. The Company will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Brad Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with the Company. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment. In connection with the Brad Poulos Employment Agreement, the Company was required to undertake to exercise commercially reasonable efforts to cause Mr. Poulos to be nominated and elected to the Board.

As of March 4, 2005, in connection with the Company's acquisition of all of the issued and outstanding shares of mmwave Technologies Inc., ("mmwave"), Mr. Glenn Poulos entered into an agreement to serve as the President of mmwave (the "Glenn Poulos Employment Agreement"). Mr. Poulos will serve as President of mmwave at a base annual salary of CDN $150,000 (as of April 12, 2005, based on an exchange rate of CDN 1= U.S. $.808, CDN $150,000 was equal to U.S. $121,200). Mr. Poulos is also eligible for a short term bonus equal to 33% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of mmwave to be issued upon the first, second and third anniversary date of inception of his service to mmwave (for a total of 999,999 shares in total) if he achieves certain additional milestones. On July 28, 2006, the Board of Directors agreed to accelerate the bonus and issued 1,000,000 shares of the Company to Mr. Poulos. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other mmwave personnel. mmwave will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month (as of April 12, 2005, CDN $14,400 was equal to U.S. $11,635.20). Mr. Poulos has agreed to mmwave's customary provisions for loyalty, confidentiality and ownership of intellectual property. This employment agreement will continue in effect until such time notice is given by mmwave, at its sole discretion at any time, to terminate Mr. Poulos. If mmwave terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the employment agreement, mmwave shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. mmwave will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with mmwave. mmwave will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

On December 30, 2005, the Company, entered into an Employment Agreement with Mr. Gary Hokkanen as CFO, effective October 1, 2005 (the “Hokkanen Employment Agreement”). Mr. Hokkanen has served as the Company’s Chief Financial Officer since May of 2003. Under the terms of the Hokkanen Employment Agreement, Mr. Hokkanen will receive annual compensation of CAD$175,000 (approximately US$152,250) beginning January 1, 2006. For the period October 1, 2005 to December 31, 2005, Mr. Hokkanen received annual compensation of CAD$160,000 (approximately US$139,200), the same compensation he received from SMMI under the SMMI Management Services Agreement. Mr. Hokkanen is also to receive an annual bonus of CAD$50,000 (approximately US$43,500) based on a yet to be determined annual criteria. Mr. Hokkanen will receive 3 weeks vacation and will be provided an automobile. Mr. Hokkanen will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other Company personnel. The Company will provide Mr. Hokkanen with a vehicle. Mr. Hokkanen has agreed to the Company's customary provisions for loyalty, confidentiality and ownership of intellectual property. If the Company terminates the employment of Mr. Hokkanen prior to the statutory notice period required under the laws of Ontario, the Company shall pay Mr. Hokkanen 200% of his annual base salary. The Company will have the right at any time to terminate Mr. Hokkanen for just cause without having to make such payments if Mr. Hokkanen is terminated for just cause or if Mr. Hokkanen voluntarily resigns or otherwise voluntarily terminates his agreement with the Company. The Company will continue health and ancillary benefit coverage for a period of 24 months following the termination of his employment. On July 28, 2006, Mr. Brad Poulos instructed that 100,000 shares of the Company’s common stock be issued to Mr. Hokkanen out of the bonus of 1,000,000 shares granted to Mr. Poulos.

On October 1, 2005, the Company entered into a consulting agreement with Medallion Corporation, an entity solely owned by Ms. Carrie Weiler, to obtain the part time corporate secretarial services of Ms. Weiler for a monthly fee of $5,350. The contract expires on September 30, 2006.

Pursuant to the Brad Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), or whereby Mr. Brad Poulos no longer controls at least one seat on the Board, Mr. Brad Poulos may elect to resign within sixty (60) days of such event, with the Company shall pay Mr. Brad Poulos 200% of his annual base salary. The Company will continue health and ancillary benefit coverage for a period of 24 months following the termination of his employment.

Pursuant to the Glenn Poulos Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), Mr. Poulos may elect to resign within sixty (60) days of such event, with the following benefits: if termination occurs within 18 months of the inception date of the Glenn Poulos Employment Agreement, the Company shall pay Mr. Poulos 266% of his annual base salary, and 133% if termination occurs after 18 months of inception of the agreement. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment.

In the case of the Hokkanen Employment Agreement, in the event of a buyout, merger, or any other event that results in a change of control (as defined therein), Mr. Hokkanen may elect to resign within sixty (60) days of such event, with the Company shall pay Mr. Hokkanen 200% of his annual base salary. The Company will continue health and ancillary benefit coverage for a period of 24 months following the termination of his employment.

Compensation Committee

The Compensation Committee consists of two non-employee directors, Messrs. Usher-Jones and Stephen Dulmage. The Compensation Committee has the responsibility for allocation of cash compensation and stock options to senior executive officers of the Company.

The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company's executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company.

CHANGE OF ACCOUNTANTS

On February 5, 2004, the Company dismissed Amisano Hanson, Chartered Accountants, ("Amisano Hanson") as its principal accountants. Such action had been previously approved by the Registrant's Board of Directors. Amisano Hanson's report on the financial statements of the Company for the year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, and was not modified as to audit scope or accounting principles. From the time of Amisano Hanson's appointment as the Company's auditors on January 22, 2001, through the date of termination, there had been no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Amisano Hanson, would have caused it to make reference to the subject matter of the disagreements in connection with its report, including, without limitation, with respect to matters regarding reliable internal controls of the Company or any unwillingness to rely on representations of the Company.

On February 5, 2004, the Company retained Mintz & Partners LLP of Toronto, Ontario, Canada, as the Company's independent registered auditors to conduct an audit of the Registrant's financial statements for the fiscal year ended December 31, 2003. This action was previously approved by the Company's Audit Committee and ratified by the entire Board of Directors.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our special Nevada counsel, Michael Morrison.

EXPERTS

The consolidated financial statements of the Company for the years ended December 31, 2005 and December 31, 2004 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report of Mintz & Partners LLP, independent registered auditors, and upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF SECURITIES

The following summary describes the material terms of our capital stock. To fully understand the actual terms of the capital stock you should refer to our certificate of incorporation, as amended, and our bylaws. The summary does not give effect to the exercise of outstanding warrants or options to purchase common stock except where noted.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this Prospectus there are 31,527,918 shares of common stock and 7,142,900 Series A Preferred Shares issued and outstanding. The Series A Preferred Shares have a face value of $1,000,000 and are initially convertible into 7,142,900 common shares or at $0.14 per common share. Upon the exercise of outstanding warrants for 15,164,286 shares of common stock and the conversion of the Series A Preferred Shares into 7,142,900 there will be an aggregate of 53,835,104 shares of common stock issued and outstanding on a fully diluted basis. There are approximately 75 holders of record of our common stock as of the date of this Prospectus and approximately 4,200 shareholders that hold their respective stock in "street name" client accounts of broker-dealers and/or banks.

COMMON STOCK

Voting Rights. The holders of our stock have one vote per share. Holders of our stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class.

Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

Voting rights. The holders of preferred stock shall have such voting powers, full or limited, or no voting powers, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Dividends. Holders of preferred stock will share ratably in any dividends declared by our Board of Directors, but may have preferential rights over the holders of common stock, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. Such dividends may be payable either in cash, in property, or in shares of common stock. There have been no issuances of preferred stock to date.

Other Rights. Upon the liquidation, dissolution or winding up of Wireless Age, after payment or provision for payment of debts and other liabilities of the Company, holders of preferred stock may be entitled to preferential amounts in the net assets of the Company, as shall be stated in the resolution or resolutions providing for the issuance of such series of preferred stock adopted by the Board of Directors.

WARRANTS

We have issued warrants for the purchase of our common stock. There are currently warrants to acquire up to 15,014,286 shares of common stock, 15,000,000 of which shares are being registered hereunder. Details of the warrants are as follows:

Number of shares	Exercise Price		Expiry Date

7,500,000	$0.25	*	August 2, 2011
7,500,000	$0.50	*	August 2, 2011
14,286	$0.14		August 2, 2007

*	Initial exercise prices which may be reduced pursuant to the term of a financing agreement with Barron Partners.

OPTIONS

As of the date of this Prospectus, we have granted no options to purchase shares of common stock.

In May 2004, our Board of Directors approved presentation of an equity incentive plan to the Company's shareholders. The plan was not ratified by our shareholders and no options were issued under the plan. We intend to reintroduce a new equity incentive plan for ratification at the 2007 annual meeting of shareholders.

TRADING OF THE COMPANY’S COMMON STOCK ON THE OTC/BB SYSTEM

Our common stock is quoted for trading on the Over-The-Counter Bulletin Board (OTC/BB) under the symbol "WLSA".

NO PREEMPTIVE RIGHTS

No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT

The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, Telephone 303-282-4800, Fax 303-282-5800.

SHARES ELIGIBLE FOR FUTURE SALE

To date, there has been limited volume in the public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

As of the date of this Prospectus, after giving effect to the exercise of all outstanding warrants and options and the conversion of convertible preferred shares, the Company will have approximately 53,835,104 shares of common stock issued and outstanding. Approximately 25,380,950 shares are currently freely tradable. The remaining approximate 6,146,968 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including any affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of common stock, which is currently approximately 315,280 shares as of the date of this offering including the shares registered hereunder; or (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. Under Rule 144, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

We have not filed any registration statements on Form S-8, however we may do so in the future. The Form S-8 permits the freely tradable resale in the public market of shares so registered.

PENNY STOCK

Because the Company’s common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock". This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. Imposing these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 504 of Regulation S-B will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company. Nor does any such expert have any contingent based agreement with the Company or any other interest in or connection to the Company.

COMMISSION POSITION ON INDEMNIFICATION

At the present time, each member of the Company's board of directors, except for Mr. Valliere (each such individual, an "Indemnitee") has entered into an indemnification agreement (the "Indemnification Agreement") with the Company, pursuant to which the Company has agreed to indemnify Indemnitee for, and hold Indemnitee harmless from and against, any Losses or Expenses (as such terms are defined in the Indemnification Agreement) at any time incurred by or assessed against Indemnitee arising out of or in connection with the service of Indemnitee as a director, advisory director, Board Committee member, officer, employee or agent of the Company or of an Affiliate, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as an Officer or Director of the Company or of an Affiliate, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

Wireless Age Communications, Inc.
Condensed Consolidated Balance Sheet
September 30, 2006
(UNAUDITED)

ASSETS

Current Assets:
Cash and cash equivalents	$472,904
Receivables	3,694,349
Inventory	1,892,689
Deferred tax asset	1,578,000
Due from related parties (Note 8)	324,994
Prepaid expenses and other assets	329,154
Assets of discontinued operations held for sale (Note 10)	532,498
8.824,588

Due from related parties (Note 8)	28,928
Property, plant and equipment, net of accumulated amortization of $1,798,677	1,365,086
Investments (Note 4)	20,000
Intangible assets (Note 5)	236,352
Goodwill (Note 5)	1,467,200
Assets of discontinued operations held for sale (Note 10)	545,128
TOTAL ASSETS	$12,486,652

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Bank indebtedness (Note 6)	$1,979,665
Accounts payable and accrued liabilities	5,252,018
Deferred revenues and customer deposits	195,186
Current portion of due to shareholders (Note 9)	189,520
Current portion of long-term debt (Note 6)	160,826
Liabilities of discontinued operations held for sale (Note 10)	744,854
Total current liabilities	8,522,069

Deferred revenues and customer deposits	49,593
Deferred tax liability	17,000
Long-term debt (Note 6)	373,379
Minority interest	1,283
Total liabilities	8,963,324

Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, 7,142,900 shares issued and outstanding at September 30, 2006 (Note 12)	7,143
Preferred stock additional paid-in capital	362,237
Common stock, $.001 par value, 100,000,000 shares authorized, 31,527,918 shares issued and outstanding at September 30, 2006	31,528
Additional paid-in capital	12,142,256
Accumulated deficit	(9,169,136)
Accumulated other comprehensive income	149,300
Total stockholders’ equity	3,523,328
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,486,652

See accompanying notes to financial statements.

Wireless Age Communications, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 [1]	2006	2005 [1]
Sales - product	$7,807,567	$5,690,104	$20,604,589	$14,355,135
Commission and residual revenue	1,099,156	1,053,401	2,971,577	2,745,783
Total sales	8,906,723	6,743,505	23,576,166	17,100,918

Cost of goods sold - product	6,322,054	4,373,986	16,621,022	11,070,547
Gross profit	2,584,669	2,369,519	6,955,144	6,030,371

Selling and administrative expenses	2,240,329	1,908,576	6,340,045	4,847,585
Special charges (Note 13)	-	-	510,000	-
Pre-operating costs (Note 11)	190,299	-	190,299	-
Amortization	124,667	85,303	298,556	209,965

Earnings (loss) from operations	29,374	375,640	(383,756)	972,821

Other (income) expenses
Interest	132,200	1,171	364,465	8,747
Dividend expense on issuance of preferred stock (Note 12)	1,707,153	-	1,707,153	-
Gain on disposal of marketable securities, net	-	-	-	(35,853)
Foreign exchange loss (gain)	13,948	(14,275)	4,060	2,394
Loss on note receivable (Note 8)	-	-	129,114	-
Share of loss of equity accounted investment (Note 4)	-	35,110	12,507	108,781
	1,853,301	22,006	2,217,299	84,069
Net (loss) income from continuing operations, before income taxes	$(1,823,927)	$353,634	$(2,601,055)	$888,752

Income tax recovery - deferred	(700,000)	-	(942,000)	-

Net (loss) income from continuing operations	$(1,123,927)	$353,634	$(1,659,055)	$888,752
Net (loss) from discontinued operations, net of tax (Note 10)	(344,483)	(82,203)	(619,279)	(169,000)

Net income (loss)	$(1,468,410))	$271,431	$(2,278,334)	$719,752
Basic earnings (loss) per share of common stock:
Weighted average number of common shares outstanding	30,733,663	28,739,089	29,673,559	27,577,883
Basic earnings (loss) per share	$(0.048)	$0.009	$(0.077)	$0.026
Diluted earnings (loss) per share of common stock:
Weighted average number of common shares outstanding	-	28,889,089	-	27,727,883
Diluted earnings per share	-	$0.009	-	$0.026

Comprehensive Income (Loss )
Net income (loss)	$(1,468,410)	$271,431	$(2,278,334)	$719,752
Other comprehensive income (loss):
Foreign exchange translation gain (loss)	(611)	41,908	(11,699)	52,982
Comprehensive income (loss)	$(1,469,021)	$313,339	$(2,290,033)	$772,734

1Commissions previously classified as cost of sales have been reclassified as selling and administrative expenses in 2005 comparative figures and certain operations have been reclassified as discontinued operations.

See accompanying notes to financial statements.

Wireless Age Communications, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
For the nine month period ended September 30, 2005
(UNAUDITED)

	Common Stock		Common Stock	Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Subscribed	Capital	Deficit	Income	Equity
Balance, December 31, 2004	23,544,846	$23,545	-	7,545,611	(2,250,908)	137,137	5,455,385

Issuance of common stock to acquire investments	225,000	225	-	158,513	-	-	158,738

Issuance of common stock to acquire additional interest in majority owned subsidiary	61,200	61	-	41,827	-	-	41,888

Issuance of common stock under earnout arrangement	50,000	50	-	25,875	-	-	25,925

Issuance of common stock to acquire wholly owned subsidiary	4,500,000	4,500	-	1,623,600	-	-	1,628,100

Adjustment arising from foreign exchange translation gain	-	-	-	-	-	7,508	7,508

Adjustment arising from unrealized holding gain on marketable securities	-	-	-	-	-	70,402	70,402

Net income for the three month period ended March 31, 2005	-	-	-	-	107,344	-	107,344

Balance, March 31, 2005	28,381,046	$28,381	-	9,395,426	(2,143,564)	215,047	7,495,290

Issuance of common stock under earnout arrangement	50,000	50	-	21,200	-	-	21,250

Adjustment arising from unrealized holding loss on marketable securities	-	-	-	-	-	(70,402)	(70,402)

Adjustment arising from foreign exchange translation gain	-	-	-	-	-	3,566	3,566

Net income for the three month period ended June 30, 2005	-	-	-	-	340,977	-	340,977

Balance, June 30, 2005	28,431,046	$28,431	-	9,416,626	(1,802,587)	148,211	7,790,681

Issuance of common shares to acquire operating subsidiary	540,000	540	-	215,190	-	-	215,730

Adjustment arising from foreign exchange translation gain	-	-	-	-	-	41,908	41,908

Net income for the three month period ended September 30, 2005	-	-	-	-	271,431	-	271,431

Balance, September 30, 2005	28,971,046	$28,971	-	9,631,816	(1,531,156)	190,119	8,319,750

See accompanying notes to financial statements.

Wireless Age Communications, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
For the six month period ended September 30, 2006
(UNAUDITED)

	Common Stock		Preferred Stock		Preferred Additional Paid-in	Additional Paid-in
	Shares	Amount	Shares	Amount	Capital	Capital
Balance, December 31, 2005	29,121,046	$29,121	-	$-	-	9,686,066

Common stock issuable to acquire retail business operations	-	-	-	-	-	-

Adjustment arising from foreign exchange translation loss	-	-	-	-	-	-

Net loss for the three month period ended March 31, 2006	-	-	-	-	-	-

Balance, March 31, 2006	29,121,046	$29,121	-	$-	-	9,686,066

Common stock issued to acquire retail business operations	49,729	50	-	-	-	14,505

Common stock issued subsequent to June 30, 2006 under special bonus	-	-	-	-	-	-

Adjustment arising from foreign exchange translation loss	-	-	-	-	-	-

Net loss for the three month period ended June 30, 2006	-	-	-	-	-	-

Balance, June 30, 2006	29,170,775	$29,171	-	$-	-	9,700,571

Common stock issued as bonus	2,000,000	2,000	-	-	-	208,000

Common stock issued as brokers fee	357,143	357	-	-	-	49,643

Preferred stock issued in financing, net	-	-	7,142,900	7,143	362,237	-

Adjustment to reflect fair value of warrants issued in financing, net	-	-	-	-	-	476,889

Adjustment to reflect value of beneficial conversion feature in financing	-	-	-	-	-	1,707,153

Net loss for the three month period ended September 30, 2006	-	-	-	-	-	-

Balance, September 30, 2006	31,527,918	$31,528	7,142,900	$7,143	362,237	12,142,256

	Common stock subscribed	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance, December 31, 2005	-	(6,890,802)	160,999	2,985,384

Common stock issuable to acquire retail business operations	14,555	-	-	14,555

Adjustment arising from foreign exchange translation loss		-	(2,077)	(2,077)

Net loss for the three month period ended March 31, 2006	-	(106,838)	-	(106,838)

Balance, March 31, 2006	14,555	(6,997,640)	158,922	2,891,024

Common stock issued to acquire retail business operations	(14,555)	-	-	-

Common stock issued subsequent to June 30, 2006 under special bonus	210,000	-	-	210,000

Adjustment arising from foreign exchange translation loss		-	(9,011)	(9,011)

Net loss for the three month period ended June 30, 2006	-	(703,086)	-	(703,086)

Balance, June 30, 2006	210,000	(7,700,726)	149,911	2,388,927

Common stock issued as bonus	(210,000)	-	-	-

Common stock issued as brokers fees		-	-	50,000

Preferred stock issued in financing, net		-	-	369,380

Adjustment to reflect fair value of warrants issued in financing, net		-	-	476,889

Adjustment to reflect value of beneficial conversion feature in financing		-	-	1,707,153

Adjustment arising from foreign exchange translation loss		-	(611)	(611)

Net loss for the three month period ended September 30, 2006		(1,468,410)	-	(1,468,410)

Balance, September 30, 2006	-	(9,169,136)	149,300	3,523,328

See accompanying notes to financial statements.

Wireless Age Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)

	Nine months Ended September 30,
	2006	2005
Net cash provided by (used in) operations
Net income (loss) from continuing operations	$(1,659,055)	$888,752
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization	298,556	209,965
Dividend on issuance of preferred stock	1,707,153	-
Common stock issued under special bonus	210,000	-
Foreign exchange (gain) loss	4,060	2,394
Share of loss of equity investment	12,507	108,781
Gain on disposal of marketable securities	-	(35,853)
Loss on note receivable	129,114	-
Loss on uncollected management fees	300,000	-
Deferred income tax provision	(942,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(737,808)	126,095
Inventory	(362,850)	148,402
Prepaid expenses and other assets	(129,631)	(21,780)
Accounts payable and accrued liabilities	(848,622)	(1,238,997)
Deferred revenues and customer deposits	(20,266)	859
Net cash provided by (used in) operating activities	(2,038,842)	188,619
Cash flows from investing activities:
Additions to intangible assets	(43,308)	-
Proceeds on disposal of marketable securities	-	201,198
Purchase of marketable securities	-	(185,344)
(Increase) decrease in due from related parties	59,588	(974,430)
Acquisition of additional portion of minority interest	-	(100,000)
Additions to property, plant and equipment	(928,447)	(29,525)
Net cash (used in) investing activities:	(912,167)	(1,088,101)
Cash flows from financing activities:
Increase in bank indebtedness	1,660,093	630,610
Increase (decrease) in due to shareholders	(2,127)	(69,836)
(Decrease) in long-term debt	(48,005)	(167,065)
Increase in long-term debt	624,118	-
Issuance of preferred stock and warrants, net	896,269	-
Net cash provided by financing activities:	3,130,348	397,709

Increase (decrease) in cash from continuing operations:	179,339	(501,773)

Decrease in cash from discontinued operations (Note 10)	(501,774)	(228,425)

Cash and cash equivalents acquired on acquisition	-	256,050

(Decrease) in cash	(322,435)	(478,147)
Cash, beginning of period	795,339	800,120
Cash, end of period	$472,904	$321,973

Non cash financing activities:

During the nine month period ended September 30, 2006, the Company:

•	Issued 49,729 common shares to purchase additional retail business operations.

•	Amortized $17,850 for shares issued in exchange for consulting contract in previous year.

•	Issued 2,000,000 common shares, valued at $210,000, as a special bonus to three officers.

•	Issued 357,143 common shares, valued at $50,000 and warrants to purchase 14,286 common shares, valued at $2,000, as a brokers fee in a financing

During the nine month period ended September 30, 2005, the Company:

•	Issued 225,000 common shares to acquire investments.

•	Issued 61,200 common shares to acquire additional portion of minority interest in subsidiary.

•	Issued 100,000 common shares under an earnout arrangement.

•	Issued 4,500,000 common shares to acquire mmwave Technologies Inc.

•	Issued 540,000 shares of its common stock to acquire Knowlton Pass Electronics Inc.

See accompanying notes to financial statements.

Wireless Age Communications, Inc.

Notes to Condensed Consolidated Financial Statements
September 30, 2006
(Unaudited)

Note 1 - Basis of Presentation and nature of operations

The accompanying condensed unaudited consolidated financial statements of Wireless Age Communications, Inc. (referred to herein as “we,” “our” or the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the management of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month period ended September 30, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the financial statements and footnotes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2005.

The Company, through its 99.7% owned subsidiary, Wireless Age Communications Ltd. (“WACL”) is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. A wholly owned subsidiary, mmwave Technologies Inc. (“mmwave”), is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. It also provides a range of technical solutions to the Canadian markets, primarily in the manufacturing and service provider segments of the communications industry. Another wholly owned subsidiary, Knowlton Pass Electronics Inc. (“Knowlton”), is a network operator providing wireless connectivity solutions to commercial and municipal customers under the brand name “Wireless Works”. The Company, through its other wholly owned subsidiary Wireless Source Distribution Ltd. (“Wireless Source”) is in the business of distributing two-way radio products, prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. WACL was acquired on October 8, 2002, Knowlton was acquired on July 31, 2005, mmwave was acquired on March 4, 2005 and Wireless Source was acquired on September 19, 2003.

The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.

Note 2 - Recent developments

Barron Partners LP Financing

On August 3, 2006, the Company entered into an agreement with Barron Partners LP, an investment fund based in New York (the “Barron Agreement”), pursuant to which Barron Partners made an investment in convertible preferred stock (the “Series A Preferred Shares”) and warrants of the Company. The Series A Preferred Shares and the warrants (if fully exercised) would generate total proceeds of $6.625 million to the Company. At the closing, the Company received $1,000,000 cash and issued 7,142,900 Series A Preferred Shares and warrants to purchase 7,500,000 common shares at $0.25 per share and 7,500,000 common shares at $0.50 per share. The common stock issuable under the conversion terms of the Series A Preferred Shares and the exercise of the warrant results in an average purchase price per common share equivalent of $0.30.

mmwave Celebrates 15 Years in Business

mmwave Technologies Inc. celebrated its 15th Anniversary on October 3, 2006. The business unit provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. The company is a recognized leader in the Wireless Broadband industry in Canada and is a very active member of the Canadian Wireless Telecommunications Association.

Note 3 - Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from these estimates, and such differences could be material.

Consolidated financial statements

The consolidated financial statements include the accounts of the Company, its four wholly-owned inactive subsidiaries DB Sim Holdings Ltd. (“DB Sim”), Prime Battery Products Limited (“Prime Battery”), Marlon Distributors Ltd. (“Marlon Distributors”) and 1588102 Ontario Inc. (“1588102”), its 99.7% owned subsidiary WACL, and its wholly-owned subsidiaries Prime Wireless, Knowlton, mmwave, and Wireless Source. WACL, DB Sim and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless, Prime Battery and 1588102 are incorporated under the laws of the Province of Ontario, Canada and Knowlton, mmwave and Marlon Distributors are federally incorporated under the laws of Canada. All inter-company transactions have been eliminated.

Inventory

Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company’s assessment of the general financial conditions affecting its customer base. If the Company’s actual collections experience changes, revisions to the allowance may be required.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

Computer hardware	30% declining balance
Computer software	2 years straight-line
Equipment under capital lease	10 years straight-line
Leasehold improvements	5 years straight-line
Office equipment	10 years straight-line
Rental equipment	30% declining balance
Shop tools	10 years straight-line

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Investments

Investments are recorded as available for sale marketable securities, held to maturity investments or equity accounted investments.

Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders’ equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

Held to maturity investments and are recorded at amortized cost. Any unrealized losses which are considered “other than temporary” are classified as realized losses through operations.

Investments in other entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. Investments of this nature are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an equity accounted for investment exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method when the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. When an equity accounted for investee issues its own shares, the subsequent reduction in the Company's proportionate interest in the investee is reflected in income as a deemed dilution gain proportionate interest in or loss on disposition.

Acquisitions and Business Combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included in intangible assets and goodwill in the accompanying consolidated balance sheets.

Impairment of Long-lived Assets

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Intangibles, goodwill and other assets

The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgment is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

The Company follows SFAS No 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit’s goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

Fair Value of Financial Instruments

The carrying value of cash, receivables, accounts payable and accrued liabilities and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt, shareholder loans and due from/to related parties also approximates fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

Advertising and Marketing Costs

The Company expenses the costs of advertising and marketing as incurred. The Company incurred $357,506 and $228,752 of advertising and marketing expenses during the nine month periods ended September 30, 2006 and 2005, respectively.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”) which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Earnings (Loss) Per Share

The Company reports basic earnings (loss) per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented if the results would be “anti-dilutive”.

Foreign Currency Translation

The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”. Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.

Revenue Recognition

The Company recognizes revenue from the sale of telecommunications equipment and accessories when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the point in time they are earned and when reasonable assurance of collection exists. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

Revenue from long-term contracts for developing and building telecommunications systems is recognized using the percentage of completion method where revenue is recorded as costs are incurred, based on actual costs incurred to date on a contract, relative to the estimated total costs to complete the contract. Unbilled revenue represents revenue earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents the extent that billings to clients are in excess of revenue recognized to date. The results reported under the percentage of completion method are based on management’s estimates of total costs to complete the various contracts. Should total actual costs be materially higher or lower than these estimates, adjustment to future results would be necessary.

Warranty Sales and Costs

The Company, through its retail operating segment, sells extended warranty plans for certain telecommunications equipment. It recognizes revenue on a straight line basis over the period in which the Company is obligated to service the equipment. The Company also defers certain costs associated with the sale of the extended warranty plan and matches such costs against revenue as it is recognized.

Reclassification of 2005 Statement of Operations

Commissions previously classified as cost of sales have been reclassified as selling and administrative expenses in interim 2005 Condensed Consolidated Statement of Operations.

Discontinued Operations

The Company has followed SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Accordingly, the Company recognized as discontinued operations the results of the Wireless Works division (See Note 10) that has been placed for sale. The Company has also written down the assets related to the Wireless Works division to their respective fair values.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 and SFAS No. 140. SFAS No. 155 permits hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to irrevocably be accounted for at fair value, with changes in fair value recognized in the statement of income. The fair value election may be applied on an instrument-by-instrument basis. SFAS No. 155 also eliminates a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS No. 155 is effective for those financial instruments acquired or issued after December 1, 2006. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Company does not expect the new standard to have any material impact on our financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140.” SFAS No. 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. The standard permits an entity to subsequently measure each class of servicing assets or servicing liabilities at fair value and report changes in fair value in the statement of income in the period in which the changes occur. SFAS No. 156 is effective for the Company as of December 1, 2006. The Company does not expect the new standard to have any material impact on our financial position and results of operations.

Note 4 - Investments

Held to Maturity Investments

Investment in Infinity Capital Corporation

On September 1, 2005, the Company acquired 200,000 common shares of Infinity Capital Corporation, representing a less than 4% ownership interest, for a cash payment of $20,000. Although Infinity Capital Corporation files reports with the SEC, the shares are not eligible to trade at this time. The Company believes the carrying value reflects the fair market value of this investment.

Equity Accounted Investments

Investment in Midland International Corporation (formerly known as Azonic Corporation)

At September 30, 2006 the Company held a total of 4,860,000 common shares of Midland, representing a 15.8% ownership interest. The market value of this investment at November 10, 2006 was $121,500 (4,860,000 x $0.025). This investment is recorded using the equity method so the account was adjusted during the period as follows:

Balance at Dec 31, 2005	$12,507
Share of loss of Midland	(12,507)
$-

Note 5 - Intangible Assets & Goodwill

Intangible assets

As of September 30, 2006	Gross Carrying Amount	Accumulated Amortization	Net 2006
Amortized intangible assets:
Retail segment:
Residual premiums	$960,128	$(832,034)	$128,094
MTS agency fee	286,302	(178,044)	108,258
Total retail segment	1,246,430	(1,010,078)	236,352
Commercial segment:
Distribution rights	-	-	-
Total commercial segment	-	-	-
Total amortized intangible assets	$1,246,430	$(1,010,078)	$236,352

Unamortized intangible assets:
Commercial segment:
Landmobile radio distribution and supply agreement	-	-	-
Prepaid card distribution agreement	-	-	-
Total unamortized commercial segment intangible assets	$-	$-	$-

Total intangible assets	$1,246,430	$(1,010,078)	$236,352

Aggregate amortization expense for the six month period ended September 30, 2006: $71,583.

Estimated amortization expense:

For the year ended December 31, 2006	$18,860
For the year ended December 31, 2007	$94,971
For the year ended December 31, 2008	$46,061
For the year ended December 31, 2009	$46,061
For the year ended December 31, 2010	$26,399
For the year ended December 31, 2011	$4,000

Goodwill

The changes in the carrying amount of goodwill for the nine month period ended September 30, 2006, are as follows:

	Retail Segment	Commercial Segment	Total

Balance as of January 1, 2006	$241,026	$1,226,174	$1,467,200
Goodwill acquired	-	-	-
Balance as of September 30, 2006	$241,026	$1,226,174	$1,467,200

The retail and commercial segments will be tested for impairment in the fourth quarter during the annual budgeting and forecasting process. The fair values of both reporting units are estimated using the expected present value of future cash flows.

Note 6 - Bank Indebtedness and Long-term Debt

Bank indebtedness and lines of credit

The Company has a line of credit of $671,000 (CAD$750,000) with a registered Canadian bank and an additional line of credit with an asset based lender of $1,342,000 (CAD$1,500,000), secured by the accounts receivable and inventory. According to the banking agreement the Company is required to maintain certain balance sheet ratios. At September 30, 2005 the Company was in breach of two of these covenants.Out of the Company’s ability to borrow totalling $2,013,000 (CAD$2,250,000) the company was drawn $1,979,665 (CAD$2,212,673) as of September 30, 2006. At September 30, 2006 the bank indebtedness consisted of:

Bank overdraft	$351,271
Bank line of credit	370,000
Asset based lender line of credit	1,258,394
$1,979,665

Long-term debt

September 30, 2006

Capital lease obligations	534,205
Less: current portion:	(160,826)
$373,379

Note 7 - Segmented Information

	9 Months September 30 2006	9 Months September 30 2005
Revenues
Retail - Sale of tangible products	$6,990,114	$5,229,102
Retail - Commission and residual revenue	2,513,330	2,260,913
Retail - Equipment rental	252,932	339,903
	9,756,375	7,829,918
Commercial - sale of tangible products	13,361,544	8,786,130
Commercial - Commission and residual revenue	458,247	484,870
	13,819,791	9,271,000
Consolidated revenues	$23,576,166	$17,100,918

Profit (loss)
Retail	$806,593	$907,929
Commercial	(170,737)	601,209
Unallocated amounts:
Corporate costs	(2,189,970)	(620,386)
Loss from discontinued operations	(619,279)	(169,000)
Consolidated income (loss)	$(2,278,334)	$719,752

Assets
Retail	$3,917,015	$2,682,446
Intangible assets and goodwill - retail	477,378	514,002
	4,394,393	3,196,448
Commercial	4,413,685	2,931,027
Intangible assets and goodwill - commercial	1,226,174	6,579,596
	5,429,327	9,510,623
Assets of discontinued operations held for sale	1,077,626	436,852
Unallocated corporate assets	1,374,774	741,557
Consolidated assets	$12,486,652	$13,885,480

Note 8 - Due from Related Parties

During the nine month period, the Company entered into transactions with related parties. The Company made sales and provided services to W3 Connex Inc., an entity with certain shareholders who are also officers of the Company. In addition, the Company provided services to Xpress Test Solutions Inc., an entity in which certain shareholders are also officers of the Company. The Company also acquired a loan provided to Xpress Test Solutions Inc. in the mmwave Technologies Inc. acquisition.

Transactions entered into during the nine month period ended and balances outstanding at September 30, 2006 and 2005 were as follows:

	Sales to related party	Services provided by related party	Services provided to related party	Amount due from related party		Amount due to related party
Midland International Corporation:
2006	$-	$-	$-		$-	$-
2005	-	-	180,000		364,843	-

W3 Connex Inc.:
2006	$77,797	$-	$61,976		$221,896	$-
2005	349,791	-	55,784		417,873	-

Xpress Test Solutions Inc.:
2006	$260	$-	$27,478		$115,692	$-
2005	8,638	-	24,471		190,640	-

Simmonds Mercantile and Management Inc.
2006	$-	$-	$-		$-	$-
2005	-	315,000	-		19,072	-

Other:
2006	$-	$-	$-		$16,334	$-
2005	-	-	-		60,816	-

Total:
2006	$78,057	$-	$89,454		$353,922	$-
2005	358,429	315,000	260,255		1,053,247	-

Less current portion:
2006				$	(324,994)	$-
2005					-	-

Long term:
2006					$28,928	$-
2005					1,053,247	-

Xpress Test Solutions Inc.

On December 31, 2005, Xpress Test Solutions Inc. provided the Company a $181,676 (CAD$212,215) 8% promissory note pursuant to which Xpress Test Solutions Inc. agreed to repay the note over a two year period with an initial payment of $21,496 (CAD$25,000) in January 2006, followed by twenty three monthly payments of $6,999 (CAD$8,140) beginning on February 28, 2006 and ending on December 31, 2007. The shareholders of Xpress Test Solutions Inc. also entered into a Pledge and Security Agreement under which the shares of Xpress Test Solutions Inc. were pledged to the Company as security for the promissory note.

Midland International Corporation

On December 31, 2005, Midland International Corporation provided the Company an 8% promissory note in the amount of $424,734, pursuant to which Midland agreed to repay the note over a one year period with an initial payment of $100,000 on March 15, 2006, followed by three payments of $108,244.66 on June 30, 2006, September 30, 2006 and December 31, 2006. Midland also agreed to enter into a General Security Agreement providing a first charge security position on all of the assets of Midland to the Company. According to the terms of the promissory note, the Company has the option, but not the obligation, to convert the outstanding principal and interest payment due on each of June 30, 2006, September 30, 2006 and December 31, 2006 into shares of Midland common stock at $0.035 per share. The note is currently in default because the March 15th, June 30th and September 30th payments were not received.

Substantial doubt exists regarding Midland’s ability to repay the promissory note, and therefore the Company has fully provided for a loss on the promissory note during the nine month period ended September 30, 2006. In the event that the Company recovers any amounts it will record a gain in the period such amount is received. For accounting purposes the Company has reflected the $300,000 portion of the promissory note that reflects unpaid management fees as a loss from operations and the $129,114 portion that reflects cash advances over and above management services provided as a loss on investment within Other Expenses.

W3 Connex, Inc.

The Company, through its Commercial operating segment, sells products and provides engineering services to W3 Connex, Inc. on normal trade terms. As at September 30, 2006, W3 Connex Inc. owed the Company $221,896.

Other

Occasionally related parties pay certain costs on behalf of the Company and conversely the Company on occasion pays costs of related parties. The Company also provides services to related parties. The amounts owed to and from related parties bear no interest, are unsecured and do not have specific repayment terms.

Note 9 - Due to Shareholders

Certain shareholders of mmwave provided loans to the company prior to the acquisition by Wireless Age. As a condition of closing the transaction Wireless Age and the shareholders agreed that 50% of such loans would be paid at closing and the remainder would be paid quarterly in arrears over a two year period. With mutual consent of the shareholders and the Company, the four most recent payments were not made.

The details of the due to shareholders are as follows:

Due to former shareholders of mmwave	$189,520
Current portion	(189,520)
Long-term portion	$-

Note 10 - Discontinued Operations

During the quarter ended September 30, 2006 the Company began a process of reviewing all non-profitable divisions, sub-categories, lines of business or segments for their long term viability. Through this process the Company came to the conclusion that the Wireless Works business unit (component of the Commercial operating segment) was non-strategic in the long run, difficult to fund and placed the unit for sale. As of September 30, 2006, the operating results of the Wireless Works business unit have been classified as discontinued operations. The comparative figures for 2005 have been reclassified also to reflect the same treatment. The operating results also include the severance provisions and costs of certain senior management employees terminated as a result of the disposal decision. In addition, certain components historically recorded as Wireless Works operations have been reclassified out of discontinued operations and into continuing operations. Management expects that other non-performing or marginal business operations will be disposed of, abandoned or wound down prior to December 31, 2006.

The summarized operating results for discontinued operations are as follows:

	3 mos ended Sep 30, 2006	3 mos ended Sep 30, 2005	9 mos ended Sep 30, 2006	9 mos ended Sep 30, 2005

Revenues	$126,360	$83,503	$363,413	$83,503
Net loss	$(344,483)	$(82,203)	$(619,279)	$(169,000)

Assets and liabilities of discontinued operations at September 30, 2006 are summarized as follows:

Assets:
Receivables	$109,182
Inventory	28,190
Future income tax benefit	390,000
Prepaids	5,126
Plant and equipment, net	545,128
Total assets	$1,077,626

Liabilities:
Bank overdraft	$17,148
Accounts payable	632,817
Deferred revenue	53,219
Long term debt	41,670
Total liabilities	$744,854

Cashflows of discontinued operations for the nine month period ended September 30, 2006 and 2005 were as follows:

	9 Months September 30 2006	9 Months September 30 2005

Net loss from discontinued operations	$(619,279)	$(169,000)

Net cash used in operating activities	(255,865)	(54,097)
Net cash used in investing activities	(279,616)	(165,917)
Net cash provided by (used in) financing activities	33,706	(8,410)

Net decrease in cash from discontinued operations	$(501,774)	$(228,425)

Note 11 - Pre-operating Costs

During the three month period ended September 30, 2006, the Company’s wholly owned subsidiary mmwave Technologies Inc. (an entity within the commercial operating segment) opened a new Vancouver regional operations centre to begin operations under a new contract in Western Canada. The Company incurred $190,299 in costs during the month of July and August that it has categorized separately in the statement of operations as pre-operating costs. These costs consist primarily of wages and benefits for a group of employees who spent the period planning, designing methods and readying the operation for the new contract. During the month of September work began under the project and the Company ceased recognizing costs as pre-operating.

Note 12 - Convertible Preferred Stock and Common Stock Warrants

On August 3, 2006, the Company entered into a Preferred Stock Purchase Agreement (PSPA) with Barron Partners LP (Barron), pursuant to which Barron was issued $1,000,000 of convertible preferred stock and warrants to purchase a total of 15,000,000 common shares.

The convertible preferred stock is 7,142,900 zero coupon perpetual preferred shares initially convertible into 7,142,900 common shares. The face of value of $1,000,000 is initially convertible into common stock at $0.14 per share. The warrants are classified as A warrants which provide the right to acquire 7,500,000 common shares at an initial exercise price of $0.25 per share and B warrants which provide the right to acquire 7,500,000 common shares at an initial exercise price of $0.50 per share. All warrants expire on August 3, 2011.

Under the terms of the PSPA the Company entered into a Registration Rights Agreement, pursuant which the Company is obligated to register all shares issuable upon the conversion of the preferred stock and the exercise of the warrants. In the event that the Company cannot cause to have an effective registration statement with the SEC within 150 days of closing the Company has agreed to issue 6,570 addition preferred shares per day up to a total of 3,333,333 preferred shares as liquidated damages.

Under the terms of the PSPA the conversion rate of the preferred stock and the exercise price of the warrants may be adjusted based on whether the Company meets certain operating performance criteria. The criteria are measured twice, first based on the operating results of fiscal 2006 and second based on the operating results of fiscal 2007. During fiscal 2006 the initial $0.14 per share conversion rate on the preferred stock, the initial $0.25 per share exercise price of the A warrants and the initial $0.50 per share exercise price of the B warrants, will be adjusted downward if the Company does not achieve $0.012 pre-tax earnings per share from continuing operations and excluding non-recurring items during fiscal 2006. The adjustment is limited to a maximum of 50%. The initial (or adjusted) conversion and exercise prices will again be subject to an adjustment if the Company does not achieve $0.069 pre-tax earnings per share from continuing operations and excluding non-recurring items during fiscal 2007. The adjustment is again limited to 50% based on the 2007 criteria.

In connection with the preferred stock the Company paid a $75,000 commitment fee to Barron, issued 357,143 common shares, valued at $50,000, to a shareholder of the Company, paid cash brokers fees totaling $18,000 to third parties, issued warrants to purchase 14,816 common shares at $0.14 per share, valued at $2,000 and incurred legal fees of $8,731. Net proceeds received were $846,269.

Management determined that the relative fair value of the warrants was $476,889 and the relative value of the preferred stock was $369,380. The fair value of the warrants was charged to additional paid in capital.

The Company recorded a dividend expense on issuance of preferred stock of $1,707,153 during the three month period ended September 30, 2006 representing the conversion feature of the preferred stock. This non-operating expense arises from Financial Accounting Standards Board, Emerging Issues Task Force abstracts 98-5 and 00-27 and represents a non-cash charge to income representing the intrinsic value of the beneficial conversion option inherent in the preferred shares.

Note 13 - Special Charges

During the nine month period ended September 30, 2006 the Company; 1) paid a special bonus consisting of a total of 2,000,000 common shares, valued at $210,000, to three officers of the Company, and 2) fully provided for a loss on a Midland International Corporation 8% promissory note (Note 8) due to substantial doubt existing on Midland’s ability to repay. A portion of the promissory note ($300,000) represented unpaid management fees and has been classified as a special charge and $129,114 of the promissory note that reflected cash advances over and above management services provided has been classified as a loss on investment within Other Expenses.

WIRELESS AGE COMMUNICATIONS, INC.

FINANCIAL STATEMENTS (AUDITED) 2005 & 2004

WIRELESS AGE COMMUNICATIONS, INC.

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2004

(Stated in US Dollars)

REPORT OF INDEPENDENT AUDITORS

To the Stockholders,
Wireless Age Communications, Inc.

We have audited the accompanying consolidated balance sheets of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, cash flows and stockholders’ equity for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless Age Communications, Inc. and subsidiaries as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada	“MINTZ & PARTNERS LLP”
March 22, 2006	CHARTERED ACCOUNTANTS

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
ASSETS
Current
Cash and cash equivalents	$795,339	$800,120
Receivables - Note 3	3,081,967	1,883,671
Inventory	1,556,931	1,337,755
Due from related parties - Note 4	758,004	-
Deferred tax asset - Note 17	668,000	-
Prepaid expenses	210,048	111,425
	7,070,289	4,132,971

Due from related parties - Note 4	83,990	203,066
Loan receivable - Note 5	-	194,130
Property, plant and equipment - Note 6	1,178,780	405,220
Investments - Note 7	32,507	4,725
Intangible assets - Note 8	239,626	1,388,163
Goodwill - Note 8	1,467,200	3,145,419
	$10,072,392	$9,473,694
LIABILITIES
Current
Bank indebtedness - Note 9	$344,684	$-
Accounts payable and accrued liabilities - Note 10	6,177,116	3,637,210
Due to related parties - Note 4	-	98,877
Current portion of deferred revenue and customer deposits	209,712	13,931
Current portion of due to shareholders - Note 11	159,254	-
Current portion of long-term debt - Note 9	48,005	196,645
	6,938,771	3,946,663
Deferred revenue and customer deposits	97,465	-
Due to shareholders - Note 11	32,489	-
Long-term debt - Note 9	-	46,448
Deferred tax liability	17,000	-
Minority interest	1,283	25,198
	7,087,008	4,018,309
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value
10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.001 par value - Note 12
100,000,000 shares authorized
29,121,046 shares outstanding (2004: 23,544,846)	29,121	23,545
Additional paid-in capital	9,686,066	7,545,611
Accumulated deficit	(6,890,802)	(2,250,908)
Other comprehensive income	160,999	137,137
	2,985,384	5,455,385
	$10,072,392	$9,473,694

SEE ACCOMPANYING NOTES

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004

Sales:
Sales - products	$20,415,477	$12,600,027
Commission and residual revenue	3,810,334	2,609,134
Total sales	24,225,811	15,209,161

Cost of goods sold - products	16,353,280	10,193,366
Gross profit	7,872,531	5,015,795
Operating expenses
Selling and administrative expenses	7,480,771	5,072,689
Amortization	380,916	239,312
Earnings (loss) before under noted items	10,844	(296,206)
Writedown of goodwill and intangible assets	5,130,334	1,216,146
Loss from operations	(5,119,490)	(1,512,352)
Other expenses (income)
Interest expense	62,538	102,076
Foreign exchange losses (gains)	(3,394)	(57,153)
Non-operating interest expense, net - Note 13	-	131,580
Loss (gain) on investments, net - Note 14	(35,853)	138,572
Loss on termination of acquisition - Note 15	-	179,635
Share of loss of equity accounted investment - Note 7	150,956	34,775
Minority interest	-	1,535
Total other expenses	174,247	531,020
Loss before income taxes	(5,293,737)	(2,043,372)
Income taxes - current	2,843	-
Income taxes - deferred	651,000	-
Loss for the year	$(4,639,894)	$(2,043,372)
Loss per share	$(0.17)	$(0.09)
Weighted average number of common shares outstanding	27,859,866	21,776,481

SEE ACCOMPANYING NOTES

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

	2005	2004
Operating Activities
Net loss for the year	$(4,639,894)	$(2,043,372)
Items not involving cash:
Amortization of property, plant and equipment	380,916	239,312
Loss on investments	(35,853)	138,572
Write down of intangible assets and goodwill	5,130,334	1,216,146
Write down of property, plant and equipment	24,370	-
Equity accounted investment	150,956	34,775
Foreign exchange loss/(gain)	(3,394)	(57,153)
Future income tax provision	(651,000)	-
Warrants issued for consulting services provided	-	2,538
Common stock issued for consulting services provided	8,925	125,625
Minority interest	-	1,535
	365,360	(342,022)
Changes in operating assets and liabilities:
Receivables	(206,299)	(454,103)
Inventory	464,582	410,973
Prepaid expenses	(58,278)	185,079
Accounts payable and accrued liabilities	472,422	844,446
Deferred revenue	224,707	-
Customer deposits	3,562	5,073
Cash provided by operating activities	1,266,056	649,446
Investing Activities
Purchase of marketable securities	(185,345)	(219,500)
Proceeds on disposal of marketable securities	201,198	2,708,255
Cash used to purchase additional investment in subsidiary	(100,000)	-
Increase in loan receivable	(394,279)	(194,130)
Cash acquired in acquisitions	256,050	309,941
Proceeds on disposal of subsidiary	-	320,381
Additions to property, plant and equipment	(735,129)	(237,201)
Cash provided by (used in) investing activities	(957,505)	2,687,746
Financing Activities
Repayment of long-term debt	(195,088)	(2,294,854)
Increase in due from related parties	(368,898)	(177,912)
Repayment of due to shareholders	(76,527)	-
Increase (decrease) in bank indebtedness	327,181	(64,306)
Cash (used in) financing activities	(313,332)	(2,537,072)
Increase (decrease) in cash during the year	(4,781)	800,120

Cash, beginning of the year	800,120	-
Cash, end of the year	$795,339	$800,120

The Company paid cash interest of $62,538 and $287,656 during fiscal years 2005 and 2004 respectively. The Company did not pay cash income taxes in either of fiscal years 2005 or 2004.

Non-cash activities:

During 2005 the Company issued:

•	225,000 shares of its common stock to acquire 400,000 additional common shares of Midland International Corporation valued at $158,738.

•	61,200 shares of its common stock to acquire additional minority interest in WACL valued at $41,888.

•	150,000 shares of its common stock under earnout provisions of the purchase of an operating subsidiary valued at $65,875.

•	4,500,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $1,628,100.

•	540,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $215,730.

•
100,000 shares of its common stock for consulting services provided valued at $35,700. The term of the consulting agreement is twelve months and the Company has amortized $8,925 of the cost up to and including December 31, 2005.

During 2004 the Company issued:

•	1,000,000 shares of its common stock in exchange for the retraction of the preferred shares of a wholly owned subsidiary.

•	412,500 shares of its common stock to acquire an additional investment in RELM debentures with a face value of $550,000.

•
125,000 shares of its common stock for consulting services provided valued at $125,625. The term of the consulting agreement is six months and the Company has amortized $104,688 of the cost up to and including December 31, 2005.

•
1,325,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $1,136,320 and in the same transaction issued 150,563 shares of its common stock as consideration for the repayment of the shareholder loans valued at $184,818.

•	700,000 shares of its common stock as consideration for the purchase of an operating subsidiary with net assets valued at $491,750.

•
18,000 shares of its common stock for consulting services provided valued at $12,163. The term of the consulting agreement is six months and the Company has amortized $3,535 of the cost up to and including December 31, 2005.

•	189,679 shares of its common stock to acquire an additional investment in WACL.

•	50,000 shares of its common stock as earnout consideration for the purchase of an operating subsidiary.

SEE ACCOMPANYING NOTES

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

			Additional
	Common Shares		Paid-in	Comprehensive
	Number	Par Value	Capital	Income	Deficit	Total

Balance, December 31, 2003	19,574,104	$19,574	$4,741,850	$94,720	$(207,536)	$4,648,608

Issuance of common stock for retraction of preferred stock of wholly owned subsidiary	1,000,000	1,000	(1,000)	-	-	-

Capital stock issued to acquire investments	412,500	412	549,588	-	-	550,000

Warrants to purchase capital stock issued for consulting services provided	-	-	2,538	-	-	2,538

Capital stock issued for consulting services provided	125,000	125	125,500	-	-	125,625

Capital stock issued to acquire subsidiary	1,325,000	1,325	1,134,995	-	-	1,136,320

Capital stock issued to repay shareholder loans of acquired subsidiary	150,563	151	184,818	-	-	184,969

Capital stock issued to acquire subsidiary	700,000	700	624,050	-	-	624,750

Capital stock issued for consulting services provided	18,000	18	12,145	-	-	12,163

Capital stock issued to acquire additional investment in subsidiary	189,679	190	146,527	-	-	146,717

Capital stock issued under earnout provisions of acquisition of operating subsidiary	50,000	50	24,600	-	-	24,650

Foreign currency translation adjustment	-	-	-	42,417	-	42,417

Net loss for the year	-	-	-	-	(2,043,372)	(2,043,372)

Balance, December 31, 2004	23,544,846	$23,545	$7,545,611	$137,137	$2,250,908)	$5,455,385

SEE ACCOMPANYING NOTES

WIRELESS AGE COMMUNICATIONS, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
for the years ended December 31, 2005 and 2004
(Stated in US Dollars)

			Additional
	Common Shares		Paid-in	Comprehensive
	Number	Par Value	Capital	Income	Deficit	Total

Balance, December 31, 2004	23,544,846	$23,545	$7,545,611	$137,137	$(2,250,908)	$5,455,385

Capital stock issued to acquire additional investment in minority owned company	225,000	225	158,513	-	-	158,738

Capital stock issued to acquire additional investment in majority owned subsidiary	61,200	61	41,827	-	-	41,888

Capital stock issued under earnout provisions of acquisition of operating subsidiary	150,000	150	65,725	-	-	65,875

Capital stock issued to acquire wholly owned subsidiary	4,500,000	4,500	1,623,600	-	-	1,628,100

Capital stock issued to acquire operating subsidiary	540,000	540	215,190	-	-	215,730

Capital stock issued for consulting services provided	100,000	100	35,600	-	-	35,700

Foreign currency translation adjustment	-	-	-	23,862	-	23,862

Net loss for the year	-	-	-	-	(4,639,894)	(4,639,894)

Balance, December 31, 2005	29,121,046	$29,121	$9,686,066	$160,999	$6,890,802)	$2,985,384

SEE ACCOMPANYING NOTES

WIRELESS AGE COMMUNICATIONS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
(Stated in US Dollars)

Note 1 Nature of Operations

The Company, through its 99.7% owned subsidiary, Wireless Age Communications Ltd. (“WACL”) is in the business of operating retail cellular and telecommunications outlets in cities in western Canada. A wholly owned subsidiary, mmwave Technologies Inc. (“mmwave”), is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. It also provides a range of technical solutions to the Canadian markets primarily in the manufacturing and service provider segments of the communications industry. Another wholly owned subsidiary, Knowlton Pass Electronics Inc. (“Knowlton Pass”), is a network operator providing wireless connectivity solutions to commercial and municipal customers. The Company, through its other wholly owned subsidiaries Wireless Source Distribution Ltd. (“Wireless Source”), Prime Wireless Corporation (“Prime Wireless”), Prime Battery Products Limited (“Prime Battery”) and Marlon Distributors Ltd. (“Marlon”) is in the business of distributing two-way radio products, prepaid phone cards, wireless accessories and various battery and ancillary electronics products in Canada. WACL was acquired on October 8, 2002, Knowlton Pass was acquired on July 31, 2005, mmwave was acquired on March 4, 2005, Prime Wireless was acquired on March 13, 2003, Wireless Source was acquired on September 19, 2003, Marlon was acquired on July 30, 2004 and Prime Battery was acquired on September 16, 2004. Prior to the acquisition of WACL, the Company was characterized as a pre-exploration stage company and had an option to purchase a mining lease in the State of Utah, United States of America. This option agreement was in default and the Company terminated the lease. Consequently, the Company is no longer in the mineral and exploration business.

The Company was incorporated in the State of Nevada on November 17, 2000 as Lennoc Ventures, Inc. On October 20, 2002, the Company changed its name to Wireless Age Communications, Inc.

Note 2 Summary of Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements have, in management’s opinion been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results may differ from these amounts.

Consolidated Financial Statements

The consolidated financial statements include the accounts of the Company, its wholly-owned inactive subsidiaries DB Sim Holdings Ltd. (“DB Sim”) and 1588102 Ontario Inc. (“1588102”), its wholly owned operating subsidiaries Knowlton Pass, mmwave, Prime Wireless, Wireless Source, Prime Battery, Marlon and its 99.7% owned subsidiary, WACL. The company is incorporated under the laws of the state of Nevada. DB Sim, WACL and Wireless Source are incorporated under the laws of the province of Saskatchewan, Canada. Prime Wireless, Prime Battery and 1588102 are incorporated under the laws of the province of Ontario, Canada. Knowlton Pass, mmwave and Marlon are incorporated federally under the laws of Canada. All inter-company transactions have been eliminated.

Inventory

Telecommunications equipment and accessories inventory is recorded at the lower of cost and net realizable value with cost being determined by the first-in, first-out method.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. The criteria for allowance provision are determined based on historical experience and the Company’s assessment of the general financial conditions affecting its customer base. If the Company’s actual collections experience changes, revisions to the allowance may be required.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost less accumulated amortization. Amortization is provided over estimated useful life of the assets using the following annual rates:

Computer hardware	30% declining balance
Computer software	2 years straight-line
Equipment under capital lease	10 years straight-line
Leasehold improvements	5 years straight-line
Office equipment	10 years straight-line
Rental equipment	30% declining balance
Shop tools / service equipment	10 years straight-line

Property, plant and equipment are reviewed for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, which was adopted effective January 1, 2002. Under SFAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Investments

Investments are recorded as available for sale marketable securities, held to maturity investments or investments in entity under significant influence.

Available for sale marketable securities are recorded at fair value and unrealized gains and losses, net of tax are recorded separately in stockholders’ equity. Realized gains or losses and other than temporary declines in value are reported in other income or expense as incurred.

Held to maturity investments are recorded at cost.

Investments in other entities are accounted for using the equity method or cost basis depending upon the level of ownership and/or the Company's ability to exercise significant influence over the operating and financial policies of the investee. Investments of this nature are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment. When net losses from an equity accounted for investment exceed its carrying amount, the investment balance is reduced to zero and additional losses are not provided for. The Company resumes accounting for the investment under the equity method when the entity subsequently reports net income and the Company's share of that net income exceeds the share of net losses not recognized during the period the equity method was suspended. Investments are written down only when there is clear evidence that a decline in value that is other than temporary has occurred. When an equity accounted for investee issues its own shares, the subsequent reduction in the Company's proportionate interest in the investee is reflected in income as a deemed dilution gain proportionate interest in or loss on disposition.

Acquisitions and Business Combinations

The Company accounts for acquisitions and business combinations under the purchase method of accounting. The Company includes the results of operations of the acquired business from the acquisition date. Net tangible and intangible assets of the companies acquired are recorded at their fair value at the acquisition date. The excess of the purchase price over the fair value of net assets acquired are included as goodwill in intangible assets in the accompanying consolidated balance sheets.

Intangibles, Goodwill and Other Assets

The Company annually reviews all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable based on undiscounted cash flows. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends and the current fair market value if available. When management determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, the Company measures any impairment based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model. Significant judgement is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. To the extent that events or circumstances cause assumptions to change, charges may be required which could be material.

Residual premiums are amounts paid for future residual revenue of retail cellular and telecommunications subscriber business recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over five years. Agency fees are amortized over the term of the related agreement (ten years) on a straight line basis.

The Company follows SFAS No 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit’s goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives. The adoption of SFAS No. 142 did not impact the results of operations or financial position because the Company had no goodwill or indefinite-lived intangible assets at the date of adoption.

Fair Value of Financial Instruments

The carrying value of receivables, bank indebtedness, accounts payable and accrued liabilities income taxes payable and customer deposits approximates fair value because of the short maturity of these instruments. The carrying value of long-term debt, amounts due to shareholders and due to and from related parties also approximates fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”(“FAS 109”) which requires the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Earnings (Loss) Per Share

The Company reports loss per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Loss per share is computed using the weighted average number of shares outstanding during the year. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares. Diluted loss per share is not presented when the results would be “anti-dilutive”.

Foreign Currency Translation

The functional currency of the Company is Canadian dollars, which has been translated into US dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. Assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized. Any translation adjustments resulting are not included in determining net income but are included in other comprehensive income.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”. Comprehensive income is comprised of foreign currency translation adjustments and unrealized gains and losses on available for sale marketable securities.

Revenue Recognition

The Company recognizes revenue from the sale of telecommunications equipment, accessories and other electronics products when the products are delivered and accepted by the customer. Activation commission fees earned from the telephone companies are recognized at the time of activation by the customer. Residual commission fees are recognized at the time they are received from the telephone company. The Company receives co-op advertising revenue from the telephone companies based on the requirement to spend a minimum of 60% of the available co-op advertising allotment. Any amount received under this program is deducted from advertising expense.

Shipping and Handling

The Company follows EITF Issue 00-10 , “Accounting for Shipping and Handling Fees and Costs” (Issue 00-10). Issue 00-10 requires that all amounts billed to customers related to shipping and handling should be classified as revenues. Our product costs include amounts for shipping and handling, therefore, we charge our customers shipping and handling fees at the time the products are shipped or when services are performed. The cost of shipping products to the customer is recognized at the time the products are shipped to the customer and our policy is to classify them as cost of sales expense.

Warranty Sales and Costs

The Company, through its Retail operating segment, sells extended warranty plans for certain telecommunications equipment. It recognizes revenue on a straight line basis over the period in which the Company is obligated to service the equipment. The Company also defers certain costs associated with the sale of the extended warranty plan and matches such costs against revenue as it is recognized.

Cash and Cash Equivalents

Cash and cash equivalents are included at cost, which approximates market. At December 31, 2005, the Company's cash and cash equivalents were held primarily by one financial institution. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents, while those having original maturities in excess of three months are classified as marketable securities or as long-term marketable securities.

Advertising and Marketing Costs

The company expenses the costs of advertising and marketing as incurred. The Company incurred $354,005 and $268,304 of advertising and marketing expenses during the years ending December 31, 2005 and 2004, respectively.

Note 3 Receivables

	2005	2004
Accounts receivable - trade	$3,148,114	$2,012,367
Allowance for doubtful accounts	(66,147)	(128,696)
	$3,081,967	$1,883,671

Note 4 Due (to)/from Related Parties

During the year, the Company entered into transactions with related parties. The Company provided management services to Midland International Corporation an entity in which the Company has an equity interest and also has certain directors and officers in common. The Company made sales and provided services to W3 Connex Inc. an entity with certain shareholders who are officers of the Company. The Company also provided services to Xpress Test Solutions Inc. an entity in which certain shareholders are officers of the Company. The Company also acquired a loan provided to Xpress Test Solutions Inc. in the mmwave Technologies Inc. acquisition. Simmonds Mercantile and Management Inc., an entity in which a director of the Company is the sole shareholder provided management services to the Company.

Transactions entered into and balances outstanding at December 31, 2005 and 2004 were as follows:

	Sales to related party	Services provided by related party	Services provided to related party	Amount due from related party	Amount due to related party
Midland International Corporation:
December 31, 2005	$-	$-	$240,000	$424,734		$-
December 31, 2004	-	-	60,000	113,917		-

W3 Connex Inc.:
December 31, 2005	$295,621	$-	$63,473	$192,524		$-
December 31, 2004	-	-	-	-		-

Xpress Test Solutions Inc.:
December 31, 2005	$6,430	$-	$18,612	$181,676		$-
December 31, 2004	-	-	-	-		-

Simmonds Mercantile and Management Inc.
December 31, 2005	$-	$468,020	$-	$-		$-
December 31, 2004	-	464,033	-	70,320		-

Other:
December 31, 2005	$-	$-	$-	$43,060		$-
December 31, 2004	-	-	-	18,829		98,877
Total:
December 31, 2005	$302,051	$468,020	$322,085	$841,994		$-
December 31, 2004	-	464,033	60,000	203,066		98,877
Less current portion:
December 31, 2005				$(758,004)		-
December 31, 2004				-	$	(98,877)
Long term:
December 31, 2005				$83,990		$-
December 31, 2004				203,066		-

Xpress Test Solutions Inc.

On December 31, 2005, Xpress Test Solutions Inc. provided the Company a $181,676 (CAD$212,215) 8% promissory note pursuant to which Xpress Test Solutions Inc. agreed to repay the note over a two year period with an initial payment of $21,496 (CAD$25,000) in January 2006, followed by twenty three monthly payments of $6,999 (CAD$8,140) beginning on February 28, 2006 and ending on December 31, 2007. The shareholders of Xpress Test Solutions Inc. also entered into a Pledge and Security Agreement under which the shares of Xpress Test Solutions Inc. were pledged to the Company as security for the promissory note.

Midland International Corporation

On December 31, 2005, Midland International Corporation provided the Company an 8% promissory note in the amount of $424,734, pursuant to which Midland agreed to repay the note over a one year period with an initial payment of $100,000 on March 15, 2006, followed by three payments of $108,244.66 on June 30, 2006, September 30, 2006 and December 31, 2006. Midland also agreed to enter into a General Security Agreement providing a first charge security position on all of the assets of Midland to the Company. According to the terms of the promissory note, the Company has the option, but not the obligation, to convert the outstanding principal and interest payment due on each of June 30, 2006, September 30, 2006 and December 31, 2006 into shares of Midland common stock at $0.035 per share.

W3 Connex, Inc.

The Company, through its Commercial operating segment, sells products and provides engineering services to W3 Connex, Inc. on normal trade terms. As at December 31, 2005, W3 Connex Inc. owed the Company $192,524.

Other

Occasionally related parties pay certain costs on behalf of the Company and conversely the Company on occasion pays costs of related parties. The Company also provides services to related parties. The amounts owed to and from related parties do not have specific repayment terms.

Note 5 Loan Receivable

On July 31, 2004, the Company announced that it agreed to fund the development of the Knowlton Pass Electronics Inc. business plan. Under the agreement the Company agreed to fund the project through monthly draws of no more than $80,000 (CAD$100,000). As of December 31, 2004, the Company had advanced $194,130 to Knowlton Pass. The Company also had an option, but not the obligation, to acquire all the issued and outstanding common shares of Knowlton Pass for 540,000 shares of the Company’s common stock. On July 31, 2005 the Company exercised the option and acquired all of the outstanding common shares of Knowlton Pass in exchange for 540,000 shares of its common stock.

Note 6 Property, Plant and Equipment

		2005		2004
	Cost	Accumulated Amortization	Net	Net
Computer hardware & software	$398,959	$307,487	$91,472	$15,649
Equipment under capital lease	142,247	118,187	24,060	37,042
Leasehold improvements	891,904	602,863	289,041	137,941
Office equipment	427,216	228,687	198,529	130,491
Rental equipment	367,430	225,276	142,154	75,168
Network equipment	471,861	57,598	414,263	-
Shop tools and service equip	52,978	33,717	19,261	8,929
	$2,752,595	$1,573,815	$1,178,780	$405,220

Note 7 Investments

Available for Sale Securities

On January 25, 2005, the Company acquired warrants to purchase 300,000 common shares of RELM Wireless Corporation, exercisable on a cashless basis on or before May 11, 2005 for a cash payment of $165,345 (CDN$200,000). Pursuant to the terms of the warrants the Company obtained 103,853 common shares of RELM through the exercise of the warrants on a cash-less basis. During May and June 2005, the Company disposed of the common shares in the open market for proceeds of $201,198. The Company recorded a gain on disposition of $35,853.

Held to Maturity Investment

During September 2005, the Company acquired 200,000 common shares of Infinity Capital Corporation, representing a less than 4% ownership interest, for a cash payment of $20,000. Although Infinity Capital Corporation files reports with the SEC, the shares are not eligible to trade at this time. The Company believes the carrying value is reflective of fair value.

Equity under significant influence

During the year, the Company increased its investment in Midland International Corporation (formerly Azonic Corporation) and acquired an additional 400,000 common shares of Midland a publicly traded entity listed on the NASD over-the-counter-bulletin-board in exchange for 225,000 shares of the Company’s stock valued at $158,738. As at December 31, 2005, the Company held a total of 4,860,000 common shares of Midland, representing a 15.8% ownership interest. The market value of the Company’s investment in Midland at December 31, 2005 was $340,200.

The Company treats the Midland investment as an equity investment due to two common officers and two directors in common with both entities. Midland owes the Company $434,734 which has been recorded as a due from related party amount. (Note 4)

The investment is recorded using the equity method and has been adjusted as follows:

Balance at Dec 31, 2004	$4,725
Additional investment in Midland	158,738
Share of loss of Midland	(150,956)
Net investment in subsidiary	$12,507

Note 8 Intangible Assets and Goodwill

Intangible assets

	Gross Carrying Amount	Accumulated Amortization	2005 Net	2004 Net
Intangible assets subject to amortization:
Retail segment:
Residual premiums	$868,712	$(753,764)	$114,948	$180,429
Agency fee	275,150	(150,473)	124,678	147,255
Total retail segment	1,143,862	(904,237)	239,626	327,684
Commercial segment:
Distribution rights	-	-	-	14,979
Total commercial segment	-	-	-	14,979
Total intangible assets subject to amortization:	1,143,862	(904,237)	239,626	342,663
Un-amortized intangible assets:
Commercial segment:
Landmobile radio distributions and supply agreement	-	-	-	284,500
Prepaid card distribution agreement	-	-	-	761,000
Total un-amortized commercial segment intangible assets	-	-	-	1,045,500
Total intangible assets	1,143,862	(904,237)	239,626	1,388,163

Aggregate amortization expense for the year ended December 31, 2005 was $88,957.

Estimated amortization expense:

For the year ended December 31, 2006	$95,775
For the year ended December 31, 2007	$78,971
For the year ended December 31, 2008	$30,061
For the year ended December 31, 2009	$30,061
For the year ended December 31, 2010	$4,758

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2005, are as follows:

	Retail Segment	Commercial Segment	Total
Balance as of January 1, 2005	$123,053	$3,022,366	$3,145,419
Goodwill acquired	117,973	2,274,562	2,392,535
Impairment losses	-	(4,070,754)	(4,070,754)
Balance as of December 31, 2005	$241,026	$1,226,174	$1,467,200

In accordance with SFAS No 142, “Goodwill and Other Intangible Assets” the intangible assets were reviewed for impairment on an annual basis. As a result of the Company’s analyses a portion of goodwill was determined to be impaired and was written down by $4,070,754 to $1,467,200 (during the current period the Company recorded an increase in goodwill of $2,392,535 as result of acquisitions - see Note 18). It was also determined that the intangible assets associated with the Midland trade-name, Vertex Standard distribution and supply agreements were impaired and they were also written down by $284,500 to zero. It was also determined that the intangible assets associated with iMobile trade-name, customer lists and relationships were impaired and they were written down by $761,000 to zero. It was also determined that the intangible assets associated with certain distribution rights were impaired and they were written down by $14,080 to zero. The goodwill and intangible asset impairment is primarily associated with rapid industry technological change, a change in business direction within the Commercial operating segment away from traditional selling channels to more technical sales followed by recurring revenues and a decline in the Company’s market capitalization over the last few years. Finally it was determined by the Company that the remaining intangible assets and goodwill are not impaired and have retained their value and accordingly no further write down was required.

Note 9 Bank Indebtedness and Long-Term Debt

Bank indebtedness

The Company has a line of credit of $620,000 (CAD$750,000) with a registered Canadian bank, secured by the accounts receivable and inventory of which $310,000 (CAD$360,500) was drawn as of December 31, 2005. The interest rate applicable to this borrowing is prime plus 2%. According to the banking agreement the Company is required to maintain certain balance sheet ratios. At December 31, 2005 the Company was in breach of two of these covenants. At December 31, 2005 the bank indebtedness consisted of:

Bank overdraft	$34,684
Line of credit	310,000
344,684

Long-term debt

	2005	2004
Agency fee repayable in semi-annual payments of $25,600 (CDN$32,000) (principal CDN$69,387) including interest at 4.4% per annum, unsecured.	$-	$57,726

Note payable, secured by common shares of Wireless Canada, repayable in one instalment payment of $61,704 (CDN$80,000) on April 30, 2004 and the balance in monthly instalment payments of $9,000 (CDN$11,244) commencing June 1, 2004 including interest at 6% per annum (principal CDN$183,227).	48,005	152,436

Subordinated loan payable, unsecured, bearing interest at 12% per annum and repayable in monthly amounts of $6,106 (CDN$7,916) commencing May 31, 2004 (principal CDN$39,583).	-	32,931
	48,005	243,093
Less: current portion:	(48,005)	(196,645)
	$-	$46,448

The estimated repayments including principal and interest due in each of the next five years are as follows:

2006	$50,000
2007	-
2008	-
2009	-
2010	-
$50,000
Less estimated interest portion	(1,995)
$48,005
Note 10 Accounts Payable and Accrued Liabilities

	2005	2004
Accounts payable - trade	$5,441,821	$3,518,210
Accrued liabilities	735,295	119,000
	$6,177,116	$3,637,210

Note 11 Due to Shareholders

	2005	2004
Note payable (unsecured) to the former shareholders of mmwave repayable in quarterly installment payments of $32,000 (CDN$37,786) including interest at 8% per annum (principal CDN$222,997).	$191,743	$-
	191,743	-
Less: current portion:	(159,254)	-
	$32,489	$-

The estimated repayments including principal and interest due in each of the next five years are as follows:

2006	$159,254
2007	32,489
2008	-
2009	-
2010	-
$191,743

Note 12 Capital Structure

Capital Stock

The Company is authorized to issue up to 100,000,000 common shares.

Voting Rights

The holders of shares of common stock are entitled to receive notice of, attend and vote at all meetings of stockholders. Each share of common stock carries one vote at such meetings.

Warrants

The following is a summary of warrant activity for 2005 and 2004:

	Number of Shares to Purchase under Warrants	Expiry Date
Balance, December 31, 2003	250,000	Between September 30, 2004 and October 15, 2006
Exercised	-
Cancelled	(66,667)

Balance, December 31, 2004	183,333
Issued	-
Cancelled	(33,333)
Exercised	-
Balance, December 31, 2005	150,000	October 15, 2006

Warrants outstanding at December 31, 2005 are summarized as follows:

Number	Price	Year of Issue	Vesting Period	Term
150,000	$2.00	2003	vested	3 years

Should all exercisable warrants as of December 31, 2005 be exercised, the total additional consideration available to the Company is approximately $300,000. A maximum of 150,000 common shares would be issued.

Stock Options

The Company does not have a Stock Option plan.

1588102 Ontario Inc. Preferred Shares

During 2005, 1588102 Ontario Inc., a wholly owned subsidiary of the Company, issued 4,500,000 preferred shares to a related party as part of an acquisition (note 18). The preferred shares are exchangeable into 4,500,000 shares (plus any declared but unpaid dividends) of the Company’s common stock.

Note 13 Non-operating Interest Expense, Net

	2005	2004
Interest expense on secured promissory note payable	-	185,580
Amortization of financing fee on secured promissory note payable	-	160,000
Interest income on 8% convertible subordinated promissory note receivable	-	(214,000)
	$-	$131,580

Note 14 Loss (gain) on Investments, Net

	2005		2004
Gain on investment in RELM warrants	$	(35,853)	$-
Loss on investment in RELM debenture		-	170,000
Legal fees associated with RELM merger proposal		-	50,912
Gain on disposal of Globetech Ventures Corp. common shares		$-	$(34,492)
Gain on disposal of Phantom Fiber Corporation common shares		-	(240,000)
Loss on termination of licensing agreement		-	144,563
Miscellaneous licensing costs		-	47,589
	$	(35,853)	$138,572

Note 15 Loss on Termination of Acquisition

Effective March 10, 2004 the Company terminated acquisition discussions with the shareholders of 479645 Alberta Ltd. and wrote off all costs incurred with the proposed acquisition in 2004. The Company has provided $50,000, for incremental costs incurred after December 31, 2004, associated with the proposed acquisition.

2004
Write off of acquisition deposit	$83,195
Transaction legal and accounting costs	96,440
$179,635

Note 16 Commitments and Contingencies

Commitments

The Company leases its premises and automobiles under agreements requiring aggregate minimum payments over the next five years as follows:

2006	$615,925
2007	562,347
2008	532,626
2009	367,695
2010	297,040
$2,375,633

Contingencies

Litigation

A former employee of mmwave Technologies Inc. filed a Writ of Summons in the Supreme Court of British Columbia on March 1, 2005 making a claim of wrongful dismissal in an indeterminate amount. On May 6, 2005 the Company filed a Statement of Defence and Counterclaim. On October 12, 2005 the Supreme Court of British Columbia issued a Notice of Trial for April 16, 2007. Management believes the suit is without merit and has not provided a reserve for this claim due to the uncertainty of the outcome and the inability to estimate the loss. The Company will recognize the loss when incurred, if any.

Note 17 Income Taxes

The following table summarizes the significant components of the Company’s deferred tax assets:

	2005	2004
Deferred Tax Assets (Liabilities)
Non-capital loss carryforwards	$668,000	$200,000
Property, plant and equipment - temporary timing difference	(17,000)	(35,000)
Other assets - temporary timing difference	-	72,000
Gross deferred tax assets	651,000	237,000
Valuation allowance for deferred tax asset	-	(237,000)
Total deferred tax asset	651,000	-
Less: current portion	(668,000)	-
Deferred tax liability - long-term portion	(17,000)	-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has provided no allowance against all available income tax loss carryforwards as management believes that it is more likely then not that these will be fully utilized within the carryforward period to reduce taxes on income.

No current provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2005 the Company has net operating loss carryforwards totaling approximately $1,855,000, which expire commencing in 2009 and continue expiring until 2014.

Reconciliation’s between the statutory federal income tax rate and the Company's effective income tax rate were as follows:

Year Ended December 31, 2005

Effective income tax rate 36%

The total provision for income taxes differs from that amount which would be computed by applying the United States income tax rate to income (loss) before provision for income taxes. The reasons for these differences are as follows:

Year Ended December 31, 2005

Expected income tax provision	(1,900,000)
Non-taxable write down of goodwill and intangibles	1,850,000
Other timing differences	110,000
Use of losses carried forward	(60,000)
Current income tax provision	-

Note 18 Business Acquisitions

Prime Battery Products Limited

On September 16, 2004, the Company acquired all of the issued and outstanding shares of Prime Battery Products Limited and other net assets valued at $225,600 in exchange for 700,000 shares of the Company’s common stock. The consolidated financial statements include the operating results of Prime Battery from the date of acquisition, September 16, 2004. Prime Battery holds a distribution and supply agreement with Shenzhen Konnoc who manufacturers battery products in China. As a result of the acquisition, the Company expects to further diversify the operations of the Company by growing the commercial segment.

As consideration the Company issued 700,000 shares of the Company’s common stock and agreed to issue a further 200,000 shares subject to certain earnout provisions. Of this additional commitment of 200,000 shares the Company issued 50,000 common shares on November 30, 2004 and an additional 150,000 common shares in 2005.The common shares issued under the acquisition were valued at the closing market price of the Company’s common stock on date of each transaction, less a 15% discount due to the trading restrictions on the stock. The consolidated financial statements include the operating results of Prime Battery from September 16, 2004.

The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Current assets	$2,135
Capital assets	6,668
Goodwill	813,320
822,123
Current liabilities	332,448
Net assets acquired at fair values	$489,675
Total consideration
900,000 common shares	$715,275
Less: Consideration allocated to purchase of net assets	(225,600)
$489,675

The $813,320 of goodwill was assigned to the commercial segment. This goodwill was written off. (Note 8)

Marlon Distributors Ltd.

On July 30, 2004, the Company acquired all of the issued and outstanding shares of Marlon Distributors in exchange for 1,325,000 shares of the Company’s common stock. The consolidated financial statements include the operating results of Marlon effective August 1, 2004. Marlon Distributors distributes land mobile radios in Western Canada. The Company plans to aggressively grow the Vertex Standard distribution business in the Marlon markets. The Company also repaid shareholder loans totaling $184,969 of Marlon Distributors with 150,563 common shares.

The aggregate purchase price was $1,162,704 representing 1,325,000 common shares and acquisition costs of $26,384. The value of the shares was determined based on a 33% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Current assets	$767,856
Capital assets	15,527
Investment in subsidiary	320,381
Goodwill	263,976
1,367,740
Current liabilities	205,036
Net assets acquired at fair values	$1,162,704
Total consideration
1,325,000 common shares	$1,136,320
Acquisition costs	26,384
Total consideration	$1,162,704

The $263,976 of goodwill was assigned to the commercial segment. This goodwill was written off. (Note 8)

mmwave Technologies Inc.

On March 4, 2005, the Company acquired all of the issued and outstanding shares of mmwave Technologies Inc. (“mmwave”) in exchange for 4,500,000 shares of the Company’s common stock. The consolidated financial statements include the operating results of mmwave effective March 5, 2005.

The total consideration for the acquisition was $1,628,100 representing the value of the 4,500,000 common shares. The value of the common shares was determined based on a 33% discount off the closing share trading price on the date of acquisition.

The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Cash	$256,050
Current assets	2,174,396
Property, plant and equipment	108,357
Goodwill	1,226,174
3,764,977
Current liabilities	2,136,877
Net assets acquired at fair values	$1,628,100
Total consideration 4,500,000 common shares	$1,628,100

The $1,226,174 of goodwill was assigned to the commercial segment. The Company does not expect to deduct this amount for tax purposes.

Knowlton Pass Electronics Inc.

On July 31, 2005, the Company acquired all of the issued and outstanding shares of Knowlton Pass Electronics Inc. (“Knowlton Pass”) in exchange for 540,000 shares of the Company’s common stock. The consolidated financial statements include the operating results of Knowlton Pass effective August 1, 2005.

The total consideration for the acquisition was $215,730 representing the value of the 540,000 common shares. The value of the common shares was determined based on a 15% discount off the closing share trading price on the date of acquisition.

The business combination is accounted for using the purchase method. The fair value of the assets and liabilities acquired are as follows:

Current assets	$103,846
Property, plant and equipment	219,148
Goodwill	982,511
1,305,505
Current liabilities	1,089,775
Net assets acquired at fair values	$215,730
Total consideration
540,000 common shares	$215,730

The $982,511 of goodwill was assigned to the commercial segment. This goodwill was written off. (Note 8)

Wireless Age Communications Ltd.

During 2005 the Company acquired additional common shares of it’s operating subsidiary held by third parties representing an additional 5.7% of the issued common shares. As a result of these additions the Company increased it’s ownership position in Wireless Age Communications Ltd. to 99.7%. The aggregate purchase price was $141,888 representing 61,200 common shares and a cash payment of $100,000. The value of the shares was determined based on a 15% discount off the closing share trading price on the date of acquisition. The discount is intended to reflect the share trading restrictions placed on the stock.

The business combination is accounted for using the purchase method. The allocation of the purchase price was as follows:

Minority interest	$23,915
Goodwill	117,973
Net assets acquired at fair values	$141,888
Total consideration
61,200 common shares	$41,888
Cash	100,000
$141,888

The $117,973 of goodwill was assigned to the retail segment. The Company does not expect to deduct this amount for tax purposes.

Note 19 Economic Dependence

The Company's main source of income is derived from the sale of cellular phones and its related products and services. Its ability to continue viable operations is dependant upon maintaining its ability to act as an authorized sales agent for two provincial telephone companies, designated company X and Y herein. The following amounts are recorded in accounts receivable and revenue in the financial statements:

	2005	2004
Accounts receivable
Company X	$624,615	$526,721
Company Y	388,800	327,271
	$1,073,415	$853,992
Revenue
Company X	$4,783,581	$3,119,366
Company Y	2,486,722	2,126,294
	$7,270,303	$5,245,660

Note 20 Segmented Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for reporting information about operating segments in the Company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in two operating segments the retail and commercial operations.

The following table shows revenues, profit or loss and identifiable assets by operating segment:

	2005	2004
Revenues
Retail - sale of tangible products	$8,213,074	$6,144,387
Retail - activation commissions and residual payments	3,119,622	2,609,134
Commercial - sale of tangible products	12,202,403	6,693,755
Commercial - activation commissions and residual payments	690,712	-
Elimination of inter-segment revenues	-	(238,115)
Consolidated revenues	$24,225,811	$15,209,161
Profit or Loss
Retail	$1,050,631	$473,092
Commercial	(107,843)	(55,303)
Unallocated amounts:
Corporate costs (including writedown of goodwill)	(5,582,682)	(2,459,626)
Non-controlling interest	-	(1,535)
Consolidated loss	$(4,639,894)	$(2,043,372)
Assets
Retail	$2,507,796	$3,247,667
Commercial	4,265,204	1,380,730
Intangible assets and goodwill - retail	480,652	450,737
Intangible assets and goodwill - commercial	1,226,174	4,082,845
Unallocated corporate assets	1,592,566	311,715
Consolidated assets	$10,072,392	$9,473,694

Note 21 New Accounting Standards

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”(“SFAS 154”). SFAS 154 replaces APB No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements” and establishes retrospective application as the required method for reporting a change in accounting principle. SFAS 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The reporting of a correction of an error by restating previously issued financial statements is also addressed. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not anticipate that the adoption of SFAS 154 will have a material impact on its consolidated balance sheets and statements of operations, shareholders’ equity and cash flows.

FASB STATEMENT NO. 123R, SHARE BASED PAYMENT. FASB issued SFAS No. 123R which revises SFAS No. 123 and is effective for small business issuers as of the beginning of the first interim or annual reporting period after December 31, 2005. SFAS No. 123R requires public entities to measure the cost of employment services received in exchange for an award of equity instruments on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Employee share purchase plans will not result in recognition of compensation cost if certain conditions are met; those conditions are much the same as the related conditions in Statement 123. The Company does not anticipate that the adoption of SFAS 123R will have a material impact on its consolidated balance sheets and statements of operations, shareholders’ equity and cash flows.

Note 22 Subsequent Events

On January 17, 2006, the Company, entered into a CAD$1,500,000 (approximately US$1,300,000) financing arrangement with TCE Capital Corporation through its majority owned subsidiary WACL and Wireless Source. The financing arrangement discounts receivables and provides funding secured by inventory. Pursuant to the terms of the financing arrangement WACL and Wireless Source discount receivables at CAD$0.67 (approximately US$0.58) per day per CAD$1,000 (approximately US$862) and pay 24% per annum interest on amounts secured by inventory. The loan is guaranteed by the parent and WACL and Wireless Source provided a General Security Agreement.

Note 23 Proforma Information

The Company's historical statements of operations include the results of mmwave and Knowlton Pass subsequent to the acquisition dates of March 4, 2005 and July 31, 2005, respectively. The following unaudited pro forma financial information for the year ended December 31, 2005 presents the consolidated results of the Company as if the acquisitions of mmwave and Knowlton Pass had occurred at the beginning of 2005. This unaudited pro forma information for the year ended December 31, 2005 is not intended to be indicative of future operating results.

	2005	2004
Revenues	$25,253,394	$15,706,826
Net loss	$(5,425,786)	$(2,099,064)
Loss per share	$(0.19)	$(0.09)

Note 24 Comparatives

The financial statements have been reclassified, where applicable, to conform to the presentation used in the current year. The changes do not affect prior year earnings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 78.037 of the Nevada Revised Statutes ("NRS"), Article IX of our Articles of Incorporation provides that no director or officer of our Company will be personally liable to our Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of any unlawful distributions. NRS Section 78.300 provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by such chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, Article IX of our Articles of Incorporation provide for indemnification by our Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of our Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the common stock hereunder.

SEC registration fee	$699
Accounting fees and expenses (1)	5,000
Legal fees and expenses (1)	20,000
Printing costs (1)	2,000
Miscellaneous (1)	5,000
Total	$32,699

(1) Estimated

RECENT SALES OF UNREGISTERED SECURITIES

On September 9, 2003 the Company issued 120,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on September 9, 2003. Such services were valued by the Company at $151,200. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was made in reliance on Section 4(2) of the Securities Act.

On September 19, 2003, the Company issued 1,000,000 shares of its common stock to 101016305 Saskatchewan Ltd. and 1,000,000 preferred shares of a wholly owned subsidiary that are exchangeable into a 1,000,000 shares of common stock of Wireless Age to Dallas Robinson for all of the issued and outstanding shares of Wireless Source Distribution Ltd. The sellers were considered related parties due to 101016305 Saskatchewan Ltd. being solely owned by Robert Sim who at the time was a director of the Company and due to Dallas Robinson being a key employee. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

On October 15, 2003, the Company issued 50,000 shares of its common stock and warrants to purchase an additional 50,000 shares of its common stock to three directors of the Company, John Simmonds, Brian Usher-Jones, Ken Adelberg. The Company received $75,000 in cash from each purchaser. Each of the warrants is exercisable for the purchase of one share of the Company’s common stock at a purchase price of $2.00 per share until October 15, 2006. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

On February 5, 2004, the Company issued shares of its common stock in consideration for acquisition of RELM Wireless Corporation 8% Subordinated Promissory Notes (the "Notes") from each of the following holders of such Notes:

		Common
	Amount	Shares
Seller	of Notes	Issued

Russell Scott Henderson	$100,000	75,000
Moisha Schwimmer	100,000	75,000
1500450 Ontario Limited	200,000	150,000
Stuart McGregor	50,000	37,500
Stephen Dulmage	50,000	37,500
Brian Usher-Jones	50,000	37,500
Total	$550,000	412,500

Each of the Notes was acquired by the Company solely in exchange for shares of the Company’s common stock. No cash or other consideration was paid to the sellers of the Notes in such transaction. Each of the sellers was granted limited registration rights with respect to the shares issued in the transaction. The transaction was privately negotiated between the Company and the other parties. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act. A registration statement was declared effective by the U.S. Securities and Exchange Commission on July 15, 2004 with respect to 387,500 such shares. The Company did not receive any of the proceeds from the sale of such shares by the respective selling shareholders among whom are certain sellers of the Notes.

On March 29, 2004, the Company issued 125,000 shares of its common stock to Redwood Consulting Services LLC for financial consulting services provided over a 6 month period beginning on March 29, 2004. Such services were valued by the Company at $125,625. The transaction was privately negotiated between the Company and Redwood Consulting Services LLC. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

On July 30, 2004, the Company issued 1,325,000 shares of its common stock for all the issued and outstanding common shares of Marlon Distributors Ltd. The Company also issued 150,563 shares of its common stock to repay CAD$245,716 of shareholder loans made by the former shareholders of Marlon Distributors to Marlon Distributors. Pursuant to the terms of the purchase and sale agreement the Company undertook to file a registration statement with the SEC registering 50% of the common shares issued to acquire Marlon Distributors and all of the common shares issued to repay shareholder loans. The transaction was privately negotiated between the Company and the Marlon shareholders. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

As of September 16, 2004, the Company issued 700,000 restricted common shares to Phantom Fiber Corporation in exchange for all of the issued and outstanding shares of Prime Battery Products Limited, pursuant to the terms and conditions of a Purchase and Sale Agreement (the "Prime Battery Purchase and Sale Agreement") dated as of September 16, 2004. Pursuant to the terms and conditions of the Prime Battery Purchase and Sale Agreement, an additional 50,000 shares was issued by the Company to Phantom Fiber Corporation as of each of November 30, 2004, February 28, 2005 and June 6, 2005. The transaction was privately negotiated between the Company and Phantom Fiber Corporation. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.

On October 27, 2004 the Company issued to eight former minority stockholders of the Company's subsidiary, Wireless Age Communications, Ltd. ("Wireless Canada"), an aggregate of 10,528 shares of the Company’s common stock in exchange for the 4,700 shares of the subsidiary common stock. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

On January 10, 2005, the Company issued to Rosemary Sim, the spouse of former director Robert Sim, 61,200 restricted shares of the Company's Common Stock in exchange for 30,000 shares of Wireless Canada held by Rosemary Sim. The issuance of the foregoing securities by the Company was made pursuant to the exemption from registration provided by Regulation S promulgated under the Securities Act.

On January 14, 2005, the Company issued to L&M Specialties, Inc. 225,000 restricted shares of Common Stock in exchange for 400,000 Azonic Corporation common shares. The transaction was privately negotiated between the Company and L&M Specialties, Inc. The issuance of the foregoing securities by the Company was exempt from registration in reliance on Section 4(2) of the Securities Act.

On March 4, 2005, the Company issued 4,500,000 shares of its common stock for all the issued and outstanding common shares of mmwave Technologies Inc. The mmwave acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave: Brad Poulos, Brad Poulos Holdings Inc., Glenn Poulos, Glenn Poulos Holdings Inc., Sylvain Lafreniere and Sylvain Lafreniere Holdings Inc. (collectively the "Vendors"). Wireless Age and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Wireless Age, 1588102, and the law firm of Segal, Talarico, Habib, Molot LLP ("STHM") also entered into a Voting and Exchange Agency Agreement (the "Agency Agreement") pursuant to which 4,500,000 shares of Wireless Age common stock (the "Escrow Shares") were issued to STHM, as agent for the Vendors and STHM agreed to act as a voting and escrow agent on behalf of the Vendors. Wireless Age, 1588102 and STHM also entered into a Support Agreement under which the general terms and conditions of the exchange of the 1588102 Class B Exchangeable Shares are to be governed. Under the general terms of the Class B Exchangeable Shares, the Vendors have the right to exchange the Class B shares into the Escrow Shares at any time over the next 5 years. Prior to the exercise of such exchange rights, STHM will be the owner of record of the Escrow Shares and will retain power to vote the Escrow Shares in regard to any and all matters presented to vote or consent of the Wireless Age stockholders. Under the terms of the Agency Agreement, STHM, in its capacity as agent, is to act in regard to such matters only in accordance with instructions given by the Vendors, respectively. In the event that any of the Vendors do not give instructions, STHM in its capacity as agent shall abstain from voting with respect to any such attributable Exchangeable Shares and the corresponding Escrow Shares. Other than acting in accordance with the specified provisions for release of the Wireless Age Escrow Shares upon exercise of exchange rights underlying the Exchangeable Shares or pursuant to other action required in the Support Agreement and the Agency Agreement, respectively, STHM does not have any powers of disposition over the Wireless Age Escrow Shares. All of such Exchangeable Shares and the Escrow Shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Act.

On July 29, 2005, the Company issued 540,000 shares of its common stock for all the issued and outstanding common shares of Knowlton Pass Electronics Inc. The Knowlton Pass acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary Marlon Distributors Ltd. ("Marlon") and the former shareholders of Knowlton Pass: David MacKinnon, Rosemary Gilbert, Joshua MacKinnon and James S. Hardy (collectively the "Vendors"). Wireless Age and Marlon entered into a Stock Purchase Agreement with the Vendors to acquire all the issued and outstanding common shares of Knowlton Pass in exchange for 540,000 shares of Wireless Age common stock. Wireless Age, Marlon and the Vendors also entered into an Escrow Agreement pursuant to which Wireless Age has the right to perform further due diligence on Knowlton pass until October 1, 2005. All of shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Act.

On October 14, 2005, the Company issued 100,000 shares of its common stock to Agora Investor Relations Corp. as partial payment for financial consulting services provided over a 12 month period beginning on October 1, 2005. Such services were valued by the Company at $32,300. The transaction was privately negotiated between the Company and Agora Investor Relations Corp. The issuance of the foregoing securities by the Company was a private transaction made in reliance on Section 4(2) of the Securities Act.

On May 11, 2006, the Company issued 49,729 restricted shares of its common stock to Gordon Ingram, valued at $14,555, as partial consideration for the acquisition of certain business assets of Wireless Odyssey Limited. The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S.

On July 28, 2006, the Company issued a total of 2,000,000 restricted shares of its common stock, valued at $210,000 to three officers as a special bonus. Mr. Glenn Poulos received 1,000,000 shares, Brad Poulos received 900,000 shares and Gary Hokkanen received 100,000 shares (Brad Poulos had instructed the Company to issue 100,000 shares of his bonus to Gary Hokkanen). The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Regulation S.

On August 3, 2006, we entered into an agreement with Barron Partners LP, an investment fund based in New York (the “Barron Agreement”), pursuant to which Barron Partners LP made an investment in convertible preferred stock (the “Series A Preferred Shares”) and warrants. The Series A Preferred Shares and the warrants (if fully exercised) would generate total proceeds of $6.625 million to us. At the closing, we received $1,000,000 cash and issued 7,142,900 Series A Preferred Shares (face value of $1,000,000 initially convertible into 7,142,900 common shares at $0.14 per share) and warrants to purchase 7,500,000 common shares at an initial exercise price of $0.25 per share and 7,500,000 common shares at an initial exercise price of $0.50 per share. The Company entered into the aforementioned transaction in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D. Barron Partners LP has represented in the Barron Agreement that they are an "accredited investor" (as defined in Rule 501 of Regulation D).

Pursuant to the Barron Agreement, the Company also agreed to the following:

(i) to pay Max Communications Inc. a success fee of 357,143 common shares for providing an introduction to Barron Partners LP; (ii) to pay Dunwoody Asset Management, LLC a success fee of warrants to purchase 12,857 common shares at $0.14 per shares at any time prior to August 3, 2007, for providing an introduction to Barron Partners LP; and (iii) to pay Resource Horizons, LLC a success fee of warrants to purchase 1,429 common shares at $0.14 per shares at any time prior to August 3, 2007, for providing an introduction to Barron Partners LP. The Company entered into the aforementioned transactions in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, including Rule 506 of Regulation D.

EXHIBITS

Exhibit No.	Description

Exhibit 3.1	Certificate of incorporation, as amended to date, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

Exhibit 3.2	Bylaws as currently in effect, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on February 26, 2001.

Exhibit 3.3	Certificate of Designations of Preferences, Rights and Limitations of Series A Convertible Preferred Stock*

Exhibit 5.1	Opinion of Michael Morrison, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on September 1, 2006.

Exhibit 10.1
Stock Purchase Agreement dated October 8, 2002 by and between Robert Sim and the Registrant, with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

Exhibit 10.2
Stock Purchase Agreement dated October 8, 2002 by and between Robinson Marketing and Communications Ltd. and the Registrant with respect to the acquisition of Wireless Age Communications Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on November 14, 2002.

Exhibit 10.3
Purchase and Sale Agreement by and between the Registrant and Pivotal Self-Service Technologies Inc. dated March 13, 2003, with respect to the acquisition of Prime Wireless Corporation, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on May 15, 2003.

Exhibit 10.4
A.C. Simmonds & Sons Tradename Purchase and Sale Agreement by and between the Registrant and Pine Ridge Holdings Limited dated August 7, 2003, incorporated by reference to the exhibits of the Company's Form 10-QSB filed with the Commission on August 14, 2003.

Exhibit 10.5
Share Exchange Agreement by and between the Registrant and Dallas L. Robinson dated September 19, 2003, with respect to the acquisition of Wireless Source Distribution Ltd., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

Exhibit 10.6
Support Agreement by and between the Registrant and the Registrant's wholly owned subsidiary 1588102 Ontario Inc., incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

Exhibit 10.7
Stock Purchase Agreement by and between the Registrant and 101016305 Saskatchewan Ltd. dated September 19, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on October 22, 2003.

Exhibit 10.8
Note Purchase Agreement by and between the Registrant and Special Situations Private Equity Fund L.P. dated December 17, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

Exhibit 10.9
Note Purchase and Security Agreement by and between the Registrant and Stacey Minichiello dated December 31, 2003, incorporated by reference to the exhibits of the Company's Form 8-K filed with the Commission on January 15, 2004.

Exhibit 10.10
Amendment, dated as of June 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello incorporated by reference to exhibit 10.10 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

Exhibit 10.11
Placement Agreement, dated as of June 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.11 of the Company's Form 10-QSB filed with the Commission on August 11, 2004.

Exhibit 10.12
Share Purchase Agreement as of July 30, 2004 by and among Wireless Age Communications, Inc. and A. BRUCE CAMERON, E. ROSE STEINKE, QUASAR PAGING LTD., QUASAR COMMUNICATIONS LTD., CAR-JEN HOLDINGS LTD., THOMAS COMMUNICATIONS LTD., I. TOOMBS & SONS HOMES LTD., CLARENCE KNIPPEL and LYDIA KNIPPEL (jointly), ALAN VILLETT, and ROBERT C. KING, incorporated by reference to exhibit 99.1 of the Company's Form 8-K filed with the Commission on August 16, 2004.

Exhibit 10.13
Securities Purchase Agreement, dated as of August 26, 2004, by and among Infinity Capital Group, Inc., and the individuals and entities listed on Exhibit A thereto, incorporated by reference to exhibit 10.13 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.14
Amendment No. 2, dated as of September 30, 2004, to a Note Purchase and Security Agreement dated as of December 31, 2003, by Wireless Age Communications, Inc. and Stacey Minichiello, incorporated by reference to exhibit 10.14 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.15
Placement Agreement No. 2, dated as of September 30, 2004 by and among Wireless Age Communications, Inc. and Robert Sim, Rosemary Sim, and 101016305 Saskatchewan Ltd., incorporated by reference to exhibit 10.15 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.16
Share Purchase and Sale Agreement, by and among Wireless Age Communications Inc., Phantom Fiber Corporation, and Prime Battery Products Limited, incorporated by reference to exhibit 10.16 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.17
Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Wireless Age Communications, Inc., incorporated by reference to exhibit 10.17 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.18
Management Services Agreement, dated as of October 1, 2004, by and between Azonic Corporation and Simmonds Mercantile and Management Inc., incorporated by reference to exhibit 10.18 of the Company's Form 10-QSB filed with the Commission on November 15, 2004.

Exhibit 10.19
Letter Agreement, dated October 1, 2004, between Knowlton Pass Electronics Limited and MaxTel Wireless Inc., incorporated by reference to exhibit 10.19 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

Exhibit 10.20
Agreement between Marlon Distributors Ltd., Quasar Paging Ltd., and Bruce Cameron, dated September 30, 2004, with respect to the sale of Marlon Recreational Products Ltd. incorporated by reference to exhibit 10.20 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

Exhibit 10.21
Canadian Sub-License Agreement by and between SureCells Portable Power Ltd. and A.C. Simmonds & Sons division of Wireless Source Distribution Ltd., dated as of August 1, 2004, incorporated by reference to exhibit 10.21 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

Exhibit 10.22
Form of Management Services Agreement, dated as of May 1, 2003, by and between the Company and Simmonds Capital Limited, incorporated by reference to exhibit 10.22 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

Exhibit 10.23
Share Exchange Agreement, dated as of January 14, 2005, by and between the Company and L&M Specialties Inc. with respect to Company acquisition of common stock of Azonic Corporation, incorporated by reference to exhibit 10.23 of the Company's Form SB-2 filed with the Commission on February 8, 2005.

Exhibit 10.24
Share Exchange Agreement by and between Wireless Age Communications, Inc., 1588102 Ontario Inc., Bradley John Poulos, Glenn Poulos, Sylvain Lafreniere, Brad Poulos Holdings Inc., Glenn Poulos Holdings Inc., and Sylvain Lafreniere Holdings Inc. dated March 4, 2005, incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed with the Commission on March 10, 2005.

Exhibit 10.25
Voting and Exchange Agency Agreement by and between Wireless Age Communications, Inc. 1588102 Ontario Inc. and Segal, Talarico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.2 of the Company's Form 8-K filed with the Commission on March 10, 2005.

Exhibit 10.26
Support Agreement by and between Wireless Age Communications Inc. 1588102 Ontario Inc., and Segal, Talrico, Habib, Molot LLP dated March 4, 2005, incorporated by reference to Exhibit 99.3 of the Company's Form 8-K filed with the Commission on March 10, 2005.

Exhibit 10.27
Employment Agreement between Wireless Age Communications Inc and Bradley John Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.4 of the Company's Form 8-K filed with the Commission on March 10, 2005.

Exhibit 10.28
Employment Agreement between mmwave Technologies Inc. and Glenn James Poulos, dated March 4, 2005, incorporated by reference to Exhibit 99.5 of the Company's Form 8-K filed with the Commission on March 10, 2005.

Exhibit 10.31
Credit Agreement with Bank of Nova Scotia and mmwave Technologies Inc. dated March 4, 2005, incorporated by reference to Exhibit 10.31 of the Company’s Form 10-KSB filed with the Commission on March 30, 2006.

Exhibit 10.32
Stock Purchase Agreement between Marlon Distributors Ltd., Wireless Age Communications, Inc. and David MacKinnon, Rosemary Gilbert, Joshua MacKinnon and James S. Hardy, dated July 29, 2005 incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the Commission on August 4, 2005.

Exhibit 10.33
Escrow Agreement between Marlon Distributors Ltd. David MacKinnon, Rosemary Gilbert, Joshua MacKinnon, James S. Hardy and Wuersch & Gering LLP, dated July 29, 2005 incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed with the Commission on August 4, 2005.

Exhibit 10.34
Management Services Agreement between 2078198 Ontario Limited and Knowlton Pass Electronics Inc., dated July 31, 2005, incorporated by reference to Exhibit 99.3 of the Company’s Form 8-K filed with the Commission on August 4, 2005.

Exhibit 10.35
Termination Agreement between Simmonds Mercantile and Management Inc. and Wireless Age Communications, Inc., dated September 30, 2005, incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed with the Commission on October 6, 2005.

Exhibit 10.36
Employment Agreement between Wireless Age Communications, Inc. and Gary N. Hokkanen, dated December 30, 2005, incorporated by reference to Exhibit 99.1 of the Company's Form 8-K filed with the Commission on January 4, 2006.

Exhibit 10.37
Factoring and Demand Revolving Loan Agreement between TCE Capital Corporation and Wireless Communications Ltd. and Wireless Source Distribution Ltd. dated January 17, 2006, incorporated by reference to Exhibit 10.37 of the Company’s Prospectus Supplement Number 4, filed with the Commission on April 5, 2006.

Exhibit 10.38	Preferred Stock Purchase Agreement between Wireless Age Communication, Inc. and Barron Partners L.P. dated August 3, 2006*

Exhibit 10.39	Registration Rights Agreement between Wireless Age Communication, Inc. and Barron Partners L.P. dated August 3, 2006*

Exhibit 10.40	Common Stock Purchase Warrant “A” issued by Wireless Age Communication, Inc. to Barron Partners L.P. dated August 3, 2006*

Exhibit 10.41	Common Stock Purchase Warrant “B” issued by Wireless Age Communication, Inc. to Barron Partners L.P. dated August 3, 2006*

Exhibit 23.1	Consent of Mintz & Partners LLP.*

Exhibit 23.2	Consent of Michael Morrison (included in Exhibit 5.1).

Exhibit 24.1	Power of Attorney, incorporated by reference to the exhibits of the Company's Form SB-2 filed with the Commission on September 1, 2006.

* Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act; Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; but notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and include any additional or changed material information on the plan of distribution.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

The undersigned registrant furthermore undertakes that it shall file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

[Signatures Follow]

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Mississauga, Ontario, Canada, on December 28, 2006.

WIRELESS AGE COMMUNICATIONS, INC.

By:	/s/ Bradley J. Poulos
Name: Bradley J. Poulos
Title: Chairman, President, CEO and Director (Principal Executive Officer)

By:	/s/ Gary N. Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer (Principal Accounting Officer)

DIRECTOR SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Dated: December 28, 2006
/s/ Brian Usher Jones
Brian Usher Jones, Director

By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated August 30, 2006

Dated: December 28, 2006
/s/ Stephen Dulmage
Stephen Dulmage, Director

By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated August 29, 2006

Dated: December 28, 2006
/s/ Glenn J. Poulos
Glenn J. Poulos, Director

By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated August 29, 2006

Dated: December 28, 2006
/s/ David Valliere
David Valliere, Director

By: /s/ Gary N. Hokkanen, pursuant to Power of Attorney dated August 30, 2006